Exhibit 4.1

AYR Strategies Inc.

Annual information form

For the Financial Year Ended December 31, 2019, and as at June 30, 2020

Dated September 30, 2020

TABLE OF CONTENTS

AYR STRATEGIES INC.	1

EXPLANATORY NOTES	2

FORWARD-LOOKING INFORMATION	2

MARKET AND INDUSTRY DATA	4

CORPORATE STRUCTURE	4

GENERAL DEVELOPMENT OF THE BUSINESS	5

DESCRIPTION OF THE BUSINESS	6

CANNABIS MARKET OVERVIEW	16

Compliance with State Regulatory Frameworks	23
Non-Compliance with State and Local Cannabis Laws	32
Ability to Access Public and Private Capital	32

RISK FACTORS	33

DIVIDENDS	58

DESCRIPTION OF SHARE CAPITAL	58

Subordinate Voting Shares	59
Multiple Voting Shares	60
Warrants	61
Rights	62
Coattail Agreement	63

MARKET FOR SECURITIES	64

TRADING PRICE AND VOLUME	64
Subordinate Voting Shares	64
Warrants	65
Rights	66

SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER	67

DIRECTORS AND OFFICERS	67

Names, Occupations and Security Holdings	67
Shareholdings of Directors and Executive Officers	70
Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions	70
Conflicts of Interest and Interests of Management and Others in Material Transactions	71

PROMOTER	72

LEGAL PROCEEDINGS AND REGULATORY ACTIONS	72

AUDITORS, TRANSFER AGENT AND REGISTRAR	72

MATERIAL CONTRACTS	72

INTERESTS OF EXPERTS	73

AUDIT COMMITTEE	73

AUDIT COMMITTEE CHARTER	73
COMPOSITION OF AUDIT COMMITTEE	73
EXTERNAL AUDITOR SERVICE FEES	73

ADDITIONAL INFORMATION	74

APPENDIX A	A-1

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AYR STRATEGIES INC.

Ayr Strategies Inc. (the “Corporation” or “Ayr” or “we” or “us”) derives a substantial portion of its revenues from the cannabis industry in certain states (“States”, each a “State”) of the United States of America (“U.S.” or “United States”), which industry is illegal under U.S. federal law. Ayr is a vertically-integrated multi-State operator in the U.S. cannabis sector, with a portfolio in the States of Massachusetts and Nevada. Currently, through its operating companies, Ayr is a leading cultivator, manufacturer and retailer of cannabis products and branded cannabis packaged goods, and is engaged in the manufacture, possession, use, sale or distribution of cannabis and/or holds licenses in the adult-use and/or medicinal cannabis marketplace in the State of Massachusetts and provides administrative, consulting and operations services to licensed establishments in the State of Nevada.

The United States federal government regulates drugs through the Controlled Substances Act (21 U.S.C.§ 811) (the “CSA”), which places controlled substances, including cannabis, in a schedule. Cannabis is classified as a Schedule I drug. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. The United States Food and Drug Administration (“FDA”) has not approved marijuana as a safe and effective drug for any indication.

In the United States, marijuana is largely regulated at the State level. State laws regulating cannabis are in direct conflict with the CSA, which makes cannabis use and possession federally illegal. Although certain States authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under federal law. The Supremacy Clause of the United States Constitution establishes that the United States Constitution and federal laws made pursuant to it are paramount and, in case of conflict between federal and State law, the federal law shall apply.

On January 4, 2018, former U.S. Attorney General Jeff Sessions issued a memorandum to U.S. district attorneys which rescinded previous guidance from the U.S. Department of Justice (the “DOJ”) specific to cannabis enforcement in the United States, including the Cole Memorandum (as defined herein).[1] With the Cole Memorandum rescinded, U.S. federal prosecutors have been given discretion in determining whether to prosecute cannabis related violations of U.S. federal law, subject to budgetary constraints. On November 7, 2018, Mr. Sessions tendered his resignation as Attorney General at the request of President Donald Trump. Following Mr. Sessions’ resignation, Matthew Whitaker began serving as Acting United States Attorney General, until February 14, 2019, when William Barr was appointed as the United States Attorney General. Mr. Barr is a former Attorney General under George H.W. Bush, with an anti-drug stance during his tenure. During his Senate confirmation hearing, Mr. Barr stated that he disagrees with efforts by States to legalize marijuana, but will not go after marijuana companies in States that legalized it under Obama administration policies. He stated further that he would not upset settled expectations that have arisen as a result of the Cole Memorandum. In June 2020, a federal prosecutor accused Mr. Barr of ordering “politically motivated” antitrust reviews of 10 marijuana business mergers, allegedly because he personally did not support their underlying business in the marijuana industry. At least one of those investigations allegedly resulted in the collapse of a proposed merger between two large cannabis businesses. If true, Mr. Barr’s actions may reflect a hostility to the cannabis industry and further adverse actions could be taken. It is unclear what further impact, if any, Mr. Barr’s appointment will have on U.S. federal government enforcement policy on marijuana.

1 On August 29, 2013, the DOJ attempted to address this inconsistency and to provide guidance to enforcement agencies when then Deputy Attorney General, James Cole, authored a memorandum (the “Cole Memorandum”) addressed to all United States Attorneys acknowledging that notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several States have enacted laws relating to cannabis for medical and recreational purposes. In March 2017, then newly-appointed Attorney General Jeff Sessions, a long-time opponent of State-regulated medical and recreational cannabis, noted limited federal resources and acknowledged that much of the Cole Memorandum had merit; however, he had previously stated that he did not believe it had been implemented effectively. On January 4, 2018, the Cole Memorandum was rescinded by then Attorney General Sessions. While this did not create a change in federal law, as the Cole Memorandum was not itself law, the revocation removed the DOJ’s guidance to U.S. Attorneys that state-regulated cannabis industries substantively in compliance with the Cole Memorandum’s guidelines should not be a prosecutorial priority.

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There is no guarantee that State laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of State laws within their respective jurisdictions. Unless and until the United States Congress (“Congress”) amends the CSA with respect to medical and/or adult-use cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that U.S. federal authorities may enforce current U.S. federal law. If the U.S. federal government begins to enforce U.S. federal laws relating to cannabis in States where the sale and use of cannabis is currently legal, or if existing applicable State laws are repealed or curtailed, Ayr’s results of operations, financial condition and prospects and Ayr would be materially adversely affected. See “U.S. Federal Enforcement Priorities”.

In light of the political and regulatory uncertainty surrounding the treatment of U.S. cannabis-related activities, including the rescission of the Cole Memorandum discussed above, on February 8, 2018, the Canadian Securities Administrators published a staff notice 51-352 (Revised) – Issuers with U.S. Marijuana-Related Activities (“Staff Notice 51-352”) setting out the Canadian Securities Administrator’s disclosure expectations for specific risks facing issuers with cannabis-related activities in the United States. Staff Notice 51-352 includes additional disclosure expectations that apply to all issuers with U.S. cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the U.S. cannabis industry.

Ayr’s involvement in the U.S. cannabis market may subject Ayr to heightened scrutiny by regulators, stock exchanges, clearing agencies and other U.S. and Canadian authorities. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on Ayr’s ability to operate in the U.S. or any other jurisdiction. There are a number of risks associated with the business of Ayr. See “Cannabis Market Overview” and “Risk Factors”.

EXPLANATORY NOTES

Unless otherwise indicated, the information appearing in this annual information form (“AIF”) is stated as of June 30, 2020, and all amounts are in United States dollars.

FORWARD-LOOKING INFORMATION

This AIF and the documents incorporated by reference herein contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws, including Canadian securities laws and United States securities laws (collectively, “forward-looking statements”). All information, other than statements of historical facts, included in this AIF and the documents incorporated by reference herein, including estimates, plans, expectations, opinions, forecasts, projections, targets and guidance, constitutes forward-looking information. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “pro forma”, “expects”, “anticipates”, “plans”, “believes”, “estimates”, “intends”, “targets”, “projects”, “forecasts”, “seeks”, “likely” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may”, “will”, “should”, “would” and “could”.

By their nature, forward-looking statements are subject to inherent risks and uncertainties that may be general or specific and which give rise to the possibility that expectations, forecasts, predictions, projections or conclusions will not prove to be accurate, that assumptions may not be correct and that objectives, strategic goals and priorities will not be achieved. A variety of material factors, many of which are beyond the parties’ control, could affect operations, business, financial condition, performance and results of the parties that may be expressed or implied by such forward-looking statements and could cause actual results to differ materially from current expectations of estimated or anticipated events or results. These factors include, but are not limited to, the following:

•	the extent of the impact of COVID-19, including government and/or regulatory responses to the outbreak;

•	the business and future activities of, and developments related to, the Corporation after the date hereof, including such things as future business strategy, financial and operating performance, results and terms of strategic initiatives, strategic agreements and supply agreements, competitive strengths, goals, expansion and growth of the Corporation’s business, and anticipated profitability including new revenue streams;

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•	the completion and integration of contemplated acquisitions by the Corporation or other possible acquisitions or dispositions (directly or indirectly) of businesses or assets which may or may not be material and/or investment opportunities;

•	the application for additional licenses and the grant of licenses and other regulatory approvals that have been applied for;

•	the renewal of licenses held by the Corporation;

•	the potential time frame for the implementation of legislation to legalize and regulate medical or recreational cannabis (and the consumer products derived from each of the foregoing) in the United States, if any, and the potential form any such legislation and regulations will take;

•	the number of users of cannabis or the size of the regulated cannabis market in the United States;

•	the market for the Corporation’s current and proposed products and services, as well as the Corporation’s ability to capture market share;

•	the benefits and applications of the Corporation’s products and services and expected sales thereof;

•	development of affiliated brands, product diversification and future corporate development;

•	anticipated investment in and results of research and development;

•	inventory and production capacity, including discussions of plans or potential for expansion of capacity at existing or new facilities;

•	future expenditures, strategic investments and capital activities;

•	the competitive landscape in which the Corporation operates and the Corporation’s market expertise;

•	the Corporation’s ability to secure further equity or debt financing;

•	consistent or increasing pricing of various cannabis products;

•	the level of demand for cannabis products, including the Corporation’s products and third-party products sold by the Corporation;

•	the Corporation’s ability to mitigate risks relating to the cannabis industry, the larger economy, breaches of and unauthorized access to the Corporation’s systems and related cybersecurity risks, money laundering, costly litigation, and health pandemics;

•	the rollout of new dispensaries, including as to the number of planned dispensaries to be opened in the future and the timing and location in respect of the same, and related forecasts; and

•	other events or conditions that may occur in the future.

See “Risk Factors” for further details. No assurance can be given that these expectations will prove to be correct and such forward-looking information included in this AIF should not be unduly relied upon, and the Corporation does not undertake any obligation to revise or update any forward-looking information or statements other than as required by applicable law. In making these statements, in addition to those described above and elsewhere herein, the parties have made assumptions with respect to, without limitation, receipt of requisite regulatory approvals on a timely basis, receipt and/or maintenance of required licenses and third-party consents in a timely manner, successful integration of the Corporation’s and its subsidiaries’ operations, and no unplanned materially adverse changes to its facilities, assets, customer base and the economic conditions affecting the Corporation’s current and proposed operations. These assumptions, although considered reasonable by the Corporation at the time of preparation, may prove to be incorrect. In addition, the Corporation has assumed that there will be no material adverse change to the current regulatory landscape affecting the cannabis industry and has also assumed that the Corporation will remain compliant in the future with all State and local laws, regulations and rules imposed upon it by law. The Corporation’s forward-looking information is expressly qualified in its entirety by this cautionary statement.

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MARKET AND INDUSTRY DATA

This AIF includes market and industry data that has been obtained from third-party sources, including industry publications. The Corporation believes that the industry data is accurate and that its estimates and assumptions are reasonable, but there is no assurance as to the accuracy or completeness of this data. Third party sources generally state that the information contained therein has been obtained from sources believed to be reliable, but there is no assurance as to the accuracy or completeness of included information. Although the data is believed to be reliable, the Corporation has not independently verified any of the data from third-party sources referred to in this AIF or ascertained the underlying economic assumptions relied upon by such sources.

CORPORATE STRUCTURE

Name, Address and Incorporation

The Corporation (formerly known as Cannabis Strategies Acquisition Corp.) was incorporated on July 31, 2017 under the Business Corporations Act (Ontario). Ayr continued on May 24, 2019 into British Columbia under the Business Corporations Act (British Columbia) (“BCBCA”), changed its name to “Ayr Strategies Inc.”, and amended its financial year-end from September 30 to December 31 in connection with its Qualifying Transaction. The registered office of the Corporation is located at 666 Burrard Street, Suite 1700, Vancouver, British Columbia V6C 2X8. The head office of the Corporation is located at 590 Madison Avenue, 26th Floor, New York, New York, United States, 10022.

The subordinate voting shares of the Corporation (the “Subordinate Voting Shares”), warrants of the Corporation (the “Warrants”), and rights of the Corporation (the “Rights”) are trading on the Canadian Stock Exchange (the “CSE”), under the symbols “AYR.A”, “AYR.WT” and “AYR.RT”, respectively. The Corporation’s Subordinate Voting Shares are also trading on the Over-the-Counter Market in the United States under the symbol “AYRSF”. The multiple voting shares of the Corporation (the “Multiple Voting Shares”) are unlisted.

Intercorporate Relationships

The following is an organizational chart of Ayr as of June 30, 2020.

On September 12, 2018, Ayr incorporated a wholly-owned subsidiary in Nevada, United States, named CSAC Holdings Inc., to facilitate the Qualifying Transaction (as defined below). On September 17, 2018, CSAC Holdings Inc. incorporated a wholly-owned subsidiary in Nevada, United States, named CSAC Acquisition Inc. (“CSAC AcquisitionCo”). On May 24, 2019, the Corporation completed its acquisitions of control of the target businesses of: (i) Washoe Wellness, LLC (“Washoe”), a Nevada limited liability company, (ii) The Canopy NV, LLC (“Canopy”), a Nevada limited liability company, (iii) Sira Naturals, Inc. (“Sira”), a Massachusetts corporation, (iv) LivFree Wellness, LLC (“LivFree”), a Nevada limited liability company, and (v) CannaPunch of Nevada LLC, a Nevada limited liability company (“CannaPunch”), and entered into either a services agreement or operations agreement with Washoe, Canopy and LivFree pending regulatory approval for the consummation of the transaction, which collectively constituted its qualifying transaction (collectively, the “Qualifying Transaction”).

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Ayr’s principal shareholder, Mercer Park CB, L.P. (“Mercer”), is a limited partnership formed under the laws of the State of Delaware, of which Mercer Park CB GP, LLC is the general partner, and which is indirectly controlled by Jonathan Sandelman. Mercer is a privately-held family office based in New York, United States, the executive leadership and entrepreneurial expertise, investment and deal experience and network of which have been a critical component of Ayr’s success to date. Mercer Park, L.P., the parent of Mercer, provides management services to the Corporation pursuant to a management services agreement.

GENERAL DEVELOPMENT OF THE BUSINESS

Three-Year Summary

Initial Public Offering

On December 21, 2017, the Corporation completed its initial public offering (the “Offering”).

Concurrent with the completion of the Offering, Mercer, Kamaldeep Thindal and Charles Miles (or persons or companies controlled by them) (collectively with Mercer, the “Founders”) purchased an aggregate of 3,434,298 Class B shares of the Corporation (each, a “Class B Share”) (such Class B Shares issued to the Founders referred to as the “Founders’ Shares”), consisting of 3,415,438 Class B Shares purchased by Mercer, 9,430 Class B Shares purchased by Kamaldeep Thindal, and 9,430 Class B Shares purchased by Charles Miles. In addition, Mercer purchased an aggregate of 262,188 Class B units of the Corporation (each, a “Class B Unit”) at C$10.00 per Class B Unit and 2,621,870 warrants (the “Founders’ Warrants”) at C$1.00 per Founders’ Warrant. Each Class B Unit consisted of one Class B Share, one Warrant and one Right. The Founders’ Warrants were subject to the same terms and conditions as the Warrants underlying the Class A Restricted Voting units of the Corporation (the “Class A Restricted Voting Units”) and Class B Units. The Rights underlying the Class B Units were subject to the same terms and conditions as the Rights underlying the Class A Restricted Voting Units.

Qualifying Transaction

On May 24, 2019, Ayr completed its acquisitions which qualified as its Qualifying Transaction, the businesses of which are briefly summarized below under “Ayr’s Businesses”. The Corporation’s businesses operate in the cultivation, manufacturing, branding and/or retail, as applicable, of cannabis products in the states of Massachusetts and Nevada.

The aggregate purchase price consideration for the Qualifying Transaction payable by Ayr was comprised of a combination of cash, debt and the issuance of non-voting Exchangeable Shares of CSAC AcquisitionCo (the “Exchangeable Shares”) to the vendors thereof, which are exchangeable, on a one-for-one basis, into Subordinate Voting Shares, at the option of the holder, and are designed to be economically equivalent (without taking into account tax consequences) to the Subordinate Voting Shares.

Any summary information of certain material terms from definitive agreements, as may have been amended, in respect of the acquisitions of Washoe, Canopy, Sira, LivFree, and CannaPunch (collectively the “Definitive Agreements”) is not exhaustive and is qualified in its entirety by reference to the terms of the Definitive Agreements, which may be found on Ayr’s profile on SEDAR at www.sedar.com.

Ayr obtained control of certain of its businesses, being Washoe, Canopy and LivFree through separate management service agreements (collectively, the “Management Services Agreements”). Each Management Service Agreement provides the Corporation with significant management rights over the entities’ operations. Through these management service agreements, Ayr has the power to control relevant activities which affect the returns Ayr receives. As at June 30, 2020, Washoe, Canopy, and LivFree are awaiting State approval to transfer licenses to the Corporation.

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In connection with each Definitive Agreement, Ayr entered into the corresponding support agreement as well as an exchange rights agreements with CSAC AcquisitionCo and the respective holders of the Exchangeable Shares (collectively, the “Exchange Rights Agreements”) for the benefit of the sellers under each Definitive Agreement, whereby Ayr agreed to make certain covenants in favor of the sellers to protect their rights as holders of Exchangeable Shares. Among other things, Ayr agreed to reserve an amount of applicable Subordinate Voting Shares for issuance upon exchange of the Exchangeable Shares, and upon notice to Ayr and CSAC AcquisitionCo, Ayr will issue such number of applicable Subordinate Voting Shares to a holder of Exchangeable Shares in exchange for the Exchangeable Shares of such holder, subject to the terms specified in the Exchange Rights Agreements. Additionally, Ayr has an overriding liquidation call right under the Exchange Rights Agreements to purchase all, but not less than all, of the Exchangeable Shares from the holders thereof upon a proposed liquidation, dissolution or winding-up of CSAC AcquisitionCo, as well as a redemption call right and retraction call right on the Exchangeable Shares, in each case for the consideration set forth in such agreements.

The description of the Management Service Agreements and the Exchange Rights Agreement is not exhaustive and qualified in its entirety by reference to the terms of such agreements, which may be found on Ayr’s profile on SEDAR at www.sedar.com.

Subsequent Developments

Stock Repurchase Program

On October 1, 2019, the Corporation commenced a stock repurchase program to purchase up to five percent (5%) of the total issued and outstanding Subordinate Voting Shares during each twelve-month period through the facilities of the CSE and other marketplaces. As at June 30, 2020, 7,400 Subordinate Voting Shares were repurchased and cancelled, and 63,300 Subordinate Voting Shares were repurchased and are held by the Corporation as treasury shares under the stock repurchase program.

Proposed Acquisitions

Massachusetts Acquisition

On February 26, 2020, the Corporation entered a binding term sheet to acquire 100% of the membership interests in a Massachusetts LLC. Pursuant to the term sheet, the Corporation will be acquiring rights to legally open and operate a recreational cannabis licensed retail store in the Commonwealth of Massachusetts. The Corporation has agreed to pay a purchase price consisting of cash and non-voting interest in the net profits of the Massachusetts LLC. The term sheet is a binding agreement with respect to the terms and conditions and intended to serve as an outline of the proposed principal terms and conditions to be included in the final membership interest purchase agreement documents. The closing of the acquisition will be subject to, among other things, regulatory approval. As at June 30, 2020, the acquisition has not yet closed.

Pennsylvania Acquisition

On August 25, 2020, the Corporation entered a binding term sheet to acquire 100% of the membership interests in CannTech PA, LLC. Pursuant to the term sheet, the Corporation will be acquiring rights to legally operate six retail dispensaries along with a 143,000 square foot cultivation and production facility. CannTech PA, LLC operates in the medical cannabis market in Pennsylvania. The Corporation has agreed to pay a purchase price consisting of cash, debt, Exchangeable Shares, and other consideration totaling an aggregate value of approximately $57 million. The purchase price is inclusive of a minimum of $2.4 million of bridge financing the Corporation has agreed to provide to the target company. The term sheet is a binding agreement with respect to the terms and conditions and intended to serve as an outline of the proposed principal terms and conditions to be included in the final membership interest purchase agreement documents. The closing of the acquisition will be subject to, among other things, regulatory approval, absence of a material adverse change and the Corporation being satisfied with its due diligence investigations. In addition, the Corporation will on closing receive an option to acquire certain real estate at its fair market value. As at June 30, 2020, the acquisition has not yet closed.

DESCRIPTION OF THE BUSINESS

Ayr is a vertically-integrated multi-State operator in the U.S. cannabis sector, with a portfolio of licensed operations in the State of Massachusetts and of services and operations agreements in the State of Nevada. Ayr is a leading cultivator, manufacturer and retailer of cannabis products and branded cannabis packaged goods, and is engaged in the manufacture, possession, use, sale or distribution of cannabis and/or holds licenses or services or operations agreements in the adult-use and/or medicinal cannabis marketplace in the State of Massachusetts and provides administrative, consulting and operations services to licensed establishments in the State of Nevada.

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In Massachusetts, Ayr is vertically-integrated with cultivation, extraction, production, manufacturing, distribution and medical retail dispensary operations. The medical dispensaries are under the Sira Naturals brand, which is actively seeking licenses to operate adult-use cannabis retail establishments. Ayr’s retail and wholesale products include cannabis and cannabis products, including concentrates, edibles, and vaporizer products.

In Nevada, Ayr provides operational services for five (5) dispensaries under service agreements or operations agreements, as applicable. Each dispensary is licensed to sell in both the medical and adult-use recreational markets in Nevada. Three (3) of the dispensaries are under the brand “The Dispensary” with retail operations in Clark County, Henderson and Reno, Nevada. The two (2) remaining dispensaries are under the MYNT brand, which was named Best Dispensary in Reno in 2018. In addition to the five (5) retail stores to which Ayr provides operational services, Ayr also provides operational services to cultivation, production and distribution businesses in northern Nevada, focused in Reno and distributing to Las Vegas, also with extraction, processing and manufacturing capabilities. The licensed cultivation and production facilities to which Ayr provides operational services, produce premium cannabis flower, pre-rolls, and a full line of vape pens, concentrates, and cannabis-infused products, including chocolates, beverages and gummies.

Strategy

The Corporation’s business strategy is to evaluate each market opportunity pursuant to the relevant local competitive and regulatory landscape, supply/demand dynamics, and growth potential. The Corporation evaluates the economic viability of each opportunity before making capital allocation decisions and may decide to participate in one or more facets of the supply chain based on the dynamics mentioned above. The Corporation targets best-in-class assets in relevant markets with large addressable populations in limited license states that are either currently or soon expected to be approved for adult-use. By establishing a substantial presence in markets that have the greatest growth potential, the Corporation expects to be well-positioned to have a first-mover advantage for future growth in adult-use cannabis as the market continues to expand.

Growth

The Corporation remains focused on pursuing acquisition opportunities in limited license markets that complement the existing portfolio while expanding its presence in current markets. The Corporation’s financial capacity will help the Corporation emerge as an even stronger player in this distressed industry. The Corporation plans to implement its growth strategy by targeting acquisition opportunities in limited license jurisdictions, applying for de novo licenses and expanding its presence in current markets.

As of June 30, 2020, 100% the Corporation’s business was directly derived from U.S. cannabis-related activities. As such, the Corporation’s balance sheet and operating statement exposure to U.S. cannabis related activities is 100%.

Targeting acquisition opportunities in limited licenses jurisdictions. The Corporation is pursuing acquisition opportunities in limited license markets with high barriers to entry.

Applying for de novo licenses. The Corporation is actively seeking additional avenues of growth in its existing markets and other key markets. The Corporation is in the process of evaluating, preparing to enter, or has submitted applications for municipal cannabis licenses in New Jersey and Illinois. Ayr was recently awarded two additional dispensary licenses in the greater Las Vegas market, one in Clark County and one in Henderson, and aims to open the additional Clark County dispensary this year.

Expanding its presence in current markets. The Corporation currently operates in limited license markets where State-level restrictions limit the number of cannabis licenses awarded, resulting in high barriers to entry, limited market participants, and long-term competitive advantages.

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Current Operations

Cultivation & Production

The Corporation provides operational support to licensed Nevada establishments engaging in cultivation and production operations in Nevada under services and operations agreements and in Massachusetts. Pursuant to its licenses and services and operations agreements, the Corporation currently supports approximately 123,000 square feet of cultivation and production facilities across four (4) sites. Engaging in cultivation and production operations allows for meaningful penetration of markets via vertically integrated operations. The Corporation has developed a suite of products with hundreds of SKUs in over 20 brands of flower, extracts and edibles.

Product Selection and Brands

The Corporation prides itself on its best-in-class grow facilities producing high quality products along with dependable and reliable distribution. In Nevada, the licensed establishments to which Ayr provides operational support, produce premium cannabis flower, pre-rolls, vape pens, concentrates, and edibles, and also operate a production facility where cannabis oil is sourced to manufacture a variety of cannabis-infused products, including beverages, gummies, and vaporizer pens. The top branded products in Nevada include Kynd flower, Tumbleweed vape pens, Cannapunch beverages, Highly Edible and Kanji gummies, Dutch Girl edibles and Nordic Goddess balm. In Nevada, the licensed establishments to which Ayr provides operational support sell their branded products through the wholesale channel as well as the five (5) dispensaries referenced above. Under the services and operations agreements, Ayr provides operational support to three (3) dispensaries under the “The Dispensary” brand and two (2) dispensaries under the MYNT brand, which was named Best Dispensary in Reno in 2018.

In Massachusetts, Ayr’s retail and wholesale products include premium cannabis flower and cannabis products, including concentrates, edibles, and vaporizer products. Its top branded products in Massachusetts include Entourage vaporize pens, Wicked Sour gummies, Jimmy’s Choice flower, Nantucket Nuggets flower and Root 90 flower. In Massachusetts, the Corporation sells in-house products at its medical dispensaries under the Sira Naturals brand, which is actively seeking licenses to operate adult-use cannabis retail establishments.

This wide variety of products across Ayr’s portfolio provides customers and patients the ability to select from numerous high-quality products. By sharing brands across Nevada and Massachusetts, Ayr has further expanded the variety offered to customers and patients while expanding brand visibility. The Corporation maintains strict brand and quality assurance standards and implements standard operating procedures across its cultivation, processing and production facilities to ensure product continuity and customer experiences across operating markets. This includes the centrally-managed procurement of all equipment and supplies.

Sales and Distribution

With respect to cannabis retail locations, the Corporation targets highly visible locations adjacent or near heavily trafficked roads. For cultivation, production and other forms of industrial activity, the Corporation targets locations with immediate capabilities as well as future expansion potential. The Corporation uses an internal team for the selection of real estate, as well as a broad network of real estate brokers. The Corporation makes its determination to purchase or lease its underlying real estate on a case-by-case basis.

The Corporation plans to expand its network of cannabis retail locations in select markets. The Corporation has developed key indicators to identify attractive sites based on existing competition, population, real estate, parking, traffic and regulatory market attractiveness.

Principal Markets & Competition

The Corporation competes against other businesses across the various State markets in which it operates. The Corporation aims to minimize competitive risk in these markets by picking strategic locations, with defensible buffers naturally built in through local regulations and local dispensaries laws.

With respect to cultivation and production, the Corporation expects to compete with both multi-State operator (“MSOs”) and local operators in the States in which it operates. The Corporation expects to compete with larger MSOs that may have access to public markets, experienced management teams, or be further along in terms of reaching scale. The Corporation is positioning itself to minimize all of the above risks through accretive acquisitions, superior execution, and strong operating talent.

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Revenues

The Corporation recognized total net retail and wholesale revenues of $75.2 million for the financial year ended December 31, 2019. The Corporation recognized total net retail and wholesale revenues of $61.9 million for the six months ended June 30, 2020.

Licenses

The following table provides a list of the licenses granted to companies and facilities operated by, or to which operational support is provided by, the Corporation as of June 30, 2020.

Entity	Address Attached to License	Certificate/ License	Certificate/ License #	Expiration/Renewal Date	Summary
LivFree Wellness LLC	3900 Ponderosa Way, Las Vegas, NV 89118	State of Nevada Medical Marijuana Cultivation Registration Certificate – Department of Taxation	74378723704914675084	June 30, 2021	Cultivation - Medical
		State of Nevada Marijuana Cultivation Facility License – Department of Taxation	68096361433916615303	October 31, 2020	Cultivation - Recreational
		State of Nevada Medical Marijuana Production Registration Certificate – Department of Taxation	52864127312203226338	June 30, 2021	Production - Medical
		State of Nevada Marijuana Product Manufacturing License – Department of Taxation	59998657224967428496	October 31, 2020	Production - Recreational
The Dispensary	5347 S. Decatur, Las Vegas, NV 89118	State of Nevada Medical Marijuana Dispensary Registration Certificate – Department of Taxation	60215712221216816750	June 30, 2021	Retail - Medical

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Entity	Address Attached to License	Certificate/ License	Certificate/ License #	Expiration/Renewal Date	Summary
		State of Nevada Retail Marijuana Store License – Department of Taxation	71224329369156133247	June 30, 2021	Retail - Recreational
		State of Nevada Retail Marijuana Distributor License – Department of Taxation	14504799651148975256	June 30, 2021	Distribution - Recreational
	50 N. Gibson, Henderson, NV 89014	State of Nevada Medical Marijuana Dispensary Registration Certificate – Department of Taxation	54403159919762505142	June 30, 2021	Retail - Medical
		State of Nevada Retail Marijuana Store License – Department of Taxation	08792343110299625005	September 30, 2020	Retail - Recreational
	100 W. Plumb Lane, Reno, NV 89509	State of Nevada Medical Marijuana Dispensary Registration Certificate – Department of Taxation	04186481440349513323	June 30, 2021	Retail - Medical
		State of Nevada Retail Marijuana Store License – Department of Taxation	71702389611437559364	June 30, 2021	Retail - Recreational

Ayr Strategies Inc.	10	Annual Information Form

Entity	Address Attached to License	Certificate/ License	Certificate/ License #	Expiration/Renewal Date	Summary
		City of Reno – Medical Marijuana Dispensary License	R101848Q	September 30, 2020 (issued quarterly)	Retail - Medical
		City of Reno – Marijuana Establishment – Retail Marijuana Store License	R145282Q	September 30, 2020 (issued quarterly)	Retail - Recreational
	435 Eureka Avenue, Reno, NV 89512	State of Nevada Medical Marijuana Cultivation Registration Certificate – Department of Taxation	96804690721657828547	June 30, 2021	Cultivation - Medical
		State of Nevada Medical Marijuana Production Registration Certificate – Department of Taxation	18668881888004789228	June 30, 2021	Production - Medical
		State of Nevada Marijuana Cultivation Facility License – Department of Taxation	94104154254817748080	November 30, 2020	Cultivation - Recreational
		State of Nevada Marijuana Product Manufacturing License – Department of Taxation	56693629355290417097	November 30, 2020	Production - Recreational
		City of Reno – Medical Marijuana Production Facility	R145364Q	September 30, 2020 (issued quarterly)	Production - Medical

Ayr Strategies Inc.	11	Annual Information Form

Entity	Address Attached to License	Certificate/ License	Certificate/ License #	Expiration/Renewal Date	Summary
		City of Reno – Medical Marijuana Cultivation Facility	R145363Q	September 30, 2020 (issued quarterly)	Cultivation - Medical
		City of Reno – Marijuana Establishment	R145362A	October 31, 2020 (issued quarterly)	Miscellaneous
		City of Reno – Marijuana Establishment	R145361A	October 31, 2020 (issued quarterly)	Miscellaneous
		City of Reno – Marijuana Establishment Product - Manufacturing	R145418Q	September 30, 2020 (issued quarterly)	Manufacturing - Recreational
		City of Reno – Marijuana Establishment Cultivation	R145417Q	September 30, 2020 (issued quarterly)	Cultivation - Recreational
Kynd Cannabis Company	1645 Crane Way, Sparks, NV 89431	State of Nevada Medical Marijuana Cultivation Registration Certificate – Department of Taxation	82842542964915513809	June 30, 2021	Cultivation - Medical
		State of Nevada Marijuana Cultivation Facility License – Department of Taxation	20856188563796491040	June 30, 2021	Cultivation - Recreational
		State of Nevada Medical Marijuana Production Registration Certificate – Department of Taxation	12078072637090304628	June 30, 2021	Production - Recreational

Ayr Strategies Inc.	12	Annual Information Form

Entity	Address Attached to License	Certificate/ License	Certificate/ License #	Expiration/Renewal Date	Summary
		State of Nevada Marijuana Product Manufacturing License – Department of Taxation	76163748746660781629	June 30, 2021	Manufacturing - Recreational
		The State of Nevada Marijuana Distributor License – Department of Taxation	77027711033924812731	June 30, 2021	Distribution – Medical / Recreational
Tahoe-Reno Botanicals LLC		Marijuana Cultivation - Adult Use Quarterly License	S080844Q-LIC	September 30, 2020 (issued quarterly)	Cultivation – Medical / Recreational
Tahoe-Reno Extractions LLC		Medical/Retail Marijuana Production Facility License (Issued to Tahoe-Reno Extractions LLC dba Kynd Cannabis Company)	S080842Q-LIC	September 30, 2020 (issued quarterly)	Production – Medical / Recreational
		Retail Marijuana Distributor License (Issued to Tahoe-Reno Extractions LLC dba Kynd Cannabis Company)	S080843Q-LIC	September 30, 2020 (issued quarterly)	Distribution – Medical / Recreational
		Industrial Hemp Handler Certificate - Department of Agriculture	202042H	December 31, 2020	Cultivation - Hemp

Ayr Strategies Inc.	13	Annual Information Form

Entity	Address Attached to License	Certificate/ License	Certificate/ License #	Expiration/Renewal Date	Summary
Mynt Cannabis Dispensary	132 E. Second St., Reno, NV 89501	State of Nevada Medical Marijuana Dispensary Registration Certificate –Department of Taxation	97519348303293892007	June 30, 2021	Retail - Medical
		State of Nevada Retail Marijuana Store License – Department of Taxation	46934338604709544132	June 30, 2021	Retail - Recreational
		City of Reno – Medical Marijuana Dispensary License	R101872Q	September 30, 2020 (issued quarterly)	Retail - Medical
		Marijuana Establishment – Retail Marijuana Store License	R145321Q	September 30, 2020 (issued quarterly)	Retail - Recreational
Lemon Aide, LLC	340 Lemmon Drive, Reno, NV 89506	State of Nevada Medical Marijuana Dispensary Registration Certificate – Department of Taxation	80994578239784321818	June 30, 2021	Retail - Medical
		State of Nevada Retail Marijuana Store License –Department of Taxation	13244303247046007918	July 31, 2021	Retail - Recreational
		Washoe County Marijuana License (Issued to Lemon Aide LLC dba MYNT Cannabis Dispensary)	W000013ME-LIC	October 1, 2020 (issued quarterly)	Retail – Medical / Recreational

Ayr Strategies Inc.	14	Annual Information Form

Entity	Address Attached to License	Certificate/ License	Certificate/ License #	Expiration/Renewal Date	Summary
Sira Naturals, Inc.	1001 Massachusetts Avenue, Cambridge, MA 02138	Registered Marijuana Dispensary Registration	RMD-325	June 27, 2021	Retail - Medical
	240 Elm Street, Somerville, MA 02114	Registered Marijuana Dispensary Registration	RMD-245	June 27, 2021	Retail - Medical
	29 Franklin Street, Needham, MA 02492	Registered Marijuana Dispensary Registration	RMD-625	July 12, 2021	Retail - Medical
	13 Commercial Way, Milford, MA 01757	Marijuana Establishment License (Cultivation/Tier 3 – Indoor)	MC281252	September 30, 2021	Cultivation
		Marijuana Establishment License (Product Manufacturer)	MP281303	September 30, 2021	Production
		Marijuana Establishment License (Transporter with Other Existing ME License)	MX281310	September 29, 2021	Transportation
	1 Industrial Way, Milford MA 01751	Marijuana Establishment License (Cultivation/Tier 3 – Indoor)	MC282015	August 19, 2021	Cultivation

Intangible Assets

As of June 30, 2020, intangible assets had a net book value of $183 million (excluding goodwill) and consisted of the following: Licenses, Right-to-use Licenses, Host community agreements and Trade name / brand which have useful lives of 15, 15, 15, and 5 years, respectively. Amortization is recorded on a straight-line basis over their estimated useful lives, which do not exceed the contractual period, if any. Such assets are tested annually for impairment, or more frequently, if events or changes in circumstances indicate that they might be impaired.

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Employees

As of June 30, 2020, the Corporation had approximately 600 employees. The Corporation seeks to attract, hire and promote the most qualified and diverse candidates for each position. Based on both acquisitions and hires, the Corporation leverages experience from multiple individuals that have been in the regulated cannabis market. The Corporation draws upon this knowledge base and proven training program to develop and educate employees. With policies and procedures that have successfully been rolled out in multiple markets, the Corporation uses these proven policies and procedures where applicable to other businesses in order to meet the operational expectations for each market. The Corporation seeks to ensure that staff are appropriately trained and ensure the safety and welfare of employees at Company facilities. Leveraging existing operations in legal adult use States, all new employees receive true hands-on training prior to starting in their new market. Setting the tone from the top, the Corporation’s executive team goes above and beyond to seek to ensure that all individuals within the Corporation are held to the highest standards, particularly with respect to compliance.

Foreign Operations

The Corporation does not currently have any foreign operations outside of the United States. Neither the Corporation nor any reportable segment of the Corporation has any dependence upon foreign operations outside of the United States.

Investment Policies

The Corporation may provide working capital facilities to its acquisition targets in order to fund development of assets prior to completion of the acquisitions, where it is to the benefit of the Corporation to do so.

No Bankruptcy Proceedings

There are presently no bankruptcy, receivership, or similar proceedings against the Corporation or any of its subsidiaries, including voluntary bankruptcy, receivership, or similar proceedings, nor have there been any such proceedings within the three (3) most recently completed financial years.

CANNABIS MARKET OVERVIEW

On February 8, 2018, the Canadian Securities Administrators revised their previously released Staff Notice 51-352, which provides specific disclosure expectations for issuers that currently have, or are in the process of developing, cannabis-related activities in the United States as permitted within a particular State’s regulatory framework. All issuers with U.S. cannabis-related activities are expected to clearly and prominently disclose certain prescribed information in disclosure documents. As a result of the Corporation’s existing operations in Nevada and Massachusetts, Ayr provides the following disclosure:

The legalization and regulation of marijuana for medical use is being implemented at the State level in the United States. State laws regulating cannabis are in direct conflict with the CSA, which makes cannabis use and possession federally illegal. Although certain States and territories of the United States authorize medical or adult-use cannabis production and distribution by licensed or registered entities, under United States federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal and any such acts are criminal acts under federal law under any and all circumstances under the CSA. Although the Corporation’s business activities are believed to be compliant in all material respects with applicable U.S. State and local law, strict compliance with State and local laws with respect to cannabis may neither absolve Ayr of liability under United States federal law, nor may it provide a defense to any federal proceeding which may be brought against Ayr.

The following table is intended to assist readers in identifying those parts of this AIF that address the disclosure expectations outlined in Staff Notice 51-352.

Ayr Strategies Inc.	16	Annual Information Form

Industry Involvement	Specific Disclosure Necessary to Fairly Present all Material Facts, Risks and Uncertainties	AIF Cross-Reference
All Issuers with U.S. Marijuana- Related Activities	Describe the nature of the issuer’s involvement in the U.S. marijuana industry and include the disclosures indicated for at least one of the direct, indirect and ancillary industry involvement types noted in this table.	- Description of the Business
	Prominently State that marijuana is illegal under U.S. federal law and that enforcement of relevant laws is a significant risk.	- Cover page (disclosure in bold typeface) - Cannabis Market Overview (disclosure in bold typeface)

Discuss any statements and other available guidance made by federal authorities or prosecutors regarding the risk of enforcement action in any jurisdiction where the issuer conducts U.S. marijuana-related activities.

-      Cover page (disclosure in bold typeface)

-      Federal Regulatory Environment

-      U.S. Federal Enforcement Priorities

-      Risk Factors – While legal under applicable U.S. State law, Ayr’s business activities are illegal under U.S. federal law

-      Risk Factors – The approach to the enforcement of cannabis laws may be subject to change or may not proceed as previously outlined

	Outline related risks including, among others, the risk that third-party service providers could suspend or withdraw services and the risk that regulatory bodies could impose certain restrictions on the issuer’s ability to operate in the U.S.	- Risk Factors – Service providers could suspend or withdraw service - Risk Factors - While legal under applicable U.S. State law, Ayr’s business activities are illegal under U.S. federal law

Given the illegality of marijuana under U.S. federal law, discuss the issuer’s ability to access both public and private capital and indicate what financing options are / are not available in order to support continuing operations.

-      Ability to Access Public and Private Capital

-      Risk Factors – Ayr may be subject to restricted access to banking in the United States and Canada

-      Risk Factors – Ayr’s investments in the U.S. are subject to applicable anti-money laundering laws and regulations

	Quantify the issuer’s balance sheet and operating statement exposure to U.S. marijuana related activities.	- Exposure to U.S. Marijuana Related Activities
Disclose if legal advice has not been obtained, either in the form of a legal opinion or otherwise, regarding (a) compliance with applicable State regulatory frameworks and (b) potential exposure and implications arising from U.S. federal law.

-      The Corporation has received and continues to receive legal input regarding (a) compliance with applicable State regulatory frameworks and (b) potential exposure and implications arising from U.S. federal law in certain respects. The Corporation receives such advice on an ongoing basis but does not have a formal legal opinion on such matters.

U.S. Marijuana Issuers with direct involvement in cultivation or distribution	Outline the regulations for U.S. States in which the issuer operates and confirm how the issuer complies with applicable licensing requirements and the regulatory framework enacted by the applicable U.S. State.	- Cannabis Market Overview – Nevada - Cannabis Market Overview – Massachusetts - Cannabis Market Overview – Compliance with State Regulatory Frameworks

Ayr Strategies Inc.	17	Annual Information Form

Industry Involvement	Specific Disclosure Necessary to Fairly Present all Material Facts, Risks and Uncertainties	AIF Cross-Reference
	Discuss the issuer’s program for monitoring compliance with U.S. State law on an ongoing basis, outline internal compliance procedures and provide a positive statement indicating that the issuer is in compliance with U.S. State law and the related licensing framework. Promptly disclose any non-compliance, citations or notices of violation which may have an impact on the issuer’s licence, business activities or operations.	- Cannabis Market Overview – Compliance with State Regulatory Frameworks

In accordance with Staff Notice 51-352, below is a discussion of the federal and State-level U.S. regulatory regimes in those jurisdictions where Ayr is directly or indirectly involved through its subsidiaries. Ayr is currently indirectly engaged in the manufacture, possession, use, sale or distribution of cannabis and/or holds licenses in the adult-use and/or medicinal cannabis marketplace in the State of Massachusetts and provides administrative, consulting and operations services to licensed establishments in the State of Nevada, and has entered into a binding term sheet with the intention to expand into the State of Pennsylvania. In accordance with Staff Notice 51-352, Ayr will evaluate, monitor and reassess this disclosure, and any related risks, on an ongoing basis and the same will be supplemented and amended to investors in public filings, including in the event of government policy changes or the introduction of new or amended guidance, laws or regulations regarding cannabis regulation. As noted under “Non-Compliance with State and Local Cannabis Laws” below, Ayr intends to cause its businesses to promptly remedy any material known occurrences of non-compliance with applicable State and local cannabis rules and regulations, and Ayr intends to publicly disclose any material non-compliance, citations or notices of violation which may have an impact on its licenses, business activities or operations.

Exposure to U.S. Marijuana Related Activities

As of June 30, 2020, 100% of the businesses was directly derived from United States cannabis-related activities. As such, the Corporation’s balance sheet and operating statement exposure to United States cannabis related activities is 100%.

Federal Regulatory Environment

The federal government of the United States regulates controlled substances through the Controlled Substances Act (CSA), which places controlled substances on one of five schedules. Currently, marijuana is classified as a Schedule I controlled substance. A Schedule I controlled substance means the Drug Enforcement Agency considers it to have a high potential for abuse, no accepted medical treatment, and a lack of accepted safety for the use of it even under medical supervision. Overall, the United States federal government has specifically reserved the right to enforce federal law regarding the sale and disbursement of medical or adult-use marijuana even if such sale and disbursement is sanctioned by State law. Accordingly, there are a number of significant risks associated with the business of the Corporation and unless and until the United States Congress amends the CSA with respect to medical and/or adult-use cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a significant risk that federal authorities may enforce current federal law, and the business of the Corporation may be deemed to be producing, cultivating, extracting, or dispensing cannabis or aiding or abetting or otherwise engaging in a conspiracy to commit such acts in violation of federal law in the United States.

The Corporation’s operations, to the Corporation’s knowledge, are in compliance with applicable State laws, regulations and licensing requirements in all material respects. Additionally, the Corporation uses the same proprietary, best-practices policies and procedures in its managed facilities as in its owned facilities in order to ensure systematic operations and, as such, to the Corporation’s knowledge, the facilities that the Corporation operates are in compliance with applicable State laws, regulations and licensing requirements in all material respects. Nonetheless, for the reasons described above and risks described under the “Forward-Looking Information”, but not limited to these reasons, there are significant risks associated with the business of the Corporation. Readers are strongly encouraged to carefully read all the risk factors contained herein.

The following sections entitled “– Nevada” and “– Massachusetts” and “- Pennsylvania” describe the legal and regulatory landscape in respect of the States in which the Corporation currently operates, in the cases of Nevada and Massachusetts, and where it intends to operate, in the case of Pennsylvania.

Ayr Strategies Inc.	18	Annual Information Form

While the Corporation’s compliance controls have been developed to mitigate the risk of any material violations of a license arising, there is no assurance that the Corporation’s licenses will be renewed in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process could impede the ongoing or planned operations of the Corporation and have a material adverse effect on the Corporation’s business, financial condition, results of operations or prospects.

Depending upon the results of the upcoming November 2020 U.S. federal election, it is possible that additional changes could occur. There can be no assurance as to the position any new administration may take on marijuana and a new administration could decide to enforce the federal laws strongly. Any enforcement of current federal laws could cause significant financial damage to the Corporation and its shareholders. Further, future presidential administrations may want to treat marijuana differently and potentially enforce the federal laws more aggressively.

U.S. Federal Enforcement Priorities

Due to the current federal regulatory environment in the Unites States, as further described herein, Ayr may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada and the U.S. As a result, Ayr may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on Ayr’s ability to invest in the U.S. or any other jurisdiction. See “Risk Factors – While legal under applicable U.S. State law, Ayr’s business activities are illegal under U.S. federal law” and “Risk Factors – The approach to the enforcement of cannabis laws may be subject to change or may not proceed as previously outlined”.

Changes in government policy or public opinion can significantly influence the regulation of the cannabis industry in Canada, the United States and elsewhere. A negative shift in the public’s perception of cannabis in the U.S. or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause State jurisdictions to abandon initiatives or proposals to legalize cannabis, thereby limiting the number of new State jurisdictions into which Ayr could expand. Any inability to fully implement Ayr’s expansion strategy may have a material adverse effect on Ayr’s business, financial condition and results of operations. See “Risk Factors”.

Further, violations of any U.S. federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from criminal charges or civil proceedings conducted by either the U.S. federal government or private citizens (who have the right to seek private relief for Ayr’s “aiding and abetting” activities that violate U.S. federal law), including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on Ayr, including on its reputation and ability to conduct business, its holding (directly or indirectly) of cannabis licenses in the U.S., the listing of its securities on various stock exchanges, its financial position, operating results, profitability or liquidity, or the market price of its publicly-traded shares. In addition, it is difficult for Ayr to estimate the time or resources that would be needed for the investigation or final resolution of any such matters because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial. See “Risk Factors – Risks Related to Legality of Cannabis”.

Nevada

Nevada Regulatory Landscape

The use of medical marijuana was legalized in Nevada by a ballot initiative in 2000. Nevada has legislatively enacted the licensing of medical marijuana business establishments since 2013. Adult-use cannabis was approved in November 2016, when voters in Nevada passed an adult-use cannabis measure to allow for the licensing of business establishments to engage in the sale of adult-use cannabis in the State. The first retail stores to sell adult-use marijuana began sales in July 2017. As of July 1, 2020, the Nevada Cannabis Compliance Board (the successor to the Nevada Department of Taxation as the applicable regulatory agency) governs and administers regulatory oversight for the medical and adult-use cannabis programs. Cities and counties in Nevada are allowed to determine the number of local marijuana licenses they will issue up to the maximum number allocated by the statute. The Corporation provides operational support for facilities in Nevada cities or counties with clearly defined marijuana programs. Currently, the Corporation provides operational support to facilities located in the Clark County, Henderson, Reno and Washoe County jurisdictions.

Ayr Strategies Inc.	19	Annual Information Form

Licenses

The Corporation provides operational support to one (1) cultivation facility, two (2) production facilities, and five (5) dispensaries in the State of Nevada. Under applicable laws, the licenses issued for these facilities permit the businesses to cultivate, manufacture, process, package, sell, and purchase marijuana pursuant to the terms of the licenses and Nevada regulations.

State issued licenses are renewed annually, and local business licenses are renewed quarterly or annually, and there is no ultimate expiry after which no renewals are permitted. Additionally, in respect of the renewal process, provided that the requisite renewal fees are paid, the renewal application is submitted in a timely manner along with the necessary supporting documents, including requisite background investigations, and regulatory requirements are met, the licensee would expect to receive the applicable renewed license in the ordinary course of business. One of the entities to whom Ayr provides operational support, LivFree, was recently awarded two (2) additional dispensary licenses in the greater Las Vegas market, one (1) in Clark County and one (1) in Henderson, and aims to open the additional Clark County dispensary this year.

Regulations

In the State of Nevada, only marijuana that is grown/produced in the State by a licensed establishment may be sold in the State. The companies to which the Corporation provides operational support are vertically-integrated and have the capabilities to cultivate, harvest, process and sell/dispense/deliver adult-use and medical cannabis and cannabis products.

Reporting Requirements

The State of Nevada uses METRC solution (“METRC”) as the State’s computerized seed-to-sale tracking system used to track commercial marijuana activity. Individual licensees whether directly or through third-party integration systems are required to push data to the State to meet reporting requirements. The companies to which the Corporation provides operational support each have a seed-to-sale system in the State which is designed to capture the required data points for cultivation, manufacturing and retail as required in Nevada Revised Statutes sections 453A and 453D.

Storage and Security

To ensure the safety and security of cannabis business premises and to maintain adequate controls against diversion, theft, and loss of cannabis and cannabis products, Nevada licensed cannabis establishments are required to do the following:

1.	Maintain an enclosed, locked facility;

2.	Have a single secure entrance;

3.	Train employees in security measures and controls, emergency response protocol, confidentiality requirements, safe handling of equipment, procedures for handling products, as well as the differences in strains, methods of consumption, methods of cultivation, methods of fertilization and methods for health monitoring;

4.	Implement and install, at a minimum, the following security equipment and practices to deter and prevent unauthorized entrances:

a.	devices that detect unauthorized intrusion (which may include a signal system);

b.	exterior lighting designed to facilitate surveillance;

c.	electronic monitoring devices, further including (without limitation);

i.	at least one call-up monitor that is at least 19 inches in size;

ii.	a video printer that can immediately produce a clear still photo from any video camera image;

iii.	video cameras with a recording resolution of at least 704 x 480 that full capture all of the building’s points of ingress and egress as well as all interior limited access areas such that such cameras capture and can identify any activity occurring in or adjacent to the building;

Ayr Strategies Inc.	20	Annual Information Form

iv.	a video camera at each point-of-sale location which allows for the identification of any person who holds a valid registry identification card, including, without limitation, a designated primary caregiver, purchasing medical marijuana;

v.	a video camera in each grow room that can identify any activity occurring within the grow room in low light conditions;

vi.	a method for storing video recordings from the video cameras for at least 30 calendar days;

vii.	a failure notification system that provides an audible and visual notification of any failure in the electronic monitoring system;

viii.	sufficient battery backup for video cameras and recording equipment to support at least five (5) minutes of recording in the event of a power outage; and

ix.	a security alarm to alert local law enforcement of unauthorized breach of security; and

5.	Implement security procedures that:

a.	restrict access of the establishment to only those persons/employees authorized to be there;

b.	deter and prevent theft;

c.	provide identification (badge) for those persons/employees authorized to be in the establishment;

d.	prevent loitering;

e.	require and explain electronic monitoring; and

f.	require and explain the use of automatic or electronic notifications to alert local law enforcement of any security breaches.

Massachusetts

Massachusetts Regulatory Landscape

The use of cannabis for medical use was legalized in Massachusetts by a voter approval of the Massachusetts Marijuana Initiative in 2012. The law took effect on January 1, 2013, eliminating criminal and civil penalties for the possession and use of up to a 60-day or ten (10) ounce supply of marijuana for medical use for patients possessing a State issued registration card.

On November 8, 2016, Massachusetts voters approved Question 4 or the Massachusetts Marijuana Legalization Initiative, which allowed for recreational or “adult use” cannabis in the Commonwealth. On September 12, 2017, the Cannabis Control Commission (“CCC”) was established under Chapter 55 of the Acts of 2017 (the “Massachusetts Act”) to implement and administer laws enabling access to medical and adult-use cannabis.

On November 16, 2018, the CCC issued the first notices for retail marijuana establishments to commence adult-use operations in Massachusetts.

Under the current program there are no State-wide limits on the total number of licenses permitted; however, no individual or entity shall be a controlling person over more than three licenses in a particular class of license. Similarly, no individual, corporation or other entity shall be in a position to control the decision making of more than three licenses in a particular class of license. In addition, all marijuana establishments are required to enter into host community agreements with the municipality in which they are located.

Licenses

The Corporation maintains two (2) adult-use cultivation licenses, one (1) adult-use product manufacturer license and one (1) adult-use transportation license in the Commonwealth of Massachusetts. In addition, the Corporation owns medical licenses that allow it to maintain three (3) medical marijuana dispensaries in the Commonwealth. These licenses permit the Corporation to cultivate, manufacture, process, package, sell, and purchase marijuana pursuant to the terms of the licenses.

Ayr Strategies Inc.	21	Annual Information Form

Regulations

Under the terms of the marijuana cultivator license, the licensee may cultivate, process and package marijuana, to transfer and deliver marijuana products to marijuana establishments, but not to consumers. A marijuana product manufacturer is an entity authorized to obtain, manufacture, process and package marijuana and marijuana products, to deliver marijuana and marijuana products to marijuana establishments and to transfer marijuana and marijuana products to other marijuana establishments, but not to consumers. A marijuana retailer is an entity authorized to purchase and deliver marijuana and marijuana products from marijuana establishments and to sell or otherwise transfer marijuana and marijuana products to marijuana establishments and to consumers. A marijuana retailer provides a retail location which may be accessed by consumers 21 years of age or older or, if the retailer is co-located with a registered marijuana dispensary (“RMD”) by individuals who are registered qualifying patients with the Medical Use of Marijuana Program with a registration card.

In order for a customer to be dispensed marijuana, they must present a valid government issued photo ID immediately upon entry of the retail facility. If the individual is younger than 21 years old but 18 years of age or older, he or she shall not be admitted unless he or she produces an active medical registration card issued by the CCC. If the individual is younger than 18 years old, he or she shall not be admitted unless he or she produces an active medical registration card and is accompanied by a personal caregiver with an active medical registration card. In addition to the medical registration card, registered qualifying patients 18 years of age and older and personal caregivers must also produce proof of identification.

Each recreational customer may be dispensed no more than one ounce of marijuana or five grams of marijuana concentrate per transaction as outlined in 935 CMR 500.140(4). Medical patients may be dispensed up to a 60-day supply of marijuana, or the equivalent amount of marijuana in marijuana infused products (“MIPs”), that a registered qualifying patient would reasonably be expected to need over a period of 60 calendar days for his or her personal medical use, which is ten ounces, subject to 105 CMR 725.010(I).

Allowable forms of marijuana in Massachusetts include smokable dried flower, dried flower for vaporizing, cannabis derivative products (i.e., vape pens, gel caps, tinctures, etc.) and medical cannabis-infused products, including edibles.

In the Commonwealth of Massachusetts, only cannabis that is grown and manufactured in the Commonwealth can be sold in the State. For adult-use, Massachusetts is not a vertically-integrated system. As a result, a marijuana retailer may purchase and transport marijuana products from marijuana establishments and transport, sell or otherwise transfer marijuana products to marijuana establishments and to consumers. Licensed cultivators and product manufacturers may cultivate, harvest, process, produce package and sell marijuana products to marijuana establishments.

Reporting Requirements

The CCC has selected METRC as the State’s track-and-trace (“T&T”) system used to track commercial cannabis activity and movement across the distribution chain (“seed-to-sale”). The system allows for other third-party system integration via API.

For a more detailed analysis of the federal and State regulatory environment, see the “Cannabis Market Overview” section in the final non-offering prospectus of Ayr dated February 15, 2019 (the “Final QT Prospectus”).

Pennsylvania

Pennsylvania Regulatory Landscape

The Pennsylvania Medical Marijuana Act (the “PAMMA”) was signed into law on April 17, 2016 and originally provided access to Pennsylvania residents with one of 17 qualifying conditions, including epilepsy, chronic pain, and post-traumatic stress disorder. Retail sales began in February 2018. The Commonwealth of Pennsylvania, which consists of nearly 13 million residents and qualifies as the fifth largest population in the U.S., operates as a high-barrier market with very limited market participation. The PAMMA authorizes only a maximum of 25 grower/processor permits and 50 dispensary permits. As part of “Phase 1” of the Commonwealth’s permitting process in 2017, the Pennsylvania Department of Health (the “PA DOH”) which administers the Commonwealth’s Medical Marijuana Program, originally awarded only 12 grower/processor permits and 27 dispensary permits. Subsequently, in 2018, PA DOH conducted “Phase 2” of the permitting process, during which it awarded the remaining 13 grower/processor permits and 23 dispensary permits authorized under the PAMMA. In July of 2019, the PA DOH expanded the list of qualifying medical conditions to include anxiety disorders and Tourette syndrome, increasing the number of qualifying conditions to 23. As of May 2020, there were 297,317 patients registered in the Program.

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Chapter 20 of the PAMMA established a marijuana research program whereby clinical registrants collaborate with medical schools and hospitals to design and implement a research plan. Chapter 20 authorizes PA DOH to issue grower/processor and dispensary permits to up to eight (8) clinical registrants. Under these permits, which are in addition to the 25 grower/processor and 50 dispensaries mentioned above, clinical registrants effectively operate as vertically integrated entities. Furthermore, the dispensary permits authorize clinical registrants to operate dispensaries at up to six (6) locations in any region of the Commonwealth. The dispensaries must dispense marijuana for the purpose of conducting research. To date, PA DOH has issued permits to seven (7) clinical registrants.

Pennsylvania Licenses

All dispensaries must register with the PA DOH. Registration certificates are valid for a period of one year and are subject to annual renewals after required fees are paid and the business remains in good standing. Renewal requests are typically communicated through email and include a renewal form.

License and Regulations

Each retail dispensary license permits the holder to purchase marijuana and marijuana products from grower/processor facilities and allows the sale of marijuana and marijuana products to registered patients.

Site-Visits & Inspections

All licensed dispensary locations must be inspected and approved by the PA DOH before commencing liver operations. Thereafter, dispensaries are subject to PA DOH inspection, whether with or without notice.

Reporting Requirements

The Commonwealth of Pennsylvania uses MJ Freeway as a T&T system for seed-to-sale reporting. Individual permittees are required to use MJ Freeway to push data to the Commonwealth to meet all reporting requirements. The Corporation’s subsidiaries use MJ Freeway as its in-house computerized seed-to-sale software, which integrates with the Commonwealth’s MJ Freeway program and captures the required data points for cultivation, manufacturing and retail as required in the Pennsylvania medical marijuana laws and regulations.

Storage and Security

All dispensaries are required to have a locked limited access area for the storage of medical marijuana that is expired, damaged, deteriorated, mislabeled, contaminated, recalled or whose containers or packages have been opened or breached until such product is returned to the grower/processor.

Compliance with State Regulatory Frameworks

Nevada Regulatory Compliance

Each of the Nevada-based cannabis establishments for which the Corporation provides operational support possess licenses and/or operate dispensaries in compliance with applicable licensing requirements and the regulatory framework enacted by the State of Nevada in all material respects, and maintains the appropriate licenses for the cultivation, production, distribution and operation of dispensaries, as applicable.

None of the Nevada-based cannabis businesses for which the Corporation provides operational support has experienced any non-compliance which may have an impact on its licenses, business activities or operations which has not been remedied, nor are any of the Corporation’s Nevada-based cannabis businesses subject to any outstanding notices of violation by the State of Nevada which may have an impact on its licenses, business activities or operations. As noted under “Non-Compliance with State and Local Cannabis Laws” below, on behalf of businesses for which it provides operational support, Ayr intends to promptly remedy any material known occurrences of non-compliance with applicable State and local cannabis rules and regulations and, on behalf of businesses for which it provides operational support, Ayr intends to publicly disclose any material non-compliance, citations or notices of violation which may have an impact on its licenses, business activities or operations.

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Each of the Nevada-based cannabis businesses for which the Corporation provides operational support uses an end-to-end (“seed to sale”) capable control system for tracking and tracing cannabis plants and products. Each of Leaflogix and Metrc are in use among the Corporation’s Nevada-based businesses for which it provides operational support. These solutions have been specifically designed to satisfy the applicable reporting requirements associated with regulated cannabis activities.

In addition to these software-based control systems, each of the Nevada licensed cannabis establishments to which the Corporation provides operational support has designated a set of operating procedures, including employee training in respect of such procedures, to secure compliance.

Standard operating procedures in respect of regulatory compliance were developed by each of the Nevada licensed cannabis establishments to which the Corporation provides operational support and reviewed with the applicable regulators during each of the establishment’s initial licensing processes and are reviewed on a continuous basis by virtue of ongoing inspections and reviews by the applicable regulatory authorities. Managers and employees at each of the Nevada licensed cannabis establishments to which the Corporation provides operational support are empowered to identify key business processes that should be formally documented to assure safety and regulatory compliance.

Each of the Nevada licensed cannabis establishments to which the Corporation provides operational support has detailed standard operating procedures in respect of building security, cash management, security of financial instruments, security monitoring systems, security of information, and general security and safety.

Each of the Nevada licensed cannabis establishments to which the Corporation provides operational support utilizes a security system around the perimeter of each dispensary designed to prevent and detect diversion, theft or less of marijuana, utilizing commercial grade security and surveillance equipment in compliance with State regulatory requirements.

Additionally, each of the Nevada licensed cannabis establishments to which the Corporation provides operational support also has detailed standard operating procedures and protocols for inventory and storage processes, including responsibility for management, inventory limits, inventory counts and reviews, facility reporting, cannabis inventory receipts, a waste disposal plan, salvage and solid waste disposal.

Inventory Management Requirements: Each of the Nevada licensed cannabis establishments to which the Corporation provides operational support maintains policies and procedures and employs industry-specific software to track inventory and to seek to ensure strict regulatory compliance at both the retail and wholesale levels. These processes include:

•	wholesale transfer;

•	inventory intake;

•	inventory management;

•	retail transactions; and

•	sales data tracking and reporting.

Procedures exist to ensure each of the applicable Nevada licensed cannabis establishments to which the Corporation provides operational support facility tracks its cumulative inventory of seeds, plants, and usable marijuana. Generally, these inventory control systems are designed to:

•	establish and maintain a perpetual inventory system which adequately documents the flow of materials through the manufacturing process;

Ayr Strategies Inc.	24	Annual Information Form

•	establish procedures which reconcile the raw material used to the finished product on the basis of each job; and

•	seek to ensure the absence of significant variances between system outputs and physical inventory counts.

For cultivation and production facilities, for each lot received at a facility, such inventory control systems are designed to document:

•	the batch or lot number;

•	the strain of the marijuana seeds or marijuana cuttings planted;

•	the number of marijuana seeds or marijuana cuttings planted;

•	the date on which the marijuana seeds or cuttings were planted;

•	a log or schedule of chemical additives used in the cultivation, including nonorganic pesticides, herbicides and fertilizers;

•	the number of marijuana plants grown to maturity;

•	harvest information, including:

○	the date of harvest;

○	the final yield weight of processed usable marijuana; and

○	the name and agent registration card number of the agent responsible for the harvest;

•	marijuana flowers in process in all locations;

•	marijuana in storage by location;

•	marijuana in locked containers awaiting disposal; and

•	an audit trail of all material inventory adjustments.

Retail dispensaries maintain current and complete books and records and sales reports, including invoices that reflect all purchases and sales of marijuana made to and by the applicable dispensary, that are available from an electronic verification systems, point of sale systems, and/or inventory control systems (which may be separate systems or functionalities combined into a single system) and are stored in secure safe rooms. Such records include:

•	in respect of dispensary inventory:

○	the date and time of delivery of each purchase or transfer from a cultivation or production facility;

○	the quantity, type and form and price of marijuana and infused or edible products purchased from a cultivation or production facility in each purchase as well as related products;

○	invoices and delivery documents, showing entry into the inventory control system; and

○	the quantity of marijuana still available for sale at the dispensary; and

•	in respect of dispensary retail sales:

○	the date and time of each retail sale;

○	the quantity, type, form, and price of marijuana distributed or dispensed;

○	the price paid or consideration given for the marijuana;

Ayr Strategies Inc.	25	Annual Information Form

○	identifying information of the purchaser (i.e., name and address, and card number in the case of medical marijuana transactions); and

○	identifying information of the employee conducting the transaction (i.e., the name, initials, or employee identification number of the person who dispensed or sold the marijuana).

All invoices and delivery documents must be systematically filed and maintained for a period of five years from date of delivery and must show a legible and complete statement of terms and conditions for each purchase.

Sales records must be compliant with all of the applicable policies and procedures according to applicable documented plans of the Nevada licensed cannabis establishments to which the Corporation provides operational support, State laws and regulations, and must include for regulatory authority reporting and internal tracking purposes:

•	the date and time of each sale;

•	the method of distribution (on-site or delivery);

•	the quantity, form, and price marijuana and any other products dispensed;

•	the consideration given;

•	the name, address, and identification number of the marijuana as recorded on the electronic verification system; and

•	the names, initials, or employee identification numbers of the individuals who packaged, dispensed, delivered, and sold the marijuana.

Disposal of Inventory: All marijuana waste, including waste composed of or containing finished marijuana, must be stored, secured, and managed in accordance with applicable State and local statutes, ordinances, and regulations. All waste disposed by the applicable Nevada licensed cannabis establishments to which the Corporation provides operational support is recorded in the relevant inventory control system, including:

•	a description of and reason for the marijuana being disposed of, including, if applicable, the number of failed or other unusable marijuana plants;

•	the date of disposal;

•	confirmation that the marijuana was rendered unusable before disposal;

•	the method of disposal; and

•	the name and card number of the agent responsible for the disposal.

Only specifically authorized employees can destroy product. A list of authorized employees that may destroy product is required to be maintained at each such Nevada-based business facility. Permissions are defined by agent and password protected. The destroyed weight and the reason for destruction is required and recorded. The inventory control systems of the Nevada licensed cannabis establishments to which the Corporation provides operational support can generate reports on destroyed material at any point in the destruction process.

In addition to controls over inventory, State regulatory frameworks specify guidelines in respect of general security.

General Security Guidelines: The applicable Nevada-based business’ general security guidelines include:

•	background checks for current/new employees, particularly if the employee is to be accessing restricted areas;

•	maintaining video surveillance of facilities;

•	maintaining visitor logs;

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•	providing for and maintaining secure perimeters for facilities;

•	requesting employees to watch for suspicious activities;

•	keeping all access system credentials, access codes, access cards, passwords, etc., in a way that is designed to be secure and accessible only to specifically authorized personnel;

•	retrieving keys and employment identification cards from an employee and changing computer access passwords when their employment ends;

•	arranging for prompt and safe disposal of materials;

•	all employees being required to be trained on emergency procedures; and

•	posting emergency response numbers, including fire, law enforcement, and executive team in several locations in each facility.

Cash Management: As noted above, the Nevada licensed cannabis establishments to which the Corporation provides operational support have detailed standard operating procedures and protocols for cash management, including internal controls and cash security procedures. Examples of such standard operating procedures and protocols used by certain of the dispensaries of the Nevada licensed cannabis establishments to which the Corporation provides operational support include, without limitation:

•	random review of cash register drawers by dispensary supervisors;

•	random removal of cash from cash register drawers by dispensary supervisors and placement of such cash into a secure vault;

•	insertion of all cash from cash registers drawers into a secure vault at the end of each day;

•	recording of daily cash intake by supervisors on a “Register Close” sheet and daily reconciliation of such values against daily sales reports and the prior day’s recording of total cash on-hand;

•	recording of all disbursements on a disbursement form; and

•	daily audits of total cash on hand and investigations in respect of any noted variances.

The Nevada licensed cannabis establishments to which the Corporation provides operational support have worked with internal personnel and advisors to help prescribe and/or implement measures designed to seek to ensure compliance with applicable State laws on an ongoing basis, including:

•	correspondence and updates with regulators;

•	ongoing monitoring of compliance with operating procedures and regulations by on-site management; and

•	appropriate employee training for all standard operating procedures.

The Nevada licensed cannabis establishments to which the Corporation provides operational support enlist their internal compliance personnel, whose responsibilities include monitoring the day-to-day activities, ensuring that the established standard operating procedures are being adhered to, identifying any non-compliance matters and putting into place the necessary modifications to seek to ensure compliance.

While the Nevada licensed cannabis establishments to which the Corporation provides operational support are compliant with State and local cannabis laws in all material respects, their cannabis-related activities remain illegal under United States federal law. See “Risk Factors”.

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Massachusetts Regulatory Compliance

The Corporation’s Massachusetts-based business is in compliance with applicable licensing requirements and the regulatory framework enacted by the Commonwealth of Massachusetts in all material respects, and maintains the appropriate licenses for the cultivation, production, distribution and operation of dispensaries, as applicable.

The Corporation’s Massachusetts-based business has not experienced any non-compliance which may have an impact on its licenses, business activities or operations which has not been remedied, nor is such business subject to any outstanding notices of violation by the Commonwealth of Massachusetts which may have an impact on its licenses, business activities or operations. As noted under “Non-Compliance with State and Local Cannabis Laws” below, Ayr intends to cause its businesses to promptly remedy any material known occurrences of non-compliance with applicable State and local cannabis rules and regulations and Ayr intends to publicly disclose any material non-compliance, citations or notices of violation which may have an impact on its licenses, business activities or operations. Given the stage of business of the Corporation’s Massachusetts-based business, such business has, on an on-going basis, internally reviewed applicable Massachusetts laws and regulations relating to the cultivation, manufacture, distribution and sale of cannabis and cannabis products and has internally analyzed its exposure to U.S. federal law. The Corporation’s Massachusetts-based business has enlisted internal compliance personnel to provide on-going advice on applicable U.S. federal and Massachusetts laws.

The Corporation’s Massachusetts-based business currently possesses three (3) registered marijuana dispensary registrations which allow the business to sell medical marijuana in Massachusetts directly to consumers, and which allow for the right to open three (3) adult use dispensaries subject to local municipality and other marijuana regulatory approvals. The Massachusetts-based business currently possesses licenses to cultivate, manufacture and transport to other marijuana establishments in Massachusetts. No assurance can be given that the applicable regulatory approvals allowing for the opening of adult use dispensaries will be received.

In order to secure compliance with applicable regulatory frameworks, the Corporation’s Massachusetts-based business employs a combination of software-based metric tracking and operational processes and procedures designed to comply with in-place regulatory requirements.

The Corporation’s Massachusetts-based business uses Leaflogix, an end-to-end (“seed to sale”) capable control system, for tracking and tracing cannabis plants and products. This solution has been specifically designed to satisfy the applicable reporting requirements associated with regulated cannabis activities.

In addition to the software-based control systems, the Corporation’s Massachusetts-based business has designated a set of operating procedures, including employee training with respect to such procedures, to secure compliance.

Standard operating procedures for regulatory compliance were developed by the Massachusetts-based business and reviewed with the applicable regulators during such business’ initial licensing processes and are reviewed on a continuous basis by virtue of ongoing inspections and reviews by the applicable regulatory authorities. Managers and employees at the Corporation’s Massachusetts-based business are empowered to identify key business processes that should be formally documented to assure safety and regulatory compliance.

The Corporation’s Massachusetts-based business has detailed standard operating procedures for building security, cash management, security of financial instruments, security monitoring systems, security of information, and general security and safety.

The Corporation’s Massachusetts-based business utilizes a security system around the perimeter of each dispensary designed to prevent and detect diversion, theft or less of marijuana, utilizing commercial grade security and surveillance equipment in compliance with the Commonwealth’s regulatory requirements.

Additionally, the Corporation’s Massachusetts-based business also has detailed standard operating procedures and protocols for inventory and storage processes, including responsibility for management, inventory limits, inventory counts and reviews, facility reporting, cannabis inventory receipts, a waste disposal plan, salvage and solid waste disposal.

Inventory Management Requirements: The Corporation’s Massachusetts-based business maintains policies and procedures and employs industry-specific software to track inventory and to seek to ensure strict regulatory compliance at both the retail and wholesale levels. These processes include:

•	wholesale transfer;

Ayr Strategies Inc.	28	Annual Information Form

•	inventory intake;

•	inventory management;

•	retail transactions; and

•	sales data tracking and reporting.

Procedures exist to ensure each applicable Massachusetts-based facility tracks its cumulative inventory of seeds, plants, and usable marijuana. Generally, these inventory control systems are designed to:

•	establish and maintain a perpetual inventory system which adequately documents the flow of materials through the manufacturing process;

•	establish procedures which reconcile the raw material used to the finished product on the basis of each job; and

•	seek to ensure the absence of significant variances between system outputs and physical inventory counts.

For cultivation and production facilities, for each lot received at a facility, such inventory control systems are designed to document:

•	the batch;

•	the strain of the marijuana seeds or marijuana cuttings planted;

•	the number of marijuana seeds or marijuana cuttings planted;

•	the date on which the marijuana seeds or cuttings were planted;

•	a log or schedule of chemical additives used in the cultivation, including nonorganic pesticides, herbicides and fertilizers;

•	the number of marijuana plants grown to maturity;

•	harvest information, including:

○	the date of harvest; and

○	the final yield weight of processed usable marijuana;

•	marijuana flowers in process in all locations;

•	marijuana in storage by location;

•	marijuana in locked containers awaiting disposal; and

•	an audit trail of all material inventory adjustments.

Retail dispensaries maintain current and complete books and records and sales reports, including invoices that reflect all purchases and sales of marijuana made to and by the applicable dispensary, that are available from the Massachusetts-based business’ electronic verification systems, point of sale systems, and/or inventory control systems (which may be separate systems or functionalities combined into a single system) and are stored in secure safe rooms. Such records include:

•	in respect of dispensary inventory:

○	the date and time of delivery of each purchase or transfer from a cultivation or production facility;

Ayr Strategies Inc.	29	Annual Information Form

○	the quantity, type and form of marijuana and infused or edible products purchased from a cultivation or production facility in each purchase as well as related products;

○	invoices and delivery documents, showing entry into the inventory control system; and

○	the quantity of marijuana still available for sale at the dispensary; and

•	in respect of dispensary retail sales:

○	the date and time of each retail sale;

○	the quantity, type, form, and price of marijuana distributed or dispensed;

○	the price paid or consideration given for the marijuana;

○	identifying information of the purchaser (i.e., name and address, and card number in the case of medical marijuana transactions); and

○	identifying information of the employee conducting the transaction (i.e., the name, initials, or employee identification number of the person who dispensed or sold the marijuana).

All invoices and delivery documents must be systematically filed and must show a legible and complete statement of terms and conditions for each purchase.

Sales records must be compliant with all applicable Ayr policies and procedures according to applicable documented plans, State laws and regulations, and must include for regulatory authority reporting and internal tracking purposes:

•	the date and time of each sale;

•	the method of distribution (on-site or delivery);

•	the quantity, form, and price marijuana and any other products dispensed;

•	the consideration given;

•	the name, address, and identification number of the marijuana as recorded on the electronic verification system; and

•	the names, initials, or employee identification numbers of the individuals who packaged, dispensed, delivered, and sold the marijuana.

Disposal of Inventory: All marijuana waste, including waste composed of or containing finished marijuana, must be stored, secured, and managed in accordance with applicable State and local statutes, ordinances, and regulations. All waste disposed of by the Massachusetts-based business is recorded in such business’ inventory control system, including:

•	a description of and reason for the marijuana being disposed of, including, if applicable, the number of failed or other unusable marijuana plants;

•	the date of disposal;

•	confirmation that the marijuana was rendered unusable before disposal; and

•	the method of disposal;

In addition to controls over inventory, State regulatory frameworks specify guidelines in respect of general security.

General Security Guidelines: The Massachusetts-based business’ general security guidelines include:

•	background checks for current/new employees, particularly if the employee is to be accessing restricted areas;

Ayr Strategies Inc.	30	Annual Information Form

•	maintaining video surveillance of facilities;

•	maintaining visitor logs;

•	providing for and maintaining secure perimeters for facilities;

•	requesting employees to watch for suspicious activities;

•	keeping all access system credentials, access codes, access cards, passwords, etc., in a way that is designed to be secure and accessible only to specifically authorized personnel;

•	retrieving keys and employment identification cards from an employee and changing computer access passwords when their employment ends;

•	arranging for prompt and safe disposal of materials;

•	all employees being required to be trained on emergency procedures; and

•	posting emergency response numbers, including fire, law enforcement, and executive team in several locations in each facility.

Cash Management: As noted above, the Corporation’s Massachusetts-based business has detailed standard operating procedures and protocols for cash management, including internal controls and cash security procedures. Examples of such standard operating procedures and protocols used by such business’ dispensaries include, without limitation:

•	random review of cash register drawers by dispensary supervisors;

•	random removal of cash from cash register drawers by dispensary supervisors and placement of such cash into a secure vault;

•	insertion of all cash from cash registers drawers into a secure vault at the end of each day;

•	recording of daily cash intake by supervisors on a “Register Close” sheet and daily reconciliation of such values against daily sales reports and the prior day’s recording of total cash on-hand;

•	recording of all disbursements on a disbursement form; and

•	daily audits of total cash on hand and investigations in respect of any noted variances.

The Corporation’s Massachusetts-based business has worked with an internal advisor to help prescribe and/or implement measures designed to seek to ensure compliance with applicable State laws on an ongoing basis, including:

•	correspondence and updates with regulators;

•	ongoing monitoring of compliance with operating procedures and regulations by on-site management; and

•	appropriate employee training for all standard operating procedures.

In Massachusetts, Ayr enlists its management and compliance personnel, whose responsibilities include monitoring the day-to-day activities, ensuring that the established standard operating procedures are being adhered to, identifying any non-compliance matters and putting into place the necessary modifications to seek to ensure compliance.

While the Corporation’s Massachusetts-based business is compliant with State and local cannabis laws in all material respects, its cannabis-related activities remain illegal under United States federal law. See “Risk Factors”.

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Non-Compliance with State and Local Cannabis Laws

From time to time, as with all businesses and all rules, it is anticipated that the Corporations, through its subsidiaries and establishments to which the Corporation provides operational support, may experience incidences of non-compliance with applicable rules and regulations, which may include minor matters such as:

•	staying open slightly too late due to an excess of customers at stated closing time;

•	minor inventory discrepancies with regulatory reporting software;

•	missing fields in regulatory reports;

•	cleaning schedules not available on display;

•	educational materials and/or interpreter services not available in a sufficient number of languages;

•	updated staffing plan not immediately available on site;

•	improper illumination of external signage;

•	marijuana infused product utensils improperly stored;

•	labels out of compliance with most recent regulatory guidelines;

•	partial obstruction of camera views; and

•	onsite surveillance room used for any other function (i.e. storage).

In addition, either on an inspection basis or in response to complaints, such as from neighbours, customers or former employees, State or local regulators may among other things issue “show cause” letters, give warnings to or cites businesses for which Ayr provides operational support for violations, including those listed above. Such regulatory actions could lead to the requirement to remedy the situation, or, in more serious cases, lead to penalties and/or amendments, suspensions or revocations of licenses or otherwise have an impact on Ayr’s licenses, business activities, operational support activities or operations.

Ayr has implemented regular compliance reviews to seek to ensure compliance with applicable State and local cannabis rules and regulations. Ayr intends to promptly remedy any material known occurrences of non-compliance with applicable State and local cannabis rules and regulations and Ayr intends to publicly disclose any material non-compliance, citations or notices of violation which may have an impact on its licenses, business activities, operational support activities or operations.

Ability to Access Public and Private Capital

Ayr has historically had and will continue to have access to equity financing from the public capital markets by virtue of its status as a reporting issuer in each of the provinces and territories of Canada, other than Québec.

Ayr has access to equity and debt financing from the prospectus exempt (private placement) markets in Canada and the U.S. and has relationships with sources of private capital (such as funds and high net worth individuals) that could be investigated at a higher cost of capital.

While Ayr is unable to obtain traditional bank financing in the U.S. or financing from other U.S. federally regulated entities, it currently has access to equity financing through markets in Canada and the U.S. Since the use of marijuana is illegal under U.S. federal law, and in light of concerns in the banking industry regarding money laundering and other federal financial crime related to marijuana, U.S. banks have been reluctant to accept deposit funds from businesses involved with the marijuana industry. Consequently, businesses involved in the marijuana industry often have difficulty finding a bank willing to accept their business. Likewise, marijuana businesses have limited, if any, access to credit card processing services. As a result, marijuana businesses in the U.S. are largely cash-based. This complicates the implementation of financial controls and increases security issues.

Commercial banks, private equity firms and venture capital firms have approached the cannabis industry cautiously to date. However, there are increasing numbers of high net worth individuals and family offices that have made meaningful investments in companies and businesses similar to Ayr’s. Although there has been an increase in the amount of private financing available over the last several years, there is neither a broad nor deep pool of institutional capital that is available to cannabis license holders and license applicants. There can be no assurance that additional financing, if raised privately, will be available to Ayr when needed or on terms which are acceptable to Ayr. Ayr’s inability to raise financing to fund capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon future profitability. See “Risk Factors – Ayr may be subject to restricted access to banking services in the United States and Canada”.

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RISK FACTORS

The Corporation is subject to various risks and uncertainties and an investment in securities of the Corporation should be considered highly speculative. Prior to making an investment decision, investors should consider the investment risks set forth below and those described elsewhere in this AIF, which are in addition to the usual risks associated with an investment in a business at an early stage of development. The Corporation considers the risks set forth below to be the most significant, but do not consider them to be all the risks associated with an investment in securities of the Corporation.

The following information is a summary only of certain risk factors and is qualified in its entirety by reference to, and must be read in conjunction with, the detailed information appearing elsewhere in this AIF and in the Final QT Prospectus. Additional risks and uncertainties not presently known to Ayr or currently deemed immaterial by Ayr may also impair the operations of Ayr. If any such risks actually occur, shareholders of Ayr could lose all or part of their investment and the business, financial condition, liquidity, results of operations and prospects of Ayr could be materially adversely affected and the ability of Ayr to implement its growth plans could be adversely affected. Prospective investors should consult with their professional advisors to assess any investment in the Corporation.

Risks Related to Legality of Cannabis

While legal under applicable U.S. State law, Ayr’s business activities are illegal under U.S. federal law.

Investors are cautioned that in the United States, cannabis is largely regulated at the State level. To Ayr’s knowledge, as of July 2020, some form of cannabis has been legalized in 33 States, the District of Columbia, and the territories of Guam, U.S. Virgin Islands, Northern Mariana Islands and Puerto Rico. Additional States have pending legislation regarding the same. Although each State in which Ayr will operate authorizes, as applicable, medical and/or adult-use cannabis production and distribution by licensed or registered entities, and numerous other States have legalized cannabis in some form, under U.S. federal law, the possession, use, cultivation, and transfer of cannabis and any related drug paraphernalia is illegal, and any such acts are criminal acts under federal law under any and all circumstances under the Substances Act. The concepts of “medical cannabis”, “retail cannabis” and “adult-use cannabis” do not exist under U.S. federal law. Marijuana is a Schedule I drug under the Substances Act. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the U.S., and a lack of safety for the use of the drug under medical supervision. Although Ayr believes its businesses are compliant with applicable U.S. State and local law, strict compliance with State and local laws with respect to cannabis may not absolve Ayr of liability under U.S. federal law, nor may it provide a defense to any federal proceeding which may be brought against Ayr. Any such proceedings brought against the Ayr may result in a material adverse effect on Ayr.

Since the possession and use of cannabis and any related drug paraphernalia is illegal under U.S. federal law, Ayr may be deemed to be aiding and abetting illegal activities. The Corporation’s businesses manufacture and/or distribute medical and adult-use cannabis. As a result, U.S. law enforcement authorities, in their attempt to regulate the illegal use of cannabis and any related drug paraphernalia, may seek to bring an action or actions against Ayr, including, but not limited to, a claim regarding the possession, use and sale of cannabis, and/or aiding and abetting another’s criminal activities. The U.S. federal aiding and abetting statute provides that anyone who “commits an offense or aids, abets, counsels, commands, induces or procures its commission, is punishable as a principal.” As a result, the U.S. Department of Justice (“DOJ”), under the current administration, could allege that Ayr has “aided and abetted” violations of federal law by providing financing and services to the Corporation. Under these circumstances, the federal prosecutor could seek to seize the assets of Ayr, and to recover the “illicit profits” previously distributed to shareholders resulting from any of the foregoing. In these circumstances, Ayr’s operations would cease, shareholders may lose their entire investment and directors, officers and/or shareholders may be left to defend any criminal charges against them at their own expense and, if convicted, be sent to federal prison. Such an action would result in a material adverse effect on Ayr.

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U.S. Customs and Border Protection (“CBP”) enforces the laws of the United States. Crossing the border while in violation of the Substances Act and other related federal laws may result in denied admission, seizures, fines and apprehension. CBP officers administer the Immigration and Nationality Act to determine the admissibility of travelers, who are non-U.S. citizens, into the United States. An investment in Ayr, if it became known to CBP, could have an impact on a shareholder’s admissibility into the United States and could lead to a lifetime ban on admission. See “Risk Factors - U.S. border officials could deny entry of non-U.S. citizens into the U.S. to employees of or investors in companies with cannabis operations in the United States and Canada”.

The Corporation derives 100% of their revenues from the cannabis industry in certain States, which industry is illegal under U.S. federal law. Even where the Corporation’s cannabis-related activities are compliant with applicable State and local law, such activities remain illegal under U.S. federal law. The enforcement of relevant laws is a significant risk.

Medical cannabis has been protected against enforcement by enacted legislation from the United States Congress in the form of what is commonly called the “Rohrabacher-Blumenauer Amendment”, which prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the State-level, subject to the United States Congress restoring such funding. Notably, this amendment has always applied to only medical cannabis programs, and has no effect on pursuit of recreational cannabis activities. The amendment has historically been passed as an amendment to omnibus appropriations bills, which by their nature expire at the end of a fiscal year or other defined term. Subsequent to the issuance of the Sessions Memorandum by then Attorney General Sessions on January 4, 2018, the United States Congress passed its omnibus appropriations bill, SJ 1662, which for the fourth consecutive year contained the Rohrabacher-Blumenauer Amendment language (referred to in 2018 as the Leahy Amendment) and continued the protections for the medical cannabis marketplace and its lawful participants from interference by the U.S. DOJ up and through the 2018 appropriations deadline of September 30, 2018.

The deadline passed, but the Rohrbacher-Leahy Amendment remained in effect by virtue of a continuing resolution under which the entire 2018 budget continued to operate.  Following the expiration of the continuing resolution on December 7, 2018, Congress failed to agree upon an appropriations bill, and the United States government entered a partial shutdown. The Rohrabacher-Leahy Amendment was no longer in effect during the partial shutdown. The partial shutdown ended on January 25, 2019 when the United States Congress passed an appropriations bill funding the United States government through February 15, 2019.  This temporary appropriations bill included language similar to the Rohrabacher Leahy Amendment (now referred to as the “Joyce/Leahy Amendment”).  On February 15, 2019, the amendment was renewed through the signing of the Fiscal Year 2019 omnibus spending bill, effective through September 30, 2019. On September 27, 2019, the amendment was renewed through a stopgap spending bill, and it was renewed again on November 21, 2019. On December 20, 2019, the amendment was renewed by the signing of the Fiscal Year 2020 omnibus spending bill, effective through September 30, 2020. That legislation also contains a provision continuing to block Washington, D.C. from using its own local tax dollars to implement a legal marijuana sales program.

As he did when signing the 2017 and 2019 spending bills (but not the 2018 bill), President Trump included a signing statement when he signed the 2020 spending bill. That statement reads, in part, “My Administration will treat [the amendment] consistent with the President’s constitutional responsibility to faithfully execute the laws of the United States.” Some have interpreted this as a reservation of the right to disregard the language of the amendment when enforcing federal drug laws against those who are otherwise compliant with State medical cannabis laws.

President Trump’s 2021 budget plan released in February 2020 did not include the amendment. This is not unusual, as he made similar proposals in his 2019 and 2020 plans. Congress still voted to include the amendment both times. In July 2020, the House of Representatives passed the “Blumenauer-McClintock-Norton-Lee amendment,” to the Commerce, Justice, Science (CJS) Appropriations bill. That amendment would continue the Joyce/Leahy amendment’s protections for state medical cannabis programs, and extend those protections to include recreational programs in states where recreational cannabis is legal. The House passed a CJS appropriations bill with the same expansion last year, but ultimately agreed with the Senate’s proposal to continue protections only for medical cannabis programs. Senate Majority Leader Mitch McConnell opposes marijuana legalization, and the Senate may take the same approach this year.

Should the Joyce/Leahy amendments language not be included in the final Fiscal Year 2021 appropriations package, there can be no assurance that the federal government will not seek to prosecute cases involving medical cannabis businesses that are otherwise compliant with State law. Such potential proceedings could involve significant restrictions being imposed upon Ayr or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on Ayr, even if such proceedings were concluded successfully in favour of Ayr.

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Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on Ayr, including its reputation and ability to conduct business, its holding (directly or indirectly) of medical and adult-use cannabis licenses in the United States, its financial position, operating results, profitability or liquidity or the market price of its publicly-traded shares. In addition, it will be difficult for Ayr to estimate the time or resources that would be needed for the investigation of any such matters or its final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

The approach to the enforcement of cannabis laws may be subject to change or may not proceed as previously outlined.

As a result of the conflicting views between State legislatures and the federal government regarding cannabis, investments in cannabis businesses in the U.S. are subject to inconsistent legislation and regulation. The response to this inconsistency was addressed in the Cole Memorandum addressed to all United States district attorneys acknowledging that notwithstanding the designation of cannabis as a controlled substance at the federal level in the United States, several States have enacted laws relating to cannabis for medical purposes.

The Cole Memorandum outlined certain priorities for the U.S. DOJ relating to the prosecution of cannabis offenses. In particular, the Cole Memorandum noted that in jurisdictions that have enacted laws legalizing cannabis in some form and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, conduct in compliance with those laws and regulations is less likely to be a priority at the federal level. Notably, however, the U.S. DOJ has never provided specific guidelines for what regulatory and enforcement systems it deems sufficient under the Cole Memorandum standard.

In light of limited investigative and prosecutorial resources, the Cole Memorandum concluded that the U.S. DOJ should be focused on addressing only the most significant threats related to cannabis. States where medical cannabis had been legalized were not characterized as a high priority. In March 2017, then newly appointed Attorney General Jeff Sessions again noted limited federal resources and acknowledged that much of the Cole Memorandum had merit; however, he had previously stated that he did not believe it had been implemented effectively and, on January 4, 2018, former Attorney General Jeff Sessions issued the Sessions Memorandum, which rescinded the Cole Memorandum. The Sessions Memorandum rescinded previous nationwide guidance specific to the prosecutorial authority of United States Attorneys relative to cannabis enforcement on the basis that they are unnecessary, given the well-established principles governing federal prosecution that are already in place. Those principles are included in chapter 9.27.000 of the USAM and require federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.

As a result of the Sessions Memorandum, federal prosecutors are now free to utilize their prosecutorial discretion to decide whether to prosecute cannabis activities despite the existence of State-level laws that may be inconsistent with federal prohibitions. No direction was given to federal prosecutors in the Sessions Memorandum as to the priority they should ascribe to such cannabis activities, and resultantly it is uncertain how active U.S. federal prosecutors will be in relation to such activities.

As discussed above, should the Joyce/Leahy amendment not be renewed, there can be no assurance that the federal government will not seek to prosecute cases involving medical cannabis businesses that are otherwise compliant with State law.

Furthermore, the Sessions Memorandum did not discuss the treatment of medical cannabis by federal prosecutors. While dozens of U.S. attorneys from across the country have affirmed that their view of federal enforcement priorities has not changed, there can be no assurances that such views are universally held or will continue in the near future. In California, at least one U.S. Attorney has made comments indicating a desire to enforce the Controlled Substances Act, stating that the Sessions Memorandum and the rescission of the Cole Memorandum “returns trust and local control to federal prosecutors” to enforce the Controlled Substances Act. These and other so called “enforcement hawks” in California or elsewhere may choose to enforce the Controlled Substances Act in accordance with federal policies prior to the issuance of the Cole Memorandum. As such, there can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with State law. Contrastingly, Andrew Lelling, the U.S. Attorney for the District of Massachusetts, issued a statement explaining that while marijuana is illegal under federal law, his “office’s resources […] are primarily focused on the opioid epidemic.”2 In this statement, U.S. Attorney Lelling also clarified that his marijuana enforcement efforts will be focused on overproduction, targeted sales to minors, and organized crime and interstate transportation of drug proceeds.

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On November 7, 2018, Mr. Sessions tendered his resignation as Attorney General at the request of President Donald Trump. Following Mr. Sessions’ resignation, Matthew Whitaker began serving as Acting United States Attorney General, and William Barr was eventually appointed to the role. Mr. Barr is a former Attorney General under George H.W. Bush, with an anti-drug stance during his tenure.  During his Senate confirmation hearing, Mr. Barr stated that he disagrees with efforts by States to legalize marijuana, but will not go after marijuana companies in states that legalized it under Obama administration policies. He stated further that he would not upset settled expectations that have arisen as a result of the Cole Memorandum. In June 2020, a federal prosecutor accused Mr. Barr of ordering “politically motivated” antitrust reviews of 10 marijuana business mergers, allegedly because he personally did not support their underlying business in the marijuana industry. At least one of those investigations allegedly resulted in the collapse of a proposed merger between two large cannabis businesses. If true, Mr. Barr’s actions reflect a hostility to the cannabis industry and further adverse actions could be taken.

Such potential proceedings could involve significant restrictions being imposed upon Ayr or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on Ayr, as well as Ayr’s reputation, even if such proceedings were concluded successfully in favour of Ayr. In the extreme case, such proceedings could ultimately involve the prosecution of key executives of Ayr or the seizure of corporate assets; however as of the date hereof, Ayr believes that proceedings of this nature are remote.

There is no certainty as to how the U.S. DOJ, Federal Bureau of Investigation and other government agencies will handle cannabis matters in the future. Ayr regularly monitors the activities of the current administration in this regard.

Depending upon the results of the upcoming November 2020 U.S. federal election, it is possible that additional changes could occur. There can be no assurance as to the position any new administration may take on marijuana and a new administration could decide to enforce the federal laws strongly. Any enforcement of current federal laws could cause significant financial damage to the Corporation and its shareholders. Further, future presidential administrations may want to treat marijuana differently and potentially enforce the federal laws more aggressively.

Ayr may be subject to restricted access to banking services in the United States and Canada.

In February 2014, FinCEN issued guidance through the FinCEN Memorandum (which is not law) with respect to financial institutions providing banking services to cannabis businesses. This guidance includes burdensome due diligence expectations and reporting requirements, and does not provide any safe harbors or legal defenses from examination or regulatory or criminal enforcement actions by the U.S. DOJ, FinCEN or other federal regulators. Thus, many banks and other financial institutions in the United States choose not to provide banking services to cannabis-related businesses or rely on this guidance, which can be amended or revoked at any time by the Trump administration. In addition to the foregoing, banks may refuse to process debit card payments, and credit card companies generally refuse to process credit card payments for cannabis-related businesses. As a result, Ayr may have limited or no access to banking or other financial services in the United States. The inability, or limitation of Ayr’s ability, to open and maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments may make it difficult for Ayr to operate and conduct its business as planned or to operate efficiently. Ayr does not consider this to be a risk at the current time in Nevada.

Additionally, Canadian banks may potentially refuse to provide banking services to companies engaged in U.S. cannabis activities while it is illegal under U.S. federal law.

2 Statement by U.S. Attorney Andrew Lelling Regarding the Legalization of Recreational Marijuana in Massachusetts (July 10, 2018. Available at https://www.justice.gov/usao-ma/pr/statement-us-attorney-andrew-lelling-regarding-legalization-recreational-marijuana.

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There are increasing numbers of high net worth individuals and family offices that have made meaningful investments in companies and businesses similar to the Corporation. Although there has been an increase in the amount of private financing available over the last several years, there is neither a broad nor deep pool of institutional capital that is available to cannabis license holders and license applicants. There can be no assurance that additional financing, if raised privately, will be available to Ayr when needed or on terms which are acceptable to Ayr. Ayr’s inability to raise financing to fund capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon future profitability.

The differing regulatory requirements across State jurisdictions may hinder or otherwise prevent Ayr from achieving economies of scale.

Traditional rules of investing may prove to be imperfect in the cannabis industry. For example, while it would be common for investment managers to purchase equity in companies in different States to reach economies of scale and to conduct business across State lines, such an investment thesis may not be feasible in the cannabis industry because of varying State-by-State legislation. Applicable regulations in many States may require advance disclosure of and approval of State regulators to accomplish an investment. As no two regulated markets in the cannabis industry are exactly the same, doing business across State lines may not be possible or commercially practicable. As a result, Ayr may be limited to identifying opportunities in individual States, which may have the effect of slowing the growth prospects of Ayr.

Risk of legal, regulatory or other political change.

The success of the business strategy of Ayr depends on the legality of the cannabis industry. The political environment surrounding the cannabis industry in general can be volatile and the regulatory framework remains in flux. To Ayr’s knowledge, as of July 2020, some form of cannabis has been legalized in 33 States, the District of Columbia, and the territories of Guam, U.S. Virgin Islands, Northern Mariana Islands and Puerto Rico; however, the risk remains that a shift in the regulatory or political realm could occur and have a drastic impact on the industry as a whole, adversely impacting Ayr’s business, results of operations, financial condition or prospects.

Delays in enactment of new State or federal regulations could restrict the ability of Ayr to reach strategic growth targets. The growth strategy of Ayr is contingent upon certain federal and State regulations being enacted to facilitate the legalization of medical and adult-use marijuana. If such regulations are not enacted, or enacted but subsequently repealed or amended, or enacted with prolonged phase-in periods, the growth targets of Ayr could be negatively impacted, and thus, the effect on the return of investor capital, could be detrimental.

Ayr is unable to predict with certainty when and how the outcome of these complex regulatory and legislative proceedings will affect its business and growth.

Further, there is no guarantee that State laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of State laws within their respective jurisdictions, including prohibiting ownership of cannabis businesses by public companies. If the federal government begins to enforce federal laws relating to cannabis in States where the sale and use of cannabis is currently legal under State law, or if existing applicable State laws are repealed or curtailed, Ayr’s business, results of operations, financial condition and prospects would be materially adversely affected. It is also important to note that local and city ordinances may strictly limit and/or restrict disbursement of marijuana in a manner that will make it extremely difficult or impossible to transact business in that jurisdiction, which may adversely affect Ayr’s continued operations. Federal actions against individuals or entities engaged in the cannabis industry or a repeal of applicable marijuana legislation could adversely affect Ayr and its business, results of operations, financial condition and prospects.

Ayr is also aware that multiple States are considering special taxes or fees on businesses in the cannabis industry. It is a potential yet unknown risk at this time that other States are in the process of reviewing such additional fees and taxation. Should such special taxes or fees be adopted, this could have a material adverse effect upon Ayr’s business, results of operations, financial condition or prospects.

Overall, the medical and adult-use cannabis industry is subject to significant regulatory change at both the State and federal level. For instance, in Massachusetts, the State’s Department of Public Health recently transferred the medical cannabis program, which it has been regulating since 2013, to the Cannabis Control Commission (the current regulator of the State’s adult-use cannabis program). The inability of Ayr to respond to the changing regulatory landscape may cause it to not be successful in capturing significant market share and could otherwise harm its business, results of operations, financial condition or prospects.

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The cannabis industry is a new industry that may not succeed.

Should the U.S. federal government change course and decide to prosecute those dealing in medical or adult-use cannabis under applicable law, there may not be any market for Ayr’s products and services. It is a new industry subject to extensive regulation, and there can be no assurance that it will grow, flourish or continue to the extent necessary to permit Ayr to succeed. Ayr is treating the cannabis industry as a deregulating industry with significant unsatisfied demand for its proposed products and will adjust its future operations, product mix and market strategy as the industry develops and matures.

Ayr’s operations in the U.S. cannabis market may become the subject of heightened scrutiny.

For the reasons set forth above, Ayr’s existing operations in the U.S., and any future operations or investments, may become the subject of heightened scrutiny by regulators, stock exchanges and other authorities in Canada and the U.S. As a result, Ayr may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on Ayr’s ability to operate or invest in the U.S. or any other jurisdiction, in addition to those described herein.

Given the heightened risk profile associated with cannabis in the U.S., CDS Clearing and Depository Services Inc. (“CDS”) may implement procedures or protocols that would prohibit or significantly curtail the ability of CDS to settle trades for cannabis companies that have cannabis businesses or assets in the U.S. On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of a Memorandum of Understanding (“TMX MOU”) with the NEO Exchange, the CSE, the Toronto Stock Exchange, and the TSX Venture Exchange. The TMX MOU outlines the parties’ understanding of Canada’s regulatory framework applicable to the rules, procedures, and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the U.S. The TMX MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the U.S. However, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were to be implemented, it would have a material adverse effect on the ability of holders of Subordinate Voting Shares to make and settle trades. In particular, Subordinate Voting Shares would become highly illiquid as until an alternative was implemented, investors would have no ability to effect a trade of Subordinate Voting Shares through the facilities of a stock exchange.

In light of the political and regulatory uncertainty surrounding the treatment of U.S. cannabis-related activities, including the rescission of the Cole Memorandum discussed above, on February 8, 2018, the Canadian Securities Administrators revised their previously released Staff Notice – 51-352 Issuers with U.S. Marijuana-Related Activities setting out their disclosure expectations for specific risks facing issuers with cannabis-related activities in the U.S. The Staff Notice confirms that a disclosure-based approach remains appropriate for issuers with U.S. cannabis-related activities. The Staff Notice includes additional disclosure expectations that apply to all issuers with U.S. cannabis-related activities, including those with direct and indirect involvement in the cultivation and distribution of cannabis, as well as issuers that provide goods and services to third parties involved in the U.S. cannabis industry. Ayr views the Staff Notice favourably, as it provides increased transparency and greater certainty regarding the views of its exchange and its regulator of existing operations and strategic business plan as well as Ayr’s ability to pursue further investment and opportunities in Ayr.

Government policy changes or public opinion may also result in a significant influence over the regulation of the cannabis industry in Canada, the U.S. or elsewhere. A negative shift in the public’s perception of medical and/or adult-use cannabis in the U.S. or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause State jurisdictions to abandon initiatives or proposals to legalize medical and/or adult-use cannabis, thereby limiting the number of new State jurisdictions into which Ayr could expand. Any inability to fully implement Ayr’s expansion strategy may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Regulatory scrutiny of Ayr’s industry may negatively impact its ability to raise additional capital.

Ayr’s business activities rely on newly established and/or developing laws and regulations in the various States in which Ayr operates. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect Ayr’s profitability or cause it to cease operations entirely. The cannabis industry may come under the scrutiny or further scrutiny by the FDA, Securities and Exchange Commission, the U.S. DOJ, the Financial Industry Regulatory Advisory or other federal, State or non-governmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical and/or adult-use purposes in the U.S. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding Ayr’s industry may adversely affect the business and operations of Ayr, including without limitation, the costs to remain compliant with applicable laws and the impairment of its ability to raise additional capital, create a public trading market in the U.S. for securities of Ayr or to find a suitable acquirer, which could reduce, delay or eliminate any return on investment in Ayr.

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Ayr’s investments in the U.S. are subject to applicable anti-money laundering laws and regulations.

Because the manufacture, distribution, and dispensation of cannabis remains illegal under the Substances Act, banks and other financial institutions providing services to cannabis-related businesses risk violation of federal anti-money laundering statutes (18 U.S.C. §§ 1956 and 1957), the unlicensed money-remitter statute (18 U.S.C. § 1960) and the U.S. Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and other related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States and Canada. These statutes can impose criminal liability for engaging in certain financial and monetary transactions with the proceeds of a “specified unlawful activity” such as distributing controlled substances which are illegal under U.S. federal law, including cannabis, and for failing to identify or report financial transactions that involve the proceeds of cannabis-related violations of the Substances Act. As a result, a majority of the United States’ banks and financial institutions have refused to open bank accounts for the deposit of funds from businesses involved with the cannabis industry. Others have agreed to accept deposits from medical cannabis sales, but not recreational cannabis sales. The inability to open bank accounts with certain institutions could materially and adversely affect the business of Ayr. See “Risk Factors – Ayr may be subject to restricted access to banking in the United States and Canada”.

In February 2014, the U.S. Department of the Treasury’s Financial Crimes Enforcement Network issued the FinCEN Memorandum providing instructions to banks seeking to provide services to cannabis-related businesses. The FinCEN Memorandum states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. It refers to supplementary guidance that Deputy Attorney General Cole issued to federal prosecutors in the 2014 Cole Memorandum relating to the prosecution of money laundering offenses predicated on cannabis-related violations of the Substances Act. It is unclear at this time whether the current administration will follow the guidelines of the FinCEN Memorandum.

In the event that any of Ayr’s operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the U.S. were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of Ayr to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while Ayr has no current intention to declare or pay dividends on the Subordinate Voting Shares in the foreseeable future, in the event that a determination was made that Ayr’s proceeds from operations (or any future operations or investments in the U.S.) could reasonably be shown to constitute proceeds of crime, Ayr may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

Any re-classification of cannabis or changes in U.S. controlled substance laws and regulations may affect Ayr’s business.

If cannabis and/or CBD is re-categorized as a Schedule II or lower controlled substance, the ability to conduct research on the medical benefits of cannabis would most likely be simpler and more accessible; however, if cannabis is re-categorized as a Schedule II or other controlled substance, the resulting re-classification would result in the requirement for FDA approval if medical claims are made for Ayr’s products such as medical cannabis. As a result, the manufacture, importation, exportation, domestic distribution, storage, sale and use of such products may be subject to a significant degree of regulation by the Drug Enforcement Administration (“DEA”). In that case, Ayr may be required to be registered (licensed) to perform these activities and have the security, control, recordkeeping, reporting and inventory mechanisms required by the DEA to prevent drug loss and diversion. Obtaining the necessary registrations may result in delay of the manufacturing or distribution of Ayr’s anticipated products. The DEA conducts periodic inspections of certain registered establishments that handle controlled substances. Failure to maintain compliance could have a material adverse effect on Ayr’s business, financial condition and results of operations. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate proceedings to restrict, suspend or revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.

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The availability of favourable locations may be severely restricted.

In Massachusetts and other States, the local municipality has authority to choose where any cannabis establishment will be located. These authorized areas are frequently removed from other retail operations.

Because the cannabis industry remains illegal under U.S. federal law, the disadvantaged tax status of businesses deriving their income from cannabis, and the reluctance of the banking industry to support cannabis businesses, it may be difficult for Ayr to locate and obtain the rights to operate at various preferred locations. Property owners may violate their mortgages by leasing to Ayr, and those property owners that are willing to allow use of their facilities may require payment of above fair market value rents to reflect the scarcity of such locations and the risks and costs of providing such facilities.

U.S. border officials could deny entry of non-U.S. citizens into the U.S. to employees of or investors in companies with cannabis operations in the United States and Canada.

Because cannabis remains illegal under U.S. federal law, those employed at or investing in legal and licensed Canadian cannabis companies could face detention, denial of entry or lifetime bans from the U.S. for their business associations with U.S. cannabis businesses. Entry happens at the sole discretion of CBP officers on duty, and these officers have wide latitude to ask questions to determine the admissibility of a non-U.S. citizen or foreign national. The government of Canada has started warning travelers on its website that previous use of cannabis, or any substance prohibited by U.S. federal laws, could mean denial of entry to the U.S. Business or financial involvement in the legal cannabis industry in Canada or in the United States could also be reason enough for U.S. border guards to deny entry. On September 21, 2018, CBP released a statement outlining its current position with respect to enforcement of the laws of the United States. It stated that Canada’s legalization of cannabis will not change CBP enforcement of United States laws regarding controlled substances and because cannabis continues to be a controlled substance under United States law, working in or facilitating the proliferation of the legal marijuana industry in U.S. States where it is deemed legal or Canada may affect admissibility to the U.S. As a result, CBP has affirmed that, employees, directors, officers, managers and investors of companies involved in business activities related to cannabis in the U.S. or Canada (such as Ayr), who are not U.S. citizens face the risk of being barred from entry into the United States for life. On October 9, 2018, CBP released an additional statement regarding the admissibility of Canadian citizens working in the legal cannabis industry. CBP stated that a Canadian citizen working in or facilitating the proliferation of the legal cannabis industry in Canada coming into the U.S. for reasons unrelated to the cannabis industry will generally be admissible to the U.S.; however, if such person is found to be coming into the U.S. for reasons related to the cannabis industry, such person may be deemed inadmissible.

Business Structure Risks

Ayr’s dual-class structure will have the effect of concentrating voting control and the ability to influence corporate matters with the Founders.

The Multiple Voting Shares have 25 votes per share, whereas the Subordinate Voting Shares have one vote per share. As of June 30, 2020, Mercer holds 3,677,626 Multiple Voting Shares and approximately 18.79% of the voting power of the outstanding voting shares of Ayr (including the Multiple Voting Shares and Subordinate Voting Shares, and assuming the outstanding Warrants are not determined to be “out of the money” by the Corporation’s board of directors) and would therefore have significant influence over the management and affairs of Ayr and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. In addition, because of the 25-to-1 voting ratio between the Multiple Voting Shares and Subordinate Voting Shares, the holders of Multiple Voting Shares will control a majority of the combined voting power of Ayr’s voting shares even though the Multiple Voting Shares will represent a substantially reduced percentage of the total outstanding shares of Ayr. The concentrated voting control of the holders of Multiple Voting Shares will limit the ability of the holders of Subordinate Voting Shares to influence corporate matters for the foreseeable future, including the election of directors as well as with respect to Ayr’s decisions to amend its share capital, create and issue additional classes of shares, make significant acquisitions, sell significant assets or parts of its business, merge with other companies and/or undertake other significant transactions. As a result, holders of Multiple Voting Shares will have the ability to influence or control many matters affecting Ayr and actions may be taken that the holders of Subordinate Voting Shares may not view as beneficial. The market price of the Subordinate Voting Shares could be adversely affected due to the significant influence and voting power of the holders of Multiple Voting Shares. Additionally, the significant voting interest of the holders of Multiple Voting Shares could discourage transactions involving a change of control, including transactions in which an investor, as a holder of the Subordinate Voting Shares, might otherwise receive a premium for the Subordinate Voting Shares over the then-current market price, or discourage competing proposals if a going private transaction is proposed by one or more holders of Multiple Voting Shares.

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At the holder’s option, the Multiple Voting Shares will be convertible, on a one-for-one basis, into Subordinate Voting Shares. In addition, the Multiple Voting Shares will be automatically converted, without further act or formality, into Subordinate Voting Shares on the earliest of (i) the fifth anniversary of May 24, 2019, (ii) the date on which such Multiple Voting Shares are held or controlled by a person who is not a Permitted Holder (as defined in the Corporation’s articles) under the Corporation’s articles, and (iii) the date on which the aggregate number of Multiple Voting Shares issued and outstanding represents less than one-third of the number of Multiple Voting Shares issued and outstanding at the close of business on the first date of issuance, being May 24, 2019.

General Regulatory and Legal Risks

Ayr may be subject to the risk of civil asset forfeiture.

Because the cannabis industry remains illegal under U.S. federal law, any property owned by participants in the cannabis industry which are either used in the course of conducting such business, or are the proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture. Even if the owner of the property were never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture.

Ayr may lack access to U.S. bankruptcy protections.

Because the use of cannabis is illegal under U.S. federal law, many courts have denied cannabis businesses bankruptcy protections, thus making it very difficult for lenders to recoup their investments in the cannabis industry in the event of a bankruptcy. If Ayr was to experience a bankruptcy, there is no guarantee that U.S. federal bankruptcy protections would be available to Ayr’s U.S. operations, which could have a material adverse effect on Ayr.

Ayr may be subject to the risk of an inability to enforce its contracts.

It is a fundamental principle of law that a contract will not be enforced if it involves a violation of law or public policy. Because cannabis remains illegal at a federal level, judges in multiple States have on a number of occasions refused to enforce contracts for the repayment of money when the loan was used in connection with activities that violate federal law, even if there is no violation of State law. There remains doubt and uncertainty that Ayr will be able to legally enforce contracts it enters into if necessary. Ayr cannot be assured that it will have a remedy for breach of contract, which would have a material adverse effect on Ayr.

Ayr may be subject to the risk of changes in Canadian laws or regulations, or a failure to comply with any such laws and regulations.

Ayr is subject to laws and regulations enacted by the federal and provincial governments of Canada. In particular, Ayr will be required to comply with certain Canadian securities law, income tax law and the CSE and other legal and regulatory requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application also may change from time to time and those changes could have a material adverse effect on Ayr’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Ayr is subject to general regulatory and licensing risks.

The Corporation is subject to a variety of laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of marijuana, including laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Achievement of Ayr’s business objectives is contingent, in part, upon compliance with applicable regulatory requirements and obtaining all requisite regulatory approvals. Changes to such laws, regulations and guidelines due to matters beyond the control of Ayr may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

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Certain of the Corporation’s businesses may be required to obtain or renew further government permits and licenses for its current and contemplated operations. Obtaining, amending or renewing the necessary governmental permits and licenses can be a time-consuming process potentially involving numerous regulatory agencies, public hearings and costly undertakings on the Corporation’s part. The duration and success of the Corporation’s efforts to obtain, amend and renew permits and licenses are contingent upon many variables not within its control, including the interpretation of applicable requirements implemented by the relevant permitting or licensing authority. The Corporation may not be able to obtain, amend or renew permits or licenses that are necessary to its operations or to achieve the growth of its business. Any unexpected delays or costs associated with the permitting and licensing process could impede the ongoing or proposed operations of the Corporation. To the extent necessary, permits or licenses are not obtained, amended or renewed, or are subsequently suspended or revoked, the Corporation may be curtailed or prohibited from proceeding with ongoing operations or planned development and commercialization activities. Such curtailment or prohibition may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Several of the licenses held by the Corporation are subject to renewal on an annual or periodic basis; however, they are generally renewed, as a matter of course, if the license holder continues to operate in compliance with applicable legislation and regulations and without any material change to its operations. For example, Massachusetts’ medical and adult-use cannabis programs each require annual renewal of registrations. These renewals are contingent upon the registration holder’s past and continued ability to meet the statutory and regulatory requirements of the given program. Compliance personnel of each of the Corporation’s businesses check renewal dates for licenses to seek to ensure that licenses are renewed as and when required. Ayr has implemented an additional centralized review of such renewal process.

While Ayr believes that the its compliance controls have been developed to mitigate the risk of any violations of any licenses they hold arising, there is no assurance that the Corporation’s licenses will be renewed by each applicable regulatory authority in the future in a timely manner. Any unexpected delays or costs associated with the licensing renewal process for any of the licenses held by the Corporation could impede the ongoing or planned operations of the Corporation and have a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Ayr may become involved in a number of government or agency proceedings, investigations and audits. The outcome of any regulatory or agency proceedings, investigations, audits, and other contingencies could harm Ayr’s reputation, require Ayr to take, or refrain from taking, actions that could harm its operations or require Ayr to pay substantial amounts of money, harming its financial condition. There can be no assurance that any pending or future regulatory or agency proceedings, investigations and audits will not result in substantial costs or a diversion of management’s attention and resources or have a material adverse impact on Ayr’s business, financial condition, results of operations or prospects.

Nevada Regulatory Regime and Transfer and Grant of Licenses.

The business and activities of Ayr are heavily regulated in Nevada. Ayr’s operations are subject to various laws, regulations and guidelines by governmental authorities, relating to the manufacture, marketing, management, transportation, storage, sale, pricing and disposal of medical marijuana and cannabis oil, and also including laws and regulations relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant the Nevada Cannabis Compliance Board (as successor regulatory agency to the Nevada Taxation Department over the Nevada cannabis industry) and self-regulatory bodies broad administrative discretion over the activities of Ayr in Nevada, including the power to limit or restrict business activities as well as impose additional disclosure requirements on Ayr’s products and services. Achievement of Ayr’s business objectives is contingent, in part, upon compliance with regulatory requirements enacted by the Nevada Cannabis Compliance Board and other governmental authorities and obtaining all regulatory approvals from the Nevada Cannabis Compliance Board and other governmental authorities, where necessary, for the sale of its cannabis products. Similarly, Ayr cannot predict the time required to secure all appropriate regulatory approvals for its licenses, including the transfer of licenses and/or the grant of new licenses in Nevada, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals or licenses, including the transfer of licenses and/or the grant of new licenses in Nevada, would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of Ayr.

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Ayr will incur ongoing costs and obligations related to regulatory compliance and obtaining new licenses. Failure to comply with regulations may lead to possible sanctions including the revocation or imposition of additional conditions on licenses to operate Ayr’s business, the suspension or expulsion from the Nevada cannabis market or of its key personnel, and the imposition of fines and censures. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to Ayr’s operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of Ayr.

Limitations on ownership of licenses.

In certain States, the cannabis laws and regulations limit not only the number of cannabis licenses issued, but also the number of cannabis licenses that one person may own. For example, in Massachusetts, no person may have an ownership interest, or control over, more than three medical licenses or three adult-use licenses in any category – for example, cultivation, product manufacturing, transport or retail. Ayr believes that, where such restrictions apply, it may still capture significant share of revenue in the market through the provision of management or support services and similar arrangements with other operators. Nevertheless, such limitations on the acquisition of ownership of additional licenses within certain States may limit Ayr’s ability to grow organically or to increase its market share in such States.

Regulatory action and approvals from the Food and Drug Administration.

The Corporation’s cannabis-based products are supplied to patients diagnosed with certain medical conditions. However, the Corporation’s cannabis-based products are not approved by the FDA as “drugs” or for the diagnosis, cure, mitigation, treatment, or prevention of any disease. Accordingly, the FDA may regard any promotion of the cannabis-based products as the promotion of an unapproved drug in violation of the Food, Drug and Cosmetic Act (“FDCA”).

In recent years, the FDA has issued letters to a number of companies selling products that contain CBD oil derived from hemp warning them that the marketing of their products violates the FDCA. FDA enforcement action against the Corporation could result in a number of negative consequences, including fines, disgorgement of profits, recalls or seizures of products, or a partial or total suspension of the Corporation’s production or distribution of its products. Any such event could have a material adverse effect on Ayr’s business, prospects, financial condition, and operating results.

Risks related to acquisitions.

Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) potential disruption of the Corporation’s ongoing business; (ii) distraction of management; (iii) the Corporation may become more financially leveraged; (iv) the anticipated benefits and cost savings of those transactions may not be realized fully or at all or may take longer to realize than expected; (v) increasing the scope and complexity of the Corporation’s operations; and (vi) loss or reduction of control over certain of the Corporation’s assets. Additionally, Ayr may issue additional Subordinate Voting Shares in connection with such transactions, which would dilute an Ayr shareholder’s holdings in Ayr or indirect holdings in Ayr.

The Corporation could incur additional transaction and integration related costs or other factors such as the failure to realize all of the benefits from the acquisition of businesses or strategic assets. All of these factors could cause dilution to the Corporation’s earnings per share or decrease or delay the anticipated accretive effect of the acquisition and cause a decrease in the market price of the Corporation’s securities.

The Corporation may not be able to successfully integrate and combine the operations, personnel and technology infrastructure of any such acquired company with its existing operations. If integration is not managed successfully by the Corporation’s management, the Corporation may experience interruptions in its business activities, deterioration in its employee and customer relationships, increased costs of integration and harm to its reputation, all of which could have a material adverse effect on the Corporation’s business, financial condition and results of operations. The Corporation may experience difficulties in combining corporate cultures, maintaining employee morale and retaining key employees. The integration of any such acquired companies may also impose substantial demands on management. There is no assurance that these acquisitions will be successfully integrated in a timely manner.

Such transactions could involve other risks, including the assumption of unidentified or unknown liabilities, disputes or contingencies, for which the Corporation, as a successor owner, may be responsible, and/or changes in the industry, location, or regulatory or political environment in which these investments are located, that the Corporation’s due diligence review may not adequately uncover and that may arise after entering into such transactions. Although the Corporation has and expects to continue to realize strategic, operational and financial benefits as a result of the Corporation’s mergers and acquisitions, the Corporation cannot predict whether and to what extent such benefits will be achieved.

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Furthermore, any future merger or acquisition may result in diversion of management’s attention from other business concerns, and such transactions may be dilutive to the Corporation’s financial results and/or result in impairment charges and write-offs.

The presence of one or more material liabilities of an acquired company that are unknown to Ayr at the time of acquisition could have a material adverse effect on the business, results of operations, prospects and financial condition of Ayr. A strategic transaction may result in a significant change in the nature of Ayr’s business, operations and strategy. In addition, Ayr may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into Ayr’s operations.

Risks related to expansion strategy.

There is no guarantee that the Corporation’s expansion strategy will be completed, nor is there any guarantee that the Corporation will be able to expand into additional jurisdictions. There is also no guarantee that the Corporation’s intentions to acquire and/or construct additional cannabis production, manufacturing, distribution or sales facilities, and to expand the Corporation’s marketing and sales initiatives will be successful. Any such activities will require, among other things, various regulatory approvals, licences and permits and there is no guarantee that all required approvals, licences and permits will be obtained in a timely fashion or at all. There is also no guarantee that the Corporation will be able to complete any of the foregoing activities as anticipated or at all.

The Corporation’s failure to successfully execute its expansion strategy (including receiving required regulatory approvals, licences and permits) could adversely affect the Corporation’s business, financial condition and results of operations and may result in the Corporation failing to meet anticipated or future demand for its cannabis products, when and if it arises.

Risks related to evaluating prospective target businesses.

Although the Corporation has identified specific criteria and guidelines for evaluating prospective target businesses, it is possible that a target business with which the Corporation enters into a transaction will not have all of these positive attributes. If the Corporation consummates a transaction with a target that does not meet some or all of these guidelines, such transaction may not prove to be successful. In addition, there is no guarantee that an investment that meets the criteria and guidelines established by the Corporation will prove to be successful.

Risks related to transactions that are not consummated.

The Corporation anticipates that the investigation of each specific target business and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys and other experts. If the Corporation decides not to complete a specific transaction, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if the Corporation reaches an agreement relating to a specific target business, the Corporation may fail to consummate the transaction for any number of reasons, including those beyond its control. Any such event will result in losses to the Corporation of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business.

Risks related to loss of officers and directors.

The Corporation’s operations are dependent upon a relatively small group of individuals and, in particular, its officers and directors. The Corporation believes that its success will depend on the continued service of its officers and directors. In addition, the Corporation’s officers and directors are not required to commit any specified amount of time to the Corporation’s affairs and, accordingly, may have conflicts of interest in allocating management time among various business activities, including identifying potential acquisitions and monitoring the related due diligence. The Corporation does not have key-man insurance on the life of any of its directors or officers. The unexpected loss of the services of one or more of its directors or officers could have a detrimental effect on the Corporation, its operations and its ability to make acquisitions.

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Risks related to conflicts of interest.

The Corporation engages in the business of identifying and combining with one or more businesses. The Corporation’s officers and directors may now be, or may in the future become, affiliated with entities that are engaged in a similar business.

The Corporation’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to the Corporation and the other entities to which it owes duties. In the course of its other business activities, the Corporation’s officers and directors may owe similar or other duties, and may have obligations, to other entities or pursuant to other outside business arrangements, including seeking and presenting investment and business opportunities. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in the Corporation’s favour, as the Corporation’s officers and directors are not required to present investment and business opportunities to the Corporation in priority to other entities with which they are affiliated or to which they owe duties.

The Corporation has not adopted a policy that expressly prohibits its directors, officers, security holders, affiliates or associates from having a direct or indirect financial interest in any investment to be acquired or disposed of by the Corporation or in any transaction to which it is a party or has an interest. In fact, even though it is not the Corporation’s current intentions to do so, they may enter into a transaction with a target business that is affiliated with the Corporation’s directors or officers.

Pursuant to the strategic opportunities agreement entered into among Ayr, Mercer Park Brand Acquisition Corp. (a special purpose acquisition corporation with a sponsor that is an affiliate of Mercer, for which Jonathan Sandelman is an officer and director and Louis Karger is an officer) and Mercer Park, L.P. (the parent of Mercer), regarding the allocation of corporate opportunities, the parties thereto granted rights of first refusal in an established order to the parties thereto for certain corporate opportunities involving businesses with a value, in the opinion of Mercer, of more than $20 million, that are in alignment with either Mercer Park Brand Acquisition Corp.’s priority business focus (being cannabis-related brands, trade marks and/or service marks and ancillary businesses) or Ayr’s priority business focus (being cultivation, manufacturing, wholesale, retail operations and/or licenses in respect of cannabis, not mainly attributable to brand value). For greater certainty, the rights of first refusal are not intended to apply to: (i) acquisition opportunities with respect to businesses with a value, in the opinion of Mercer, of less than $20 million; or (ii) acquisition opportunities in respect of non-controlling interests. See “Conflicts of Interest and Interests of Management and Others in Material Transactions”.

Business Risks Related to the Cannabis Industry

Scientific research related to the benefits of marijuana remains in early stages, is subject to a number of important assumptions and may prove to be inaccurate.

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids remains in early stages. To Ayr’s knowledge, there have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids. Any statements made in this AIF concerning the potential medical benefits of cannabinoids are based on published articles and reports. As a result, any statements made in this AIF are subject to the experimental parameters, qualifications, assumptions and limitations in the studies that have been completed.

Although Ayr believes that the articles and reports, and details of research studies and clinical trials that are publicly available reasonably support its beliefs regarding the medical benefits, viability, safety, efficacy and dosing of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding and perceptions relating to cannabis. Given these risks, uncertainties and assumptions, prospective and current Ayr shareholders should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this AIF or reach negative conclusions regarding the viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to medical cannabis, which may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Competition in the cannabis industry is intense and increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition and results of operations of Ayr.

Ayr expects to face intense competition in the cannabis industry, some of which can be expected to come from companies with longer operating histories and more financial resources, manufacturing and marketing experience than Ayr. In addition, there is potential that the cannabis industry will undergo consolidation, creating larger companies with financial resources, manufacturing and marketing capabilities, and products that will be greater than those of Ayr. As a result of this competition, Ayr may be unable to maintain its operations or develop them as currently proposed on terms it considers to be acceptable or at all. Increased competition by larger, better-financed competitors with geographic advantages may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

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Negative publicity or consumer perception may affect the success of Ayr’s business.

The success of the cannabis industry may be significantly influenced by the public’s perception of marijuana. Both the medical and adult-use of marijuana are controversial topics, and there is no guarantee that future scientific research, publicity, regulations, medical opinion and public opinion relating to marijuana will be favourable. The cannabis industry is an early-stage business that is constantly evolving with no guarantee of viability. The market for medical and adult-use marijuana is uncertain, and any adverse or negative publicity, scientific research, limiting regulations, medical opinion and public opinion (whether or not accurate or with merit) relating to the consumption of marijuana, whether in Canada, the U.S. or elsewhere, may have a material adverse effect on Ayr’s operational results, consumer base and financial results.

Public perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of marijuana products. There can be no assurance that future scientific research or findings, regulatory investigations, litigation, media attention or other publicity will be favorable to the marijuana market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory investigations, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or other publicity could have a material adverse effect on the demand for adult-use or medical marijuana and on the business, results of operations, financial condition, cash flows or prospects of Ayr.

Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of marijuana in general, or associating the consumption of adult-use and medical marijuana with illness or other negative effects or events, could have such a material adverse effect. There is no assurance that such adverse publicity reports or other media attention will not arise. Among other things, a negative shift in the public’s perception of cannabis in the United States or any other applicable jurisdiction could cause State jurisdictions to abandon initiatives or proposals to legalize medical and/or adult-use cannabis, thereby limiting the number of new State jurisdictions into which Ayr could expand. Any inability to fully implement Ayr’s expansion strategy may have a material adverse effect on Ayr’s business, results of operations or prospects.

Results of future clinical research may negatively impact the cannabis industry.

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC) and future research and clinical trials may discredit the medical benefits, viability, safety, efficacy, and social acceptance of cannabis or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of Ayr’s securities should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this AIF or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for Ayr’s products with the potential to lead to a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

The cannabis industry is difficult to forecast.

Ayr must rely largely on its own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the cannabis industry. A failure in the demand for its products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of Ayr.

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Reliable data on the medical and adult-use cannabis industry is not available.

As a result of recent and ongoing regulatory and policy changes in the medical and adult-use cannabis industry, the market data available is limited and unreliable. Federal and State laws prevent widespread participation and hinder market research. Therefore, market research and projections by Ayr of estimated total retail sales, demographics, demand, and similar consumer research, are based on assumptions from limited and unreliable market data, and generally represent the personal opinions of Ayr’s management team as of the date of this AIF.

Ayr may be subject to the risk of constraints on marketing products.

The development of Ayr’s business and operating results may be hindered by applicable restrictions on sales and marketing activities imposed by government regulatory bodies. The regulatory environment in the U.S. limits companies’ abilities to compete for market share in a manner similar to other industries. If Ayr is unable to effectively market its products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for its products, Ayr’s sales and results of operations or prospects could be adversely affected.

Risks Related to Ayr’s Business

COVID-19 pandemic.

COVID-19 was declared a pandemic by the World Health Organization on March 11, 2020. The outbreak has caused companies and various international jurisdictions to impose restrictions such as quarantines, business closures and travel restrictions. While the impact of these restrictions cannot be reasonably estimated at this time, the Corporation has sought to assess the potential impact of the pandemic on its operating results. The Corporation has attempted to assess the impact of the pandemic by identifying risks in the following principle areas:

Mandatory Closure. In response to the pandemic, most States and localities have deemed cannabis sales to be “essential business” and made only limited changes (if any) to normal business practices to prevent the spread of COVID-19. While the Corporation has and continues to work closely with State and local regulators to remain in compliance with COVID-19 guidelines, there is no guarantee further measures may nevertheless require Ayr to shut operations in some or all States. The Corporation’s ability to generate revenue would be materially impacted by any shut down of its operations.

Customer Impact. The Corporation has implemented several initiatives prioritizing its medical patients and customers most susceptible to COVID-19 during the pendency of the COVID-19 outbreak. While the Corporation is seeking to implement measures, where permitted, such as “curbside” sales and delivery, to reduce infection risk to our customers, regulators may not permit such measures, or such measures may not prevent a reduction in demand.

Health and Safety of Patients, Customers, and Employees. In accordance with the guidance of the Centers of Disease Control and Prevention (“CDC”), the Corporation made essential changes to promote a healthy and safe operating environment for all of its patients, customers and employees, including:

•	frequently sanitizing high-touch surfaces;

•	deep cleaning and sanitizing workstations;

•	sanitizing or washing hands after each transaction;

•	ensuring hand sanitizer is easily accessible;

•	suspending all use of paper menus, demo products, and demo samples;

•	positioning staff at every other register when possible;

•	taking the temperature of store employees before they begin their shift;

•	requiring all dispensary staff to wear face masks;

•	installed plexi-shields in areas where patients/customers come face to face with staff (check-in and at registers where glass doesn’t already exist); and

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•	placed markers on the floor to dictate 6 feet + of space between patients/customers.

Supply Chain Disruption. The Corporation relies on third party suppliers for equipment and services to produce its products and keep its operations going. If its suppliers are unable to continue operating due to mandatory closures or other effects of the pandemic, it may negatively impact its own ability to continue operating. At this time, the Corporation has not experienced any failure to secure critical supplies or services. However, disruptions in our supply chain may affect our ability to continue certain aspects of the Corporation’s operations or may significantly increase the cost of operating its business and significantly reduce its margins.

Staffing Disruption. The Corporation is, for the time being, implementing among its staff where feasible “social distancing” measures recommended by such bodies as the CDC, the Presidential Administration, as well as state and local governments. The Corporation has cancelled nonessential travel by employees, implemented remote meetings where possible, and permitted all staff who can work remotely to do so. For those whose duties require them to work on-site, measures have been implemented to reduce infection risk, such as reducing contact with customers, mandating additional cleaning of workspaces and hand disinfection, providing masks and taking the temperature of employees before they begin their shift. Nevertheless, despite such measures, the Corporation may find it difficult to ensure that its operations remain staffed due to employees falling ill with COVID-19, becoming subject to quarantine, or deciding not to come to come to work on their own volition to avoid infection.

The Corporation is actively addressing the risk to business continuity represented by each of the above factors through the implementation of a broad range of measures throughout its structure and is re-assessing its response to the COVID-19 pandemic on an ongoing basis. The above risks individually or collectively may have a material impact on the Corporation’s ability to generate revenue. Implementing measures to remediate the risks identified above may materially increase our costs of doing business, reduce our margins and potentially result in losses. While the Corporation is not currently in financial distress, if the Corporation’s financial situation materially deteriorates as a result of the impact of the pandemic, the Corporation could eventually be unable to meet its obligations to third parties, including observing financial covenants under the Corporation’s senior notes payable or other debt, which in turn could lead to insolvency and bankruptcy of the Corporation.

Ayr has a limited operating history.

As a high-growth enterprise, Ayr does not have a history of profitability. As such, Ayr has no immediate prospect of generating profit from its intended operations. Ayr is therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenues. There is no assurance that Ayr will be successful in achieving a return on its shareholders’ investment and the likelihood of success must be considered in light of the early stage of operations.

Ayr will be reliant on its management team.

The success of Ayr is dependent upon the ability, expertise, judgment, discretion and good faith of its senior management. While employment agreements or management agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on Ayr’s business, operating results, financial condition or prospects.

News media have reported that U.S. immigration authorities have increased scrutiny of Canadian citizens who are crossing the U.S.-Canada border with respect to persons involved in cannabis businesses in the U.S. There have been a number of Canadians barred from entering the U.S. as a result of an investment in or act related to U.S. cannabis businesses. In some cases, entry has been barred for extended periods of time. Ayr employees traveling from Canada to the U.S. for the benefit of Ayr may encounter enhanced scrutiny by U.S. immigration authorities that may result in the employee not being permitted to enter the U.S. for a specified period of time. If this happens to Ayr employees, then this may reduce our ability to manage effectively our business in the U.S.

Certain of Ayr’s officers and directors may now be, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by Ayr and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

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Ayr’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to Ayr and the other entities to which they owe duties. In the course of their other business activities, Ayr’s officers and directors may owe similar or other duties, and may have obligations, to other entities or pursuant to other outside business arrangements, including seeking and presenting investment and business opportunities. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in our favour, as Ayr’s officers and directors are not required to present investment and business opportunities to Ayr in priority to other entities with which they are affiliated or to which they owe duties, and such conflicts may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Ayr may be subject to the risk of competition from synthetic production and technological advances.

The pharmaceutical industry may attempt to dominate the cannabis industry, and in particular, legal marijuana, through the development and distribution of synthetic products which emulate the effects and treatment of organic marijuana. If they are successful, the widespread popularity of such synthetic products could change the demand, volume and profitability of the cannabis industry. This could adversely affect the ability of Ayr to secure long-term profitability and success through the sustainable and profitable operation of its business. There may be unknown additional regulatory fees and taxes that may be assessed in the future that may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects

Ayr may be subject to the risks associated with fraudulent or illegal activity by its employees, contractors and consultants.

Ayr is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to Ayr that violates: (i) government regulations; (ii) manufacturing standards; (iii) federal and provincial healthcare fraud and abuse laws and regulations; or (iv) laws that require the true, complete and accurate reporting of financial information or data. It may not always be possible for Ayr to identify and deter misconduct by its employees and other third parties, and the precautions taken by Ayr to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Ayr from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Ayr, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on Ayr’s business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of Ayr’s operations, any of which could have a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Certain events or developments in the cannabis industry more generally may impact Ayr’s reputation.

Damage to Ayr’s reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. Cannabis has often been associated with various other narcotics, violence and criminal activities, the risk of which is that our business might attract negative publicity. There is also risk that the action(s) of other participants, companies and service providers in the cannabis industry may negatively affect the reputation of the industry as a whole and thereby negatively impact the reputation of Ayr. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views in regards to Ayr and its activities, whether true or not, and the cannabis industry in general, whether true or not. Ayr does not ultimately have direct control over how it or the cannabis industry is perceived by others. Reputation loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to Ayr’s overall ability to advance its business strategy and realize on its growth prospects, thereby having a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Third parties with whom Ayr may do business may perceive themselves as being exposed to reputational risk as a result of their relationship with Ayr.

The parties with which Ayr may do business may perceive that they are exposed to reputational risk as a result of Ayr’s cannabis-related business activities. Failure to establish or maintain business relationships due to reputational risk arising in connection with the nature of Ayr’s business may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

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Ayr may be subject to advertising and promotional risk in the event it cannot effectively implement a successful branding strategy.

Ayr’s future growth and profitability may depend on the effectiveness and efficiency of advertising and promotional costs, including its ability to (i) create brand recognition for any products we may develop or sell; (ii) determine appropriate advertising strategies, messages and media; and (iii) maintain acceptable operating margins on such costs. There can be no assurance that advertising and promotional costs will result in revenues for Ayr’s business in the future or will generate awareness for any of Ayr’s products. In addition, no assurance can be given that Ayr will be able to manage our advertising and promotional costs on a cost-effective basis.

The cannabis industry in Canada, including both the medical and adult-use cannabis markets, is in its early development stage and restrictions on advertising, marketing and branding of cannabis companies and products by Health Canada, various medical associations, other governmental or quasi-governmental bodies or voluntary industry associations may adversely affect Ayr’s ability to conduct sales and marketing activities and to create brand recognition, and could potentially result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Certain of the Corporation’s businesses are subject to product liability regimes and strict product recall requirements.

Certain of the Corporation’s businesses are distributors of products designed to be ingested by humans. Accordingly, Ayr faces the risk of exposure to product liability claims, regulatory action and litigation if any of its businesses’ products are alleged to have caused significant loss or injury. In addition, the sale of cannabis products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of cannabis products alone or in combination with other medications or substances could occur. Ayr may be subject to various product liability claims, including, among others, that specific cannabis products caused injury or illness, or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against Ayr could result in increased costs, could adversely affect our reputation with Ayr’s clients and consumers generally, and may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

In addition, manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labelling disclosure. To the extent any products are recalled due to an alleged product defect or for any other reason, Ayr could be required to incur the unexpected expense of the recall and any legal proceedings that might arise in connection with the recall. Ayr may lose a significant amount of sales and may not be able to replace those sales at an acceptable margin or at all. In addition, a product recall may require significant management attention. Moreover, a recall for any of the foregoing reasons could lead to decreased demand and could have a material adverse effect on Ayr. Product recalls may lead to increased scrutiny of operations by applicable regulatory agencies, requiring further management attention and potential legal fees and other expenses.

Ayr may not be able to successfully develop new products or find a market for their sale.

The cannabis industry is in its early stages of development and Ayr, and its competitors, may seek to introduce new products in the future. In attempting to keep pace with any new market developments, Ayr may need to expend significant amounts of capital in order to successfully develop and generate revenues from new products introduced by Ayr. Ayr may also be required to obtain additional regulatory approvals from Health Canada and any other applicable regulatory authorities, which may take significant amounts of time. Ayr may not be successful in developing effective and safe new products, bringing such products to market in time to be effectively commercialized, or obtaining any required regulatory approvals, which, together with any capital expenditures made in the course of such product development and regulatory approval processes, may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Ayr will be reliant on third-party suppliers, manufacturers and contractors.

Ayr intends to maintain a full supply chain for the provision of products and services to the regulated cannabis industry. Due to the uncertain regulatory landscape for regulating cannabis in Canada and the U.S., Ayr’s third-party suppliers, manufacturers and contractors may elect, at any time, to decline or withdraw services necessary for Ayr’s operations. Loss of these suppliers, manufacturers and contractors may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

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Ayr will be reliant on key inputs.

The marijuana business is dependent on a number of key inputs and their related costs including raw materials and supplies related to growing operations, as well as electricity, water and other local utilities. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of Ayr. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, Ayr might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to Ayr in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of Ayr.

Ayr will be reliant on equipment and skilled labour.

The ability of Ayr to compete and grow will be dependent on it having access, at a reasonable cost and in a timely manner, to skilled labour, equipment, parts and components. No assurances can be given that Ayr will be successful in maintaining its required supply of skilled labour, equipment, parts and components. It is also possible that the final costs of the major equipment contemplated by Ayr’s capital expenditure plans may be significantly greater than anticipated by Ayr’s management, and may be greater than funds available to Ayr, in which circumstance Ayr may curtail, or extend the timeframes for completing, its capital expenditure plans. This may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Service providers could suspend or withdraw service.

As a result of any adverse change to the approach in enforcement of United States cannabis laws, adverse regulatory or political change, additional scrutiny by regulatory authorities, adverse change in public perception in respect of the consumption of marijuana or otherwise, third-party service providers to Ayr could suspend or withdraw their services, which may have a material adverse effect on Ayr’s business, revenues, operating results, financial condition or prospects.

Ayr may be subject to the risk of litigation.

Ayr may become party to litigation from time to time in the ordinary course of business which could adversely affect its business. Should any litigation in which Ayr becomes involved be determined against Ayr, such a decision could adversely affect Ayr’s ability to continue operating and the market price for the Subordinate Voting Shares. Even if Ayr is involved in litigation and wins, litigation can redirect significant company resources.

Ayr may be subject to risks related to the protection and enforcement of intellectual property rights, and may become subject to allegations that Ayr is in violation of intellectual property rights of third parties.

The ownership and protection of intellectual property rights may be a significant aspect of Ayr’s future success. Ayr may rely on trade secrets, technical know-how and proprietary information that are not protected by patents to maintain its competitive position. Ayr will try to protect such intellectual property by entering into confidentiality agreements with parties that have access to it, such as Ayr’s partners, collaborators, employees and consultants. Any of these parties may breach these agreements and we may not have adequate remedies for any specific breach. In addition, trade secrets and technical know-how, which are not protected by patents, may otherwise become known to or be independently developed by competitors, in which event Ayr could be materially adversely affected.

Unauthorized parties may attempt to replicate or otherwise obtain and use Ayr’s products, trade secrets, technical know-how and proprietary information. Policing the unauthorized use Ayr’s future intellectual property rights could be difficult, expensive, time-consuming and unpredictable, as may be enforcing these rights against unauthorized use by others. Identifying unauthorized use of intellectual property rights is difficult as Ayr may be unable to effectively monitor and evaluate the products being distributed by its competitors, including parties such as unlicensed dispensaries, and the processes used to produce such products. In addition, in any infringement proceeding, some or all of Ayr’s future trademarks, patents or other intellectual property rights or other proprietary know-how, or arrangements or agreements seeking to protect the same for the benefit of Ayr, may be found invalid, unenforceable, anti-competitive or not infringed. An adverse result in any litigation or defense proceedings could put one or more of Ayr’s future trademarks, patents or other intellectual property rights at risk of being invalidated or interpreted narrowly. Any or all of these events could result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

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In addition, other parties may claim that Ayr’s products infringe on their proprietary and perhaps patent-protected rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, legal fees, injunctions, temporary restraining orders and/or require the payment of damages. As well, Ayr may need to obtain licenses from third parties who allege that Ayr has infringed on their lawful rights. However, such licenses may not be available on terms acceptable to Ayr or at all. In addition, Ayr may not be able to obtain or utilize on terms that are favorable to it, or at all, licenses or other rights with respect to intellectual property that it does not own.

Ayr may be subject to risks related to information technology systems, including cyber-attacks.

Ayr’s operations may depend, in part, on how well it and its suppliers protect networks, equipment, information technology systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. Ayr’s operations may also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact Ayr’s reputation and results of operations. Ayr’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access may become a priority to ensure the ongoing success and security of the business. As cyber threats continue to evolve, Ayr may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Ayr may be subject to risks related to security breaches.

Given the nature of the Corporation’s product and its lack of legal availability outside of channels approved by the Government of the United States, as well as the concentration of inventory in its facilities, despite meeting or exceeding all legislative security requirements, there remains a risk of shrinkage as well as theft. A security breach at one of the Corporation’s facilities could expose Ayr to additional liability and to potentially costly litigation, increase expenses relating to the resolution and future prevention of these breaches and may deter potential patients from choosing Ayr’s products.

In addition, the Corporation collects and stores personal information about its patients and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly patient lists and preferences, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach would have a material adverse effect on Ayr’s business, financial condition and results of operations or prospects.

Ayr may be subject to risks related to high bonding and insurance coverage.

There is a risk that a greater number of State regulatory agencies will begin requiring entities engaged in certain aspects of the business or industry of legal marijuana to post a bond or significant fees when applying, for example, for a dispensary license or renewal as a guarantee of payment of sales and franchise tax. Ayr is not able to quantify at this time the potential scope for such bonds or fees in the States in which it currently or may in the future operate. Any bonds or fees of material amounts could have a negative impact on the ultimate success of Ayr’s business.

Ayr’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, accidents, labour disputes and changes in the regulatory environment. Such occurrences could result in damage to assets, personal injury or death, environmental damage, delays in operations, monetary losses and possible legal liability.

Although Ayr maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance does not cover all the potential risks associated with its operations. Ayr may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards encountered in the operations of Ayr is not generally available on acceptable terms. Ayr might also become subject to liability for pollution or other hazards which may not be insured against or which Ayr may elect not to insure against because of premium costs or other reasons. Losses from these events may cause Ayr to incur significant costs that could have a material adverse effect upon its business, results of operations, financial condition or prospects.

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Ayr may be subject to transportation risks.

Ayr’s business involves, both directly and indirectly, the production, sale and distribution of cannabis products. Due to the perishable nature of such products, Ayr depends on fast and efficient direct and third-party transportation services to distribute its product. Any prolonged disruption of third-party transportation services could have an adverse effect on Ayr. Rising costs associated with the third-party transportation services which will be used by Ayr to ship its proposed products may also adversely impact the business of Ayr.

Ayr’s share price may be vulnerable to rising energy costs.

Ayr’s business may involve, directly or indirectly, the production of cannabis products which will consume considerable energy, making Ayr vulnerable to rising energy costs. Rising or volatile energy costs may adversely impact the business of Ayr and its ability to operate profitably.

Ayr may be subject to risks inherent in an agricultural business.

Ayr’s business may involve, directly or indirectly, the growing of cannabis, which is an agricultural product. As such, the business may be subject to the risks inherent in the agricultural business, such as insects, plant diseases and similar agricultural risks. Even when grown indoors under climate-controlled conditions monitored by trained personnel, there can be no assurance that natural elements, such as insects and plant diseases, will not have a material adverse effect on the production of cannabis products and on Ayr’s business, financial condition, results of operations or prospects of Ayr.

Management of growth may prove to be difficult.

Ayr may be subject to growth-related risks including capacity constraints and pressure on its internal systems and controls. The ability of Ayr to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of Ayr to deal with this growth may result in a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Ayr may be subject to the risks of leverage.

Ayr anticipates utilizing leverage in connection with Ayr’s investments in the form of secured or unsecured indebtedness. Although Ayr will seek to use leverage in a manner it believes is prudent, such leverage will increase the exposure of an investment to adverse economic factors such as downturns in the economy or deterioration in the condition of the investment. If Ayr defaults on secured indebtedness, the lender may foreclose and Ayr could lose its entire investment in the security of such loan. If Ayr defaults on unsecured indebtedness, the terms of the loan may require Ayr to repay the principal amount of the loan and any interest accrued thereon in addition to heavy penalties that may be imposed. Because Ayr may engage in financings where several investments are cross-collateralized, multiple investments may be subject to the risk of loss. As a result, Ayr could lose its interest in performing investments in the event such investments are cross-collateralized with poorly performing or nonperforming investments.

In addition to leveraging Ayr’s investments, Ayr may borrow funds in its own name for various purposes, and may withhold or apply from distributions amounts necessary to repay such borrowings. The interest expense and such other costs incurred in connection with such borrowings may not be recovered by income from investments purchased by Ayr. If investments fail to cover the cost of such borrowings, the value of the investments held by Ayr would decrease faster than if there had been no such borrowings. Additionally, if the investments fail to perform to expectation, the interests of investors in Ayr could be subordinated to such leverage, which will compound any such adverse consequences.

Risks related to the difficulty of attracting and retaining personnel.

Ayr’s success depends to a significant degree upon its ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical personnel, sales and marketing personnel and skilled management could adversely affect Ayr’s business. If Ayr fails to attract, train and retain sufficient numbers of these highly qualified people, its prospects, business, financial condition and results of operations will be materially and adversely affected.

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Co-investment risk in terms of control over Ayr’s investments.

Ayr has co-invested and may continue to co-invest in one or more investments with certain strategic investors and/or other third parties through joint ventures or other entities, which parties in certain cases may have different interests or superior rights to those of Ayr. Although it is Ayr’s intent to retain control and other superior rights over Ayr’s investments, under certain circumstances it may be possible that Ayr relinquishes such rights over certain of its investments and, therefore, may have a limited ability to protect its position therein. In addition, even when Ayr does maintain a control position with respect to its investments, Ayr’s investments may be subject to typical risks associated with third-party involvement, including the possibility that a third-party may have financial difficulties resulting in a negative impact on such investment, may have economic or business interests or goals that are inconsistent with those of Ayr, or may be in a position to take (or block) action in a manner contrary to Ayr’s objectives. Ayr may also, in certain circumstances, be liable for the actions of its third-party partners or co-investors. Co-investments by third parties may or may not be on substantially the same terms and conditions as Ayr, and such different terms may be disadvantageous to Ayr.

Reliance on Management Services Agreements with subsidiaries and affiliates could adversely affect prospects and results.

Certain of Ayr’s subsidiaries and other affiliates are likely to engage in the medicinal cannabis business through Management Services Agreements entered into with State-licensed entities. Under such agreements, its subsidiaries and affiliates perform a number of services, including cultivation, growing and handling of marijuana plants, trimming, curing and packaging of dry flower, patient advisory, lab and scientific research services, consultation on regulatory issues and a variety of management functions and are required to obtain cannabis business support licenses. In exchange for providing these services, Ayr’s subsidiaries and affiliates receive management fees which are a key source of revenue. Payment of such fees is dependent on the continuing validity and enforceability of the relevant Management Services Agreements. If such agreements are found to be invalid or unenforceable, or are terminated by the counter-party, this could have a material adverse effect on the business, prospects, financial condition, and operating results. If ultimate approval of license transfers is not able to be obtained, this could have a material adverse effect on Ayr.

Liabilities arising from Ayr’s website accessibility.

Internet websites are visible by people everywhere, not just in jurisdictions where the activities described therein are considered legal. As a result, to the extent Ayr sells services or products via web-based links targeting only jurisdictions in which such sales or services are compliant with State law, Ayr may face legal action in other jurisdictions which are not the intended object of any of Ayr’s marketing efforts for engaging in any web-based activity that results in sales into such jurisdictions deemed illegal under applicable laws.

Ayr is subject to the costs of being a public company.

As a public issuer, Ayr is subject to the reporting requirements and rules and regulations under the applicable Canadian securities laws and rules of any stock exchange on which Ayr’s securities may be listed from time to time. Additional or new regulatory requirements may be adopted in the future. The requirements of existing and potential future rules and regulations will increase Ayr’s legal, accounting and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on its personnel, systems and resources, which could adversely affect its business and financial condition.

Certain remedies may be limited to Ayr.

Pursuant to its governing documents, Ayr and the shareholders of Ayr may be prevented from recovering damages for alleged errors or omissions made by the members of the Corporation’s board of directors and its officers. Ayr’s governing documents also provide that Ayr will, to the fullest extent permitted by law, indemnify members of the Corporation’s board of directors and its officers for certain liabilities incurred by them by virtue of their acts on behalf of Ayr.

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Ayr may have difficulty enforcing judgments and effecting service of process on directors and officers.

The directors and officers of Ayr reside outside of Canada. Some or all of the assets of such persons may be located outside of Canada. Therefore, it may not be possible for Ayr shareholders to collect or to enforce judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable Canadian securities laws against such persons. Moreover, it may not be possible for Ayr shareholders to effect service of process within Canada upon such persons.

Past performance is not indicative of future results.

The prior investment and operational performance of any of the Corporation’s businesses is not indicative of the future operating results of Ayr. There can be no assurance that the historical operating results achieved by any of the Corporation’s businesses or their affiliates will be achieved by Ayr, and Ayr’s performance may be materially different.

Financial projections may prove materially inaccurate or incorrect.

Any Ayr financial estimates, projections and other forward-looking information or statements included in this AIF were prepared by Ayr without the benefit of reliable historical industry information or other information customarily used in preparing such estimates, projections and other forward-looking information or statements. Such forward-looking information or statements are based on assumptions of future events that may or may not occur, which assumptions may not be disclosed in this AIF. Ayr shareholders should inquire of Ayr and become familiar with the assumptions underlying any estimates, projections or other forward-looking information or statements. Projections are inherently subject to varying degrees of uncertainty and their achievability depends on the timing and probability of a complex series of future events. There is no assurance that the assumptions upon which these projections are based will be realized. Actual results may differ materially from projected results for a number of reasons including increases in operation expenses, changes or shifts in regulatory rules, undiscovered and unanticipated adverse industry and economic conditions, and unanticipated competition. Accordingly, Ayr shareholders should not rely on any projections to indicate the actual results Ayr might achieve.

Ayr may not pay dividends.

Ayr does not anticipate paying any dividends on the Subordinate Voting Shares or the Multiple Voting Shares in the foreseeable future. Dividends paid by Ayr would be subject to tax and, potentially, withholdings. See “Dividends”.

Market and Economy Risks

Ayr may be vulnerable to currency exchange fluctuations.

Due to Ayr’s present operations in the United States, and its intention to continue future operations outside Canada, Ayr is expected to be exposed to significant currency fluctuations. Recent events in the global financial markets have been coupled with increased volatility in the currency markets. Currently, all of Ayr’s revenue is earned in US dollars. Fluctuations in the exchange rate between the US dollar and the Canadian dollar may have a material adverse effect on Ayr’s business, financial position or results of operations or prospects.

Ayr may be subject to market price volatility risks.

The market price of the Subordinate Voting Shares may be subject to wide fluctuations in response to many factors, including variations in the operating results of Ayr, divergence in financial results from analysts’ expectations, changes in earnings estimates by stock market analysts, changes in the business prospects for Ayr, general economic conditions, legislative changes, and other events and factors outside of Ayr’s control. In addition, stock markets have from time to time experienced extreme price and volume fluctuations, which, as well as general economic and political conditions, could adversely affect the market price for the Subordinate Voting Shares.

There may be restrictions on the market for the Subordinate Voting Shares.

Notwithstanding that the Subordinate Voting Shares are listed on the CSE (and excluding the Multiple Voting Shares which will not be listed securities), various regulatory regimes in the United States forbid the transfer of such Subordinate Voting Shares in quantities that exceed published thresholds without receiving advanced approval of the State regulators. Failure to obtain approval may result in Ayr’s licenses in that State being revoked.

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There is a limited market for the Subordinate Voting Shares.

Notwithstanding that the Subordinate Voting Shares are listed on the CSE (and excluding the Multiple Voting Shares which will not be listed securities), there can be no assurance that an active and liquid market for such Subordinate Voting Shares will develop or be maintained and an Ayr shareholder may find it difficult to resell any securities of Ayr.

Ayr may be subject to the risks posed by sales by existing Ayr shareholders.

Sales of a substantial number of Subordinate Voting Shares (and excluding the Multiple Voting Shares which will not be listed securities) in the public market could occur at any time by existing holders of such Subordinate Voting Shares. These sales, or the market perception that the holders of a large number of Subordinate Voting Shares intend to sell Subordinate Voting Shares, could reduce the market price of the Subordinate Voting Shares. If this occurs and continues, it could impair Ayr’s ability to raise additional capital through the sale of securities.

The cashless exercise feature of the Warrants could result in more volatile financial results.

The cashless exercise feature of the Warrants could result in more volatile financial results because with the Cashless Exercise feature, the Warrants are classified as a liability and are therefore recorded at fair value. Any fluctuations in the fair value of a Warrant would be reflected in income. See “Description of Share Capital – Warrants”.

Global financial conditions and the future economic shocks may impair Ayr’s financial condition.

Following the onset of the credit crisis in 2007-2008, global financial conditions were characterized by extreme volatility and several major financial institutions either went into bankruptcy or were rescued by governmental authorities. While global financial conditions subsequently stabilized, there remains considerable risk in the system given the extraordinary measures adopted by government authorities to achieve that stability. Global financial conditions could suddenly and rapidly destabilize in response to future economic shocks, as government authorities may have limited resources to respond to future crises.

Future economic shocks may be precipitated by a number of causes, including a rise in the price of oil, geopolitical instability and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact Ayr’s ability to obtain equity or debt financing in the future on terms favourable to Ayr. Additionally, any such occurrence could cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. Further, in such an event, Ayr’s operations and financial condition could be adversely impacted.

Furthermore, general market, political and economic conditions, including, for example, inflation, interest and currency exchange rates, structural changes in the cannabis industry, supply and demand for commodities, political developments, legislative or regulatory changes, social or labour unrest and stock market trends will affect Ayr’s operating environment and its operating costs, profit margins and share price. Any negative events in the global economy could have a material adverse effect on Ayr’s business, financial condition, results of operations or prospects.

Environmental Risks

Ayr may be subject to significant environmental regulations and risks.

Ayr’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors (or the equivalent thereof) and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect Ayr’s operations.

Government approvals and permits are currently, and may in the future, be required in connection with Ayr’s operations. To the extent such approvals are required and not obtained, Ayr may be curtailed or prohibited from its proposed production of medical marijuana or from proceeding with the development of its operations as currently proposed.

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Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Ayr may be required to compensate those suffering loss or damage by reason of its operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws, regulations and permits governing the production of medical marijuana, or more stringent implementation thereof, could have a material adverse impact on Ayr and cause increases in expenses, capital expenditures or production costs or reduction in levels of production or require abandonment or delays in development.

Ayr may be subject to unknown environmental risks.

There can be no assurance that Ayr will not encounter hazardous conditions at the facilities where it operates its businesses, such as asbestos or lead, in excess of expectations that may delay the development of its businesses. Upon encountering a hazardous condition, work at the facilities of Ayr may be suspended. The presence of other hazardous conditions may require significant expenditure of Ayr’s resources to correct the condition. Such conditions could have a material impact on the investment returns of Ayr.

Tax Risks

U.S. tax residence of Ayr.

Ayr, which is and will continue to be a Canadian corporation as of the date of this AIF, generally would be classified as a non-U.S. corporation (and, therefore, as a non-U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the United States Internal Revenue Code of 1986, as amended (the “Code”), however, contains rules that can cause a non-U.S. corporation to be taxed as a U.S. corporation for U.S. federal income tax purposes.

Ayr expects to be treated as a U.S. corporation for U.S. federal income tax purposes under section 7874 of the Code and expects to be subject to U.S. federal income tax on its worldwide income.

Ayr also expects, for Canadian tax purposes, to be treated as a Canadian resident company (as defined in the Income Tax Act (Canada), as amended from time to time, including the regulations thereunder (the “Tax Act”)) regardless of any application of section 7874 of the Code. As a result, Ayr will be subject to taxation both in Canada and the U.S., which could have a material adverse effect on its financial condition and results of operations.

Moreover, it is unlikely that Ayr will pay any dividends on the Subordinate Voting Shares in the foreseeable future, but any distributions paid by Ayr to a holder of Subordinate Voting Shares may be subject to U.S. withholding tax as well as any applicable Canadian withholding tax.

In particular, dividends received by shareholders who are residents of Canada for purpose of the Tax Act will be subject to U.S. withholding tax. Any such dividends may not qualify for a reduced rate of withholding tax under the Canada-United States tax treaty. In addition, a foreign tax credit or a deduction in respect of foreign taxes may not be available.

Dividends received by U.S. shareholders will not be subject to U.S. withholding tax but will be subject to Canadian withholding tax. Dividends paid by Ayr will be characterized as U.S. source income for purposes of the foreign tax credit rules under the Code. Accordingly, U.S. shareholders generally will not be able to claim a credit for any Canadian tax withheld unless, depending on the circumstances, they have an excess foreign tax credit limitation due to other foreign source income that is subject to a low or zero rate of foreign tax.

Dividends received by shareholders that are neither Canadian nor U.S. shareholders will be subject to U.S. withholding tax and will also be subject to Canadian withholding tax. These dividends may not qualify for a reduced rate of U.S. withholding tax under any income tax treaty otherwise applicable to a shareholder of Ayr, subject to examination of the relevant treaty. These dividends may however qualify for a reduced rate of Canadian withholding tax under any income tax treaty otherwise applicable to a shareholder of Ayr, subject to examination of the relevant treaty.

EACH SHAREHOLDER SHOULD SEEK TAX ADVICE, BASED ON SUCH SHAREHOLDER’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

Ayr will be subject to significant tax liabilities until the U.S. Internal Revenue Service (“IRS”) or Congress changes its position that most expenses of cannabis businesses are not permitted tax deductions under section 280E of the Code.

Section 280E of the Code prohibits businesses from deducting certain expenses associated with trafficking controlled substances (including cannabis) which are listed on Schedule I and II under the U.S. federal Substances Act. The IRS has invoked section 280E of the Code in tax audits against various cannabis businesses in the U.S. that are authorized under State laws, seeking substantial sums in tax liabilities, interest and penalties resulting from under payment of taxes due to the lack of deductibility of otherwise ordinary business expenses the deduction of which is prohibited by section 280E of the Code. Although the IRS issued a clarification allowing the deduction of certain expenses that can be categorized as cost of goods sold, the scope of such items is interpreted very narrowly and include the cost of seeds, plants and labor related to cultivation, while the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various U.S. administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of section 280E of the Code favorable to cannabis businesses. Ayr’s current financial plans include U.S. federal tax payable on gross revenue net only of the cost of seeds, plants and labor related to cultivation, rather than earnings before tax, which is typical in other jurisdictions.

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Tax risk related to controlled substances.

Section 280E of the Code, as amended prohibits businesses from deducting certain expenses associated with trafficking controlled substances (within the meaning of Schedule I and II of the Substances Act). The IRS has invoked section 280E of the Code in tax audits against various cannabis businesses in the U.S. that are permitted under applicable State laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various U.S. administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of section 280E of the Code favorable to cannabis businesses.

DIVIDENDS

The Corporation has not paid any cash dividends on its shares to date and does not anticipate paying any dividends in the foreseeable future. Subordinate Voting Shares and Multiple Voting Shares would be entitled to dividends on an equal per share basis, if, as and when declared by the board of directors of the Corporation (the “Board”).

DESCRIPTION OF SHARE CAPITAL

The Corporation is authorized to issue an unlimited number of Multiple Voting Shares and an unlimited number of Subordinate Voting Shares, each without nominal or par value. The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws.

The following description summarizes the material terms of Ayr’s share capital. This summary is not exhaustive and is qualified in its entirety by reference to Ayr’s articles, the warrant agency agreement dated December 21, 2017, between the Corporation and Odyssey, as the warrant agent (the “Warrant Agent”), as amended (the “Warrant Agreement”), and the rights agreement dated December 21, 2017 between the Corporation and Odyssey, as the rights agent (the “Rights Agent”), as amended (the “Rights Agreement”), each of which are filed on SEDAR at www.sedar.com.

As of June 30, 2020, the Corporation had the following securities outstanding:

Subordinate Voting Shares	15,880,793
Multiple Voting Shares	3,696,486
Exchangeable Shares	8,080,568
Warrants	16,060,858
Rights	1,564,648

Ayr Strategies Inc.	58	Annual Information Form

Subordinate Voting Shares

As of June 30, 2020, there were an aggregate of 15,880,793 Subordinate Voting Shares outstanding. The holders of Subordinate Voting Shares will be entitled to receive notice of and to attend all meetings of the shareholders of the Corporation, except a meeting at which the holders of a specific class are entitled to vote separately as a class under the BCBCA. The Subordinate Voting Shares will carry one vote per share. The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws.

In connection with any Change of Control Transaction (as defined below) requiring approval of the holders of Subordinate Voting Shares and Multiple Voting Shares under the BCBCA, the holders of Subordinate Voting Shares and Multiple Voting Shares shall be treated equally and identically, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of outstanding Subordinate Voting Shares or their proxyholders in respect of a resolution approving such Change of Control Transaction, voting separately as a class at a meeting of the holders of that class called and held for such purpose.

For purposes herein, a “Change of Control Transaction” means an amalgamation, arrangement, recapitalization, business combination or similar transaction of the Corporation, other than an amalgamation, arrangement, recapitalization, business combination or similar transaction that would result in (i) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the continuing entity or its direct or indirect parent) more than fifty percent (50%) of the total voting power of the voting securities of the Corporation, the continuing entity or its direct or indirect parent, and more than fifty percent (50%) of the total number of outstanding shares of the Corporation, the continuing entity or its direct or indirect parent, in each case as outstanding immediately after such transaction, and (ii) the shareholders of the Corporation immediately prior to the transaction owning voting securities of the Corporation, the continuing entity or its direct or indirect parent immediately following the transaction in substantially the same proportions (vis-a-vis each other) as such shareholders owned the voting securities of the Corporation immediately prior to the transaction (provided that in neither event shall the exercise of any exchangeable shares of a subsidiary of the Corporation that are exchangeable into shares of the Corporation be taken into account in such determination).

Notwithstanding the foregoing, the holders of Subordinate Voting Shares shall be entitled to vote as a separate class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of the Corporation’s articles which would: (i) adversely affect the rights or special rights of the holders of Subordinate Voting Shares (including an amendment to the terms of the Corporation’s articles which provide that any Multiple Voting Shares sold or transferred to a person that is not a Permitted Holder (as defined in the Corporation’s articles) shall be automatically converted into Subordinate Voting Shares); or (ii) affect the holders of the Subordinate Voting Shares and Multiple Voting Shares differently, on a per share basis; or (iii) create any class or series of shares ranking equal to or senior to the Subordinate Voting Shares; and in each case such alteration, repeal or amendment shall not be effective unless a resolution in respect thereof is approved by a majority of the votes cast by holders of outstanding Subordinate Voting Shares.

As long as any Subordinate Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution alter or amend the Corporation’s articles if the result would (i) prejudice or interfere with any right or special right attached to the Subordinate Voting Shares, or (ii) affect the rights or special rights of holders of the Subordinate Voting Shares or Multiple Voting Shares on a per share basis, as provided in the Corporation’s articles.

Holders of Subordinate Voting Shares shall be entitled to receive, as and when declared by the Board, dividends in cash or property of the Corporation. No dividend will be declared or paid on the Multiple Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on a per share basis) on the Subordinate Voting Shares. In the event of the payment of a dividend in the form of shares, holders of Subordinate Voting Shares shall receive Subordinate Voting Shares, unless otherwise determined by the Board.

Subdivision or Consolidation

No subdivision or consolidation of the Subordinate Voting Shares shall occur unless simultaneously, the Multiple Voting Shares are subdivided or consolidated or otherwise adjusted in the same manner so as to maintain and preserve the relative rights of the holders of each of the said classes.

Ayr Strategies Inc.	59	Annual Information Form

In the case of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or a distribution of assets of the Corporation for the purposes of a dissolution or winding-up of the Corporation, the holders of Subordinate Voting Shares are entitled to receive the Corporation’s remaining property and are entitled to share equally, on a share for share basis, with all holders of Multiple Voting Shares and other holders of the Subordinate Voting Shares in all distributions of such assets.

The holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of shares, or bonds, debentures or other securities of the Corporation now or in the future.

If an offer is made to purchase the Multiple Voting Shares and such offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which the Multiple Shares that are subject to the offer are then listed, to be made to all or substantially all the holders of such Multiple Voting Shares in a given province of Canada to which these requirements apply (assuming that the offeree was a resident in Ontario), each Subordinate Voting Share shall become convertible, at the option of the holder, on a one-for-one basis, into Multiple Voting Shares that are subject to the offer, at any time while such offer is in effect until the date prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to such offer. The conversion right may only be exercised in respect of Subordinate Voting Shares for the purpose of depositing the resulting Multiple Voting Shares pursuant to the offer, and for no other reason, including with respect to voting rights attached thereto, which are deemed to remain subject to the provisions concerning voting rights for Subordinate Voting Shares, notwithstanding their conversion. The transfer agent is required to deposit the resulting Multiple Voting Shares pursuant to such offer on behalf of such holder.

Should the applicable Multiple Voting Shares issued upon such conversion and tendered in response to such offer be withdrawn by the Corporation’s shareholders or not taken up by the offeror, or should the offer be abandoned or withdrawn, then each Multiple Voting Share resulting from such conversion shall be automatically reconverted, without any further act on the part of the Corporation or on the part of the holder, into one Subordinate Voting Share.

Multiple Voting Shares

As of June 30, 2020, there were an aggregate of 3,696,486 Multiple Voting Shares outstanding. The holders of Multiple Voting Shares shall be entitled to receive notice of and to attend any meeting of shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. The Multiple Voting Shares carry 25 votes per share (subject in the case of Mercer, to the terms of a voting agreement with the Corporation dated as of June 26, 2019, which may be found on Ayr’s profile on SEDAR at www.sedar.com).

In connection with any Change of Control Transaction requiring approval of the holders of Subordinate Voting Shares and Multiple Voting Shares under the BCBCA, holders of the Subordinate Voting Shares and Multiple Voting Shares shall be treated equally and identically, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of outstanding Multiple Voting Shares or their proxyholders in respect of a resolution approving such Change of Control Transaction, voting separately as a class at a meeting of the holders of that class called and held for such purpose.

As long as any Multiple Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Multiple Voting Shares by separate special resolution alter or amend the Corporation’s articles if the result would (i) prejudice or interfere with any right or special right attached to the Multiple Voting Shares, or (ii) affect the rights or special rights of holders of the Subordinate Voting Shares or Multiple Voting Shares on a per share basis, as provided in the Corporation’s articles.

Holders of Multiple Voting Shares shall be entitled to receive, as and when declared by the board of directors, dividends in cash or property of the Corporation. No dividend will be declared or paid on the Subordinate Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on a per share basis) on the Multiple Voting Shares. In the event of the payment of a dividend in the form of shares, holders of Multiple Voting Shares shall receive Multiple Voting Shares, unless otherwise determined by the Board.

No subdivision or consolidation of the Multiple Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares are subdivided or consolidated or otherwise adjusted so as to maintain and preserve the relative rights of the holders of each of the said classes.

Ayr Strategies Inc.	60	Annual Information Form

In the case of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or a distribution of assets of the Corporation for the purposes of a dissolution or winding-up of the Corporation, the holders of Multiple Voting Shares are entitled to receive the Corporation’s remaining property and are entitled to share equally, on a share for share basis, with all holders of Subordinate Voting Shares and the other Multiple Voting Shares, in all distributions of such assets.

The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of shares, or bonds, debentures or other securities of the Corporation now or in the future.

At the holder’s option, the Multiple Voting Shares will be convertible, on a one-for-one basis, into Subordinate Voting Shares. In addition, the Multiple Voting Shares will be automatically converted, without further act or formality, into Subordinate Voting Shares on the earliest of (i) the fifth anniversary of May 24, 2019, (ii) the date on which such Multiple Voting Shares are held or controlled by a person who is not a Permitted Holder (as defined in the Corporation’s articles) under the Corporation’s articles, and (iii) the date on which the aggregate number of Multiple Voting Shares issued and outstanding represents less than one-third of the number of Multiple Voting Shares issued and outstanding at the close of business on the first date of issuance, being May 24, 2019.

The Multiple Voting Shares are subject to coattail provisions, as set forth in the Corporation’s articles.

Warrants

As of June 30, 2020, there were an aggregate of 16,060,858 Warrants outstanding. Each Warrant is exercisable to purchase one Subordinate Voting Share at a price of C$11.50 per share, subject to the following adjustments. The Warrant Agreement provides that the exercise price and number of Subordinate Voting Shares issuable on exercise of the Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend or a recapitalization, reorganization, merger or consolidation. The Warrants will not, however, be adjusted for issuances of Subordinate Voting Share at a price below their exercise price. Once the Warrants become exercisable, Ayr may accelerate the expiry date of the outstanding Warrants (excluding the Founders’ Warrants but only to the extent still held by Mercer at the date of public announcement of such acceleration and not transferred prior to the accelerated expiry date, due to the anticipated knowledge by Mercer of material undisclosed information which could limit their flexibility) by providing 30 days’ notice if, and only if, the closing share price of the Subordinate Voting Shares equals or exceeds C$18.00 per Subordinate Voting Share (as adjusted for stock splits or combinations, stock dividends, extraordinary dividends, reorganizations and recapitalizations and the like) for any 20 trading days within a 30-trading day period, in which case the expiry date shall be the date which is 30 days following the date on which such notice if provided.

The exercise of the Warrants by any holder in the United States, or that is a U.S. Person (as such term is defined in Regulation S of the United States Securities Act of 1933 (the “U.S. Securities Act”)), may only be effected in compliance with an exemption from the registration requirements of the U.S. Securities Act and applicable State “blue sky” securities laws.

At the election of the holder, the Warrants may be exercised through cashless exercise. A cashless exercise permits the holder, in lieu of making a cash payment on exercise, to instead elect to surrender its Warrants and receive the number of Subordinate Voting Shares that is equal to the quotient obtained by multiplying (i) the number of Subordinate Voting Shares for which the Warrant is being exercised by (ii) the difference between (A) the volume weighted average price of the Subordinate Voting Shares on the Exchange for the 20 trading days immediately prior to (but not including) the date of exercise of the Warrant and (B) the exercise price in effect on the date immediately prior to (but not including) the date of exercise of the Warrant, and dividing such product by the volume weighted average price of the Subordinate Voting Shares on the Exchange for the 20 trading days immediately prior to (but not including) the date of exercise.

Pursuant to the “early” exercise rights granted to holders of the Warrants, each whole Warrant was exercisable from July 15, 2019 to July 26, 2019 (the “Early Exercise Period”), on a one-for-one basis, into Subordinate Voting Shares, at an exercise price of C$11.50 per Subordinate Voting Share (subject to adjustment and penalties in certain circumstances), and for which the Corporation agreed to pay a commitment fee of C$0.50, which was set off against payment of the applicable exercise price, resulting in a net payment of C$11.00 required to exercise a Warrant during the Early Exercise Period. Cashless exercises were not available for exercises during the Early Exercise Period.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of acceleration of the expiry date. On and after the accelerated expiry date, a record holder of a Warrant will have no further rights. Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares to be issued to the Warrant holder.

Ayr Strategies Inc.	61	Annual Information Form

The Warrant holders do not have the rights or privileges of holders of shares and any voting rights until they exercise their Warrants and receive corresponding Subordinate Voting Shares. After the issuance of corresponding Subordinate Voting Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. On the exercise of any Warrant, the Warrant exercise price will be C$11.50, subject to adjustments.

The Warrant Agent shall, on receipt of a written request of the Corporation or holders of not less than 25% of the aggregate number of Warrants then outstanding, convene a meeting of holders of Warrants upon at least 21 calendar days’ written notice to holders of Warrants. Every such meeting shall be held in Toronto, Ontario or at such other place as may be approved or determined by the Warrant Agent. A quorum at meetings of holders or Warrants shall be two persons present in person or represented by proxy holding or representing more than 20% of the aggregate number of Warrants then outstanding.

From time to time, the Corporation and the Warrant Agent, without the consent of the holders of Warrants, may amend or supplement the Warrant Agreement for certain purposes including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Warrants. Any amendment or supplement to the Warrant Agreement that adversely affects the interests of the holders of Warrants may only be made by an “extraordinary resolution”, which is defined in the Warrant Agreement as a resolution either (i) passed at a meeting of the holders of Warrants by the affirmative vote of holders of Warrants representing not less than two-thirds of the aggregate number of the then outstanding Warrants represented at the meeting and voted on such resolution, or (ii) adopted by an instrument in writing signed by the holders of Warrants representing not less than two-thirds of the aggregate number of the then outstanding Warrants.

The Warrants will expire at 5:00 p.m. (Toronto time) on the day that is five years after the completion of the Qualifying Transaction (being May 24, 2024) or may expire earlier if the expiry date is accelerated, as described above.

Rights

As of June 30, 2020, there were an aggregate of 1,564,648 Rights outstanding. Each Right entitles the holder to receive one-tenth (1/10) of a Subordinate Voting Share. In order to effect such a conversion, the holder of any Right must surrender to the Rights Agent certificates or electronic positions representing the Rights held by the holder, together with a duly completed conversion form in form and manner satisfactory to the Rights Agent pursuant to the terms of the Rights Agreement. Any Right that has not been converted within two years after the completion of the Qualifying Transaction (being May 24, 2021) shall be null and void.

Rights will only be converted for a whole number of shares. No fractional shares will be issued upon conversion of the Rights. If, upon conversion of the Rights, a holder would be entitled to receive a fractional interest in a share, the Corporation will, upon conversion, round down to the nearest whole number of shares to be issued to the Right holder. As a result, holders must hold Rights in multiples of 10 in order to receive Subordinate Voting Shares for all of his, her or its Rights. The Rights do not possess any redemption or distribution rights.

The Rights Agreement provide that the number of Subordinate Voting Shares issuable on conversion of the Rights may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend, recapitalization, reorganization, merger or consolidation. The Rights Agreement also provides the mechanism pursuant to which holders of Rights, including beneficial holders of Rights held through CDS Clearing and Depositary Services Inc., or its nominee, may convert his, her or its Rights.

The Right holders do not have the rights or privileges of holders of shares or any voting rights until the Rights are converted in accordance with the terms of the Rights Agreement and such holders receive corresponding Subordinate Voting Shares. After the issuance of the corresponding Subordinate Voting Shares upon conversion of the Rights, each holder is expected to be entitled to one vote for each Subordinate Voting Share held of record on all matters to be voted on by shareholders.

The Rights Agent shall, on receipt of a written request of the Corporation or holders of not less than 25% of the aggregate number of Rights then outstanding, convene a meeting of holders of Rights upon at least 21 calendar days’ written notice to holders of Rights. Every such meeting shall be held in Toronto, Ontario or at such other place as may be approved or determined by the Rights Agent. A quorum at meetings of holders or Rights shall be two persons present in person or represented by proxy holding or representing more than 20% of the aggregate number of Rights then outstanding.

Ayr Strategies Inc.	62	Annual Information Form

From time to time, the Corporation and the Rights Agent, without the consent of the holders of Rights, may amend or supplement the Rights Agreement for certain purposes including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Rights. Any amendment or supplement to the Rights Agreement that adversely affects the interests of the holders of Rights may only be made by an “extraordinary resolution”, which is defined in the Rights Agreement as a resolution either (i) passed at a meeting of the holders of Rights by the affirmative vote of holders of Rights representing not less than two-thirds of the aggregate number of the then outstanding Rights represented at the meeting and voted on such resolution, or (ii) adopted by an instrument in writing signed by the holders of Rights representing not less than two-thirds of the aggregate number of the then outstanding Rights.

Rights may only be converted by U.S. Persons who are Qualified Institutional Buyers (as defined in Rule 144A of the U.S. Securities Act) or accredited investors or where the Corporation has otherwise availed itself of an exemption from registration under the U.S. Securities Act.

Coattail Agreement

Under applicable Canadian law, an offer to purchase Multiple Voting Shares would not necessarily require that an offer be made to purchase Subordinate Voting Shares. In accordance with the rules applicable to most senior issuers in Canada, in the event of a take-over bid, the holders of Subordinate Voting Shares would be entitled to participate on an equal footing with holders of Multiple Voting Shares. In connection with the Qualifying Transaction, the owners of all the outstanding Multiple Voting Shares entered into a customary coattail agreement with Ayr and Odyssey, as trustee (the “Coattail Agreement”). The Coattail Agreement contains provisions customary for dual-class listed corporations designed to prevent transactions that otherwise would deprive the holders of Subordinate Voting Shares of rights under applicable provincial take-over bid legislation to which they would have been entitled if the Multiple Voting Shares had been Subordinate Voting Shares. The undertakings in the Coattail Agreement would not apply to prevent a sale by any holder of Multiple Voting Shares if concurrently an offer is made to purchase Subordinate Voting Shares that:

(a)	offers a price per Subordinate Voting Share in the same form of consideration and at least as high as the highest price per share paid pursuant to the take-over bid for the Multiple Voting Shares (on an as-converted basis to Subordinate Voting Shares);

(b)	provides that the percentage of outstanding Subordinate Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of Multiple Voting Shares to be sold (exclusive of Multiple Voting Shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror);

(c)	as no condition attached other than the right not to take up and pay for Subordinate Voting Shares or Multiple Voting Shares tendered if no shares are purchased pursuant to the offer for Multiple Voting Shares; and

(d)	is in all other material respects identical to the offer for Multiple Voting Shares.

In addition, the terms of the Coattail Agreement do not prevent the transfer of Multiple Voting Shares by a holder to certain permitted holders, including without limitation, the Founders and persons controlled by them. The conversion of Multiple Voting Shares into Subordinate Voting Shares would not constitute a disposition of Multiple Voting Shares for the purposes of the Coattail Agreement.

Under the Coattail Agreement, any disposition of Multiple Voting shares (including a transfer to a pledgee as security) by a holder of Multiple Voting Shares party to the agreement would be conditional upon the transferee or pledgee abiding by the terms of the Coattail Agreement. The Coattail Agreement contain provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the Subordinate Voting Shares, which obligation is conditional on Ayr or holders of the Subordinate Voting Shares providing such funds and indemnity as the trustee may require. No holder of Subordinate Voting Shares would have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Subordinate Voting Shares, and reasonable funds and indemnity have been provided to the trustee. Ayr agrees to pay the reasonable costs of any action that may be taken in good faith by holders of Subordinate Voting Shares, as the case may be, pursuant to the Coattail Agreement.

Ayr Strategies Inc.	63	Annual Information Form

The Coattail Agreement may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained:

(e)	the consent of the applicable securities regulatory authority in Canada; and

(f)	the approval of at least 66 2/3% of the votes cast by holders of Subordinate Voting Shares, excluding votes attached to Subordinate Voting Shares, if any, held by the holders of Multiple Voting Shares, their affiliates and any persons who have an agreement to purchase Multiple Voting Shares on terms which would constitute a sale or disposition for purposes of the Coattail Agreement other than as permitted thereby.

No provision of the Coattail Agreement would limit the rights of any holders of Subordinate Voting Shares under applicable law.

MARKET FOR SECURITIES

TRADING PRICE AND VOLUME

As of June 30, 2020, the closing price of the Subordinate Voting Shares on the CSE was C$10.00, the closing price of the Warrants on the CSE was C$2.22, and the closing price of the Rights on the CSE was C$1.20. As of September 29, 2020, the closing price of the Subordinate Voting Shares on the CSE was C$16.80, the closing price of the Warrants on the CSE was C$5.49, and the closing price of the Rights on the CSE was C$1.50.

Following the close of business on January 31, 2018 until the close of business of August 16, 2019, the Warrants and the Rights traded on the Neo Exchange Inc. (“Neo Exchange”) under the symbols “CSA.WT” and “CSA.RT”, respectively. As of May 24, 2019 until the close of business of August 16, 2019, the Subordinate Voting Shares traded on the Neo Exchange. Effective August 19, 2019, the Subordinate Voting Shares, Warrants and Rights commenced trading on the Exchange under the symbols “AYR.A”, “AYR.WT” and “AYR.RT”, respectively. The Multiple Voting Shares are not listed.

Subordinate Voting Shares

The following table sets forth information relating to the price range and volume traded for the Subordinate Voting Shares (AYR.A) on a monthly basis for each month in the fiscal period ended December 31, 2019 in which the Subordinate Voting Shares were listed for trading (following the Qualifying Transaction), and for each completed month to date in the fiscal year 2020:

Month	High Price (C$)	Low Price (C$)	Traded Volume
Up to September 29, 2020	$17.90	$15.90	552,173
August 2020	$17.58	$12.10	770,662
July 2020	$12.76	$9.76	492,476
June 2020	$11.70	$9.10	831,652
May 2020	$12.46	$7.32	530,268
April 2020	$9.00	$6.75	749,550
March 2020	$12.40	$4.98	834,872

Ayr Strategies Inc.	64	Annual Information Form

Month	High Price (C$)	Low Price (C$)	Traded Volume
February 2020	$13.22	$8.57	446,844
January 2020	$14.45	$10.93	456,618
December 2019	$12.47	$10.60	729,390
November 2019	$12.99	$10.10	645,037
October 2019	$12.90	$10.85	659,719
September 2019	$14.75	$10.00	1,008,509
August 2019	$17.26	$13.23	564,528
July 2019	$19.68	$11.82	1,216,803
June 2019	$22.50	$18.04	529,122
May 2019	$27.00	$17.00	2,597,241
April 2019	$26.65	$20.10	2,286,492
March 2019	$21.48	$18.50	1,768,113
February 2019	$20.11	$15.25	1,659,284
January 2019	$16.28	$14.09	785,339

Warrants

The following table sets forth information relating to the price range and volume traded for the Warrants (AYR.WT) on a monthly basis for each month in the fiscal period ended December 31, 2019 in which the Warrants were listed for trading, and for each completed month to date in the fiscal year 2020:

Month	High Price (C$)	Low Price (C$)	Traded Volume
Up to September 29, 2020	$6.19	$4.90	634,820
August 2020	$6.00	$3.75	1,182,821
July 2020	$4.00	$2.12	330,471
June 2020	$2.69	$2.00	199,557
May 2020	$2.90	$1.55	797,970
April 2020	$2.00	$1.35	184,819
March 2020	$2.90	$1.53	261,145
February 2020	$3.15	$2.43	147,646

Ayr Strategies Inc.	65	Annual Information Form

Month	High Price (C$)	Low Price (C$)	Traded Volume
January 2020	$4.00	$2.52	214,215
December 2019	$3.00	$2.00	150,515
November 2019	$3.50	$2.70	54,662
October 2019	$3.74	$2.43	420,594
September 2019	$4.25	$2.40	118,496
August 2019	$5.60	$3.30	376,775
July 2019	$7.42	$2.50	441,587
June 2019	$10.24	$6.49	214,669
May 2019	$14.50	$7.50	805,675
April 2019	$12.99	$8.45	1,157,925
March 2019	$9.25	$6.53	620,308
February 2019	$7.99	$4.65	1,082,441
January 2019	$5.00	$3.25	834,560

Rights

The following table sets forth information relating to the price range and volume traded for the Rights (AYR.WT) on a monthly basis for each month in the fiscal period ended December 31, 2019 in which the Warrants were listed for trading, and for each completed month to date in the fiscal year 2020:

Month	High Price (C$)	Low Price (C$)	Traded Volume
Up to September 29, 2020	$1.60	$1.00	2,900
August 2020	$1.45	$1.45	5,000
July 2020	$1.20	$0.90	39,817
June 2020	$0.80	$0.80	50
May 2020	$1.20	$0.70	125,118
April 2020	$0.70	$0.46	57,900
March 2020	$1.19	$0.69	111,103
February 2020	$0.70	$0.70	2,710
January 2020	$0.70	$0.12	2,500

Ayr Strategies Inc.	66	Annual Information Form

Month	High Price (C$)	Low Price (C$)	Traded Volume
December 2019	N/A	N/A	N/A
November 2019	N/A	N/A	N/A
October 2019	N/A	N/A	10
September 2019	$1.41	$0.10	101,090
August 2019	$1.29	$1.29	100
July 2019	$1.75	$1.70	11,100
June 2019	$2.25	$1.46	268,440
May 2019	$2.59	$1.80	1,542,201
April 2019	$2.40	$1.81	2,017,194
March 2019	$2.38	$1.79	1,748,050
February 2019	$2.00	$1.31	2,159,832
January 2019	$1.65	$1.23	7,399,108

SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

None of the Multiple Voting Shares, Subordinate Voting Shares, Warrants or Rights are subject to a contractual restriction on transfer. Certain of the Exchangeable Shares are subject to contractual transfer restrictions.

DIRECTORS AND OFFICERS

Names, Occupations and Security Holdings

The names and municipality of residence of the directors of the Board, their position with the Corporation, their principal occupation, the date upon which they became a director of the Corporation and the number of voting or other securities beneficially owned by each of them, or over which control or direction is exercised by each of them as of June 30, 2020, are as follows:

Name and Place of Residence	Position Held in the Corporation	Principal Occupation(1)	Director Since	Holdings (Security, Number, Percentage of Class)
Jonathan Sandelman New York, NY	Chief Executive Officer, Chairman, Director and Corporate Secretary(2)(3)	Chief Executive Officer, Mercer Park, L.P.	September 25, 2017	Subordinate Voting Shares	Nil	N/A
				Multiple Voting Shares	3,677,626(4)	99.49%
				Warrants	2,884,058(4) 10,000(5)	18.02%
				Rights	262,188(4)	16.76%

Ayr Strategies Inc.	67	Annual Information Form

Name and Place of Residence	Position Held in the Corporation	Principal Occupation(1)	Director Since	Holdings (Seurity, Number, Percentage of Class)
Mark Smith(6) Edwards, Colorado	Director and Executive Vice Chairman	Chief Executive Officer, Green Cross Colorado, Green Cross Nevada and Tumbleweed Companies	September 25, 2017	Subordinate Voting Shares	449,369(7)	2.83%
				Multiple Voting Shares	Nil	N/A
				Warrants	Nil	N/A
				Rights	Nil	N/A
Charles Miles Brooklyn, NY	Director(2)(3)	Consultant, Recapture Partners(8)	September 25, 2017	Subordinate Voting Shares	45,000(9)	0.28%
				Multiple Voting Shares	9,430	0.26%
				Warrants	Nil	N/A
				Rights	Nil	N/A
Chris R. Burggraeve New York, NY	Director(2)(3)	Founder, Chief Executive Officer, Vicomte LLC	December 17, 2018	Subordinate Voting Shares	6,000(10)	0.04%
				Multiple Voting Shares	Nil	N/A
				Warrants	Nil	N/A
				Rights	Nil	N/A
Steve Menzies Las Vegas, NV	Director	Manager, Focus Plumbing LLC	May 24, 2019	Subordinate Voting Shares	500(11)	0.003%
				Multiple Voting Shares	Nil	N/A
				Warrants	Nil	N/A
				Rights	Nil	N/A
Louis F. Karger Needham MA	Director	Manager, Founder and owner of Panther Properties Management LLC and Panther Residential Management LLC	May 24, 2019	Subordinate Voting Shares	16,742(12)	0.11%
				Multiple Voting Shares	Nil	N/A
				Warrants	Nil	N/A
				Rights	Nil	N/A

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Name and Place of Residence	Position Held in the Corporation	Principal Occupation(1)	Director Since	Holdings (Security, Number, Percentage of Class)
Glenn Isaacson New York, NY	Director	Vice Chairman of Cushman & Wakefield (Manhattan)	August 25, 2020	Subordinate Voting Shares	101,539	0.64%
				Multiple Voting Shares	Nil	N/A
				Warrants	Nil	N/A
				Rights	Nil	N/A

Notes:

(1)	Each director has been at their principal occupation for at least five years unless otherwise specified herein.

(2)	Member of the Compensation, Nominating and Corporate Governance Committee.

(3)	Member of the Audit Committee.

(4)	Jonathan Sandelman beneficially owns such securities of Ayr, as Mercer is a limited partnership of which Mercer Park CB GP, LLC is the general partner, and which is indirectly controlled by Jonathan Sandelman.

(5)	Owned directly by Jonathan Sandelman. Jonathan Sandelman also directly owns 850,250 Exchangeable Shares.

(6)	Mark Smith owns a minority interest in Mercer.

(7)	Mark Smith directly owns 65 limited partnership units.

(8)	Charles Miles previously worked at Bloomberg LLP as an equity option trader, and prior to his tenure at Bloomberg, Charles co-founded Claris Capital Management and served as Chief Information Officer.

(9)	Charles Miles directly owns 2,750 Exchangeable Shares.

(10)	Chris Burggraeve directly owns 2,750 Exchangeable Shares.

(11)	Steve Menzies directly owns 2,238,807 Exchangeable Shares.

(12)	Louis Karger also indirectly owns 332,809 Exchangeable Shares held through Green Partners Investor LLC and Green Partners Sponsor I, LLC.

The following table sets forth the names, residency and office of the non-director officers of the Corporation.

Name and Place of Residence	Position Held in the Corporation	Principal Occupation(1)	Officer Since	Holdings
Brad Asher New York, NY	Chief Financial Officer	Chief Financial Officer of Ayr	November 14, 2019	Subordinate Voting Shares	Nil(3)	N/A
				Multiple Voting Shares	Nil	N/A
				Warrants	Nil	N/A
				Rights	Nil	N/A
Jennifer Drake New York, NY	Chief Operating Officer(2)	Chief Operating Officer of Ayr	May 24, 2019	Subordinate Voting Shares	10,000(4)	0.06%
				Multiple Voting Shares	Nil	N/A
				Warrants	Nil	N/A
				Rights	Nil	N/A

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Name and Place of Residence	Position Held in the Corporation	Principal Occupation(1)	Officer Since	Holdings
Jamie Mendola San Francisco, CA	Head of Strategy and M&A	Director at Monaker Group from June 2019 to Present	May 24, 2019	Subordinate Voting Shares	28,850(5)	0.18%
				Multiple Voting Shares	Nil	N/A
				Warrants	Nil	N/A
				Rights	Nil	N/A
Jason Griffith New York, NY	Chief Integration Officer	Chief Integration Officer of Ayr	November 15, 2019	Subordinate Voting Shares	Nil(6)	N/A
				Multiple Voting Shares	Nil	N/A
				Warrants	Nil	N/A
				Rights	Nil	N/A

Notes:

(1)	Each officer has been at their principal occupation for at least five years unless otherwise specified herein.
(2)	Jennifer Drake acted as Chief Financial Officer, on an interim basis, from June 28, 2019 to November 14, 2019.
(3)	Brad Asher directly owns 125,000 Exchangeable Shares.
(4)	Jennifer Drake also directly owns 1,700,750 Exchangeable Shares.
(5)	Jamie Mendola also directly owns 637,800 Exchangeable Shares.
(6)	Jason Griffith directly owns 425,000 Exchangeable Shares.

Shareholdings of Directors and Executive Officers

As of June 30, 2020, as a group (including director appointments subsequent to June 30, 2020), the directors and executive officers beneficially own, or control or direct, directly or indirectly (i) 658,000 Subordinate Voting Shares, representing 4.14% of such class of securities (and 2.38% of the total number of Subordinate Voting Shares, Multiple Voting Shares and Exchangeable Shares), (ii) 3,687,056 Multiple Voting Shares, representing 99.74% of such class of securities (and 13.33% of the total number of Subordinate Voting Shares, Multiple Voting Shares and Exchangeable Shares), and (iii) 3,427,366 Exchangeable Shares, representing 42.41% of such class of securities (and 12.39% of the total number of Subordinate Voting Shares, Multiple Voting Shares and Exchangeable Shares).

Jonathan Sandelman holds the position of Chief Executive Officer of the parent company of Mercer and therefore may through such role have significant influence over the shares of the Corporation owned by Mercer.

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the knowledge of the Corporation and based upon information provided by the directors and executive officers, none of the Corporation’s directors and executive officers is, or within ten years prior to the date hereof has been, a director, chief executive officer or chief financial officer of any company (including the Corporation) that (i) was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer, or (ii) was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

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To the knowledge of the Corporation and based upon information provided by the directors and executive officers, none of the Corporation’s directors and executive officers is, or (i) within ten years prior to the date hereof has been, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or (ii) has, within ten years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer.

To the knowledge of the Corporation and based upon information provided by the directors, except for the following, none of the Corporation’s directors and executive officers has (a) been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority, or (b) been subject to any penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

On February 17, 2017, a purported shareholder of SITO Mobile Ltd. (“SITO”) commenced a class action against SITO and certain former officers and directors, in the United States District Court for the District of New Jersey, alleging violations of the Securities Exchange Act of 1934 and SEC regulations promulgated thereunder. On June 22, 2017, after being appointed lead plaintiffs, Red Oak Fund, L.P. and certain affiliated funds filed an amended complaint adding defendant Jonathan Sandelman, along with the other directors and officers who signed the registration statement and supplement for the September 16, 2016 offering of SITO stock, alleging violations of the Securities Exchange Act of 1934 and SEC regulations promulgated thereunder, and the U.S. Securities Act, claiming that the registration statement and prospectus failed to contain certain material facts about SITO’s business, and that other statements made between August 15, 2016 and January 2, 2017, were materially false or misleading. On September 1, 2017, defendants moved to dismiss the amended complaint. That motion is pending. Discovery has not commenced and no trial date is set in this action.

Conflicts of Interest and Interests of Management and Others in Material Transactions

To the best of the Corporation’s knowledge, other than as disclosed below and elsewhere in this AIF, there are no known existing or potential material conflicts of interest among the Corporation or a subsidiary of the Corporation and a director or officer of the Corporation or a subsidiary of the Corporation as a result of their outside business interests except that: (i) certain of the Corporation’s or its subsidiaries’ directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Corporation and their duties as a director or officer of such other companies, and (ii) certain of the Corporation’s or its subsidiaries’ directors and officers have portfolio investments consisting of minority stakes in businesses that may compete directly or indirectly with the Corporation or act as a customer of, or supplier to, the Corporation. The BCBCA requires, among other things, that the directors and executive officers of Ayr act honestly and in good faith with a view to the best interest of Ayr, to disclose any personal interest which they may have in any material contract or transaction which is proposed to be entered into with Ayr and, in the case of directors, to abstain from voting as a director for the approval of any such contract or transaction. To the extent that conflicts of interest arise, such conflicts are required to be resolved in accordance with the provisions of the BCBCA.

Certain of the directors of the Corporation are formerly vendors of certain of the businesses comprising the Corporation’s Qualifying Transaction, namely Louis Karger for Sira, Steve Menzies for LivFree and Mark Smith for Cannapunch, and so while it is possible that a dispute may arise pursuant to the respective Definitive Agreement, there are no current material disputes or claims.

Pursuant to the strategic opportunities agreement entered into among Ayr, Mercer Park Brand Acquisition Corp. (a special purpose acquisition corporation with a sponsor that is an affiliate of Mercer, for which Jonathan Sandelman is an officer and director and Louis Karger is an officer) and Mercer Park, L.P. (the parent of Mercer), regarding the allocation of corporate opportunities, the parties thereto granted rights of first refusal in an established order to the parties thereto for certain corporate opportunities involving businesses with a value, in the opinion of Mercer, of more than $20 million, that are in alignment with either Mercer Park Brand Acquisition Corp.’s priority business focus (being cannabis-related brands, trade marks and/or service marks and ancillary businesses) or Ayr’s priority business focus (being cultivation, manufacturing, wholesale, retail operations and/or licenses in respect of cannabis, not mainly attributable to brand value). For greater certainty, the rights of first refusal are not intended to apply to: (i) acquisition opportunities with respect to businesses with a value, in the opinion of Mercer, of less than $20 million; or (ii) acquisition opportunities in respect of non-controlling interests.

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PROMOTER

Mercer was considered a promoter of Ayr within the meaning of applicable securities legislation at the time of the Offering and at the time of the Final QT Prospectus.

As of June 30, 2020, Mercer owns, of record and beneficially, (1) 3,677,626 Multiple Voting Shares (comprised of 1 Multiple Voting Share (formerly, a Class B Share) issued on September 25, 2017 in connection with Ayr’s incorporation and initial organization, 3,415,437 Multiple Voting Shares (formerly, Class B Shares which were automatically exchanged into Multiple Voting Shares in connection with the Qualifying Transaction) and the 262,188 Multiple Voting Shares (formerly, Class B Shares) forming part of the 262,188 Class B Units), representing approximately 18.79% of Ayr’s issued and outstanding shares, (2) 2,884,058 Warrants (comprised of 2,621,870 Warrants issued to Mercer (referred to previously as “Founders’ Warrants”) and the 262,188 Warrants forming part of the 262,188 Class B Units), representing approximately 17.96% of Ayr’s issued and outstanding Warrants, and (3) 262,188 Rights (forming part of the 262,188 Class B Units), representing approximately 16.76% of Ayr’s issued and outstanding Rights.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Ayr is not party to any material legal proceedings or regulatory actions nor, to its knowledge, are any such material proceedings or actions contemplated by or against us.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Ayr’s auditors are MNP LLP, having an address at 111 Richmond Street West, Suite 300, Toronto, Ontario, Canada, M5H 2G4. Such firm is independent of the Corporation within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario (registered name of The Institute of Chartered Accountants of Ontario).

Odyssey Trust Company (“Odyssey”), at its principal offices in Toronto, Ontario, is the transfer agent and registrar for the Corporation’s Subordinate Voting Shares and the Multiple Voting Shares.

Odyssey, at its principal offices in Toronto, Ontario, is the Warrant Agent for the Corporation’s Warrants under the Warrant Agreement and is the Rights Agent for the Corporation’s Rights under the Rights Agreement.

MATERIAL CONTRACTS

As of December 31, 2019, the following are the material contracts of Ayr, other than contracts entered into in the ordinary course of business:

(a)	the Warrant Agreement;

(b)	the Rights Agreement;

(c)	the Definitive Agreements;

(d)	the Exchange Rights Agreements;

(e)	the Management Services Agreements; and

(f)	the Operations Agreement.

To the extent that cannabis-related licenses could also be considered to be material contracts, see the licenses listed under “Description of the Business - Licenses”.

The Corporation has no leases representing over 10% of its revenues, to the extent that such contracts would be considered to be material contracts entered into outside of the ordinary course of business for the purposes of this AIF.

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Copies of these agreements are available for inspection at our offices, during ordinary business hours and will be available on SEDAR at www.sedar.com.

Copies of the above material are available on Ayr’s SEDAR profile at www.sedar.com.

INTERESTS OF EXPERTS

The financial statements for the fiscal period ended December 31, 2019 have been audited by MNP LLP, the Corporation’s auditors, who are independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario (registered name of The Institute of Chartered Accountants of Ontario).

As at the date hereof, none of the partners or associates of MNP LLP beneficially own, directly or indirectly, any of our securities.

AUDIT COMMITTEE

AUDIT COMMITTEE CHARTER

The Board has adopted a written charter (the “Charter of the Audit Committee”) for the audit committee of the Corporation (the “Audit Committee”), which sets out the Audit Committee’s responsibility in reviewing and approving the financial statements of the Corporation and public disclosure documents containing financial information and reporting on such review to the Board, ensuring that adequate procedures are in place for the reviewing of the Corporation’s public disclosure documents that contain financial information, overseeing the work and reviewing the independence of the external auditors. The text of the Charter of the Audit Committee that has been adopted is attached to this AIF as Appendix A.

COMPOSITION OF AUDIT COMMITTEE

The Audit Committee is composed of a minimum of three directors, each of whom is financially literate within the meaning of National Instrument 52-110 – Audit Committees. As at June 30, 2020, the Audit Committee was composed of:

Jonathan Sandelman (as Chair)

Charles Miles

Chris R. Burggraeve

EXTERNAL AUDITOR SERVICE FEES

During the fiscal periods ended December 31, 2019, and December 31, 2018, the Corporation paid the following fees to the Corporation’s external auditors, MNP LLP, for the following fee categories:

Fee Category	Fiscal Period 2019 ($)	Fiscal Period 2018 ($)
Audit Fees	$425,000	$23,500
Audit-Related Fees	$105,000	$7,500
Tax Services Fees	N/A	$1,750
Other Fees	N/A	N/A
TOTAL	$530,000	$32,750

Audit Fees

Audit fees include all fees paid to the Corporation’s external auditors for the audit of the Corporation’s financial statements.

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Audit-Related Fees

Audit-related fees include all fees paid to the Corporation’s external auditors for audit-related services including the review of the Corporation’s interim financial statements, preparation and/or review of certain filings with Canadian securities regulators, including comfort and consent letters, and accounting consultations on matters addressed during the audit and interim reviews.

Tax Services Fees

Tax services fees include all fees paid to the Corporation’s external auditors for tax-related advice including tax return preparation and/or review and tax planning advice.

All Other Fees

Other fees include fees for products and services provided by the Corporation’s auditors other than the services included in “Audit Fees”, “Audit-Related Fees” and “Tax Services Fees”.

ADDITIONAL INFORMATION

Additional information with respect to the Corporation is provided in the Corporation’s audited financial statements and notes to the audited financial statements and the Corporation’s management’s discussion & analysis for the fiscal period ended December 31, 2019 and for the three and six months ended June 30, 2020. Additional information with respect to the Corporation, including certain of its directors’ and officers’ remuneration, and securities authorized for issuance under the Corporation’s equity incentive plan, is contained in the Corporation’s Form 51-102F6 – Statement of Executive Compensation for the financial year ended December 31, 2019. These documents as well as additional information relating to the Corporation are available on SEDAR at www.sedar.com.

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APPENDIX A

AUDIT COMMITTEE CHARTER

Section 1          PURPOSE

The audit committee (the “Audit Committee”) is a committee of the board of directors (the “Board”) of Ayr Strategies Inc. (the “Corporation”). The primary function of the Audit Committee is to assist the directors of the Corporation in fulfilling their applicable roles by:

(a)	recommending to the Board the appointment and compensation of the Corporation’s external auditor;

(b)	overseeing the work of the external auditor, including the resolution of disagreements between the external auditor and management;

(c)	pre-approving all non-audit services (or delegating such pre-approval if and to the extent permitted by law) to be provided to the Corporation by the Corporation’s external auditor;

(d)	satisfying themselves that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information, other than those described in (g) below, extracted or derived from its financial statements, including periodically assessing the adequacy of such procedures;

(e)	establishing procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters, and for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

(f)	reviewing and approving any proposed hiring of current or former partner or employee of the current and former auditor of the Corporation; and

(g)	reviewing and approving the annual and interim financial statements, related Management Discussion and Analysis (“MD&A”) and other financial information provided by the Corporation to any governmental body or the public.

The Audit Committee should primarily fulfill these roles by carrying out the activities enumerated in this Charter. However, it is not the duty of the Audit Committee to prepare financial statements, to plan or conduct internal or external audits, to determine that the financial statements are complete and accurate and are in accordance with Canadian generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Corporation’s internal policies, procedures and controls, as these are the responsibility of management, and in certain cases, the external auditor.

Section 2          LIMITATIONS ON AUDIT COMMITTEE’S DUTIES

In contributing to the Audit Committee’s discharge of its duties under this Charter, each member of the Audit Committee shall be obliged only to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Nothing in this Charter is intended to be, or may be construed as, imposing on any members of the Audit Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which the directors are subject.

Members of the Audit Committee are entitled to rely, absent actual knowledge to the contrary, on (i) the integrity of the persons and organizations from whom they receive information, (ii) the accuracy and completeness of the information provided, (iii) representations made by management as to the non-audit services provided to the Corporation by the external auditor, (iv) financial statements of the Corporation represented to them by a member of management or in a written report of the external auditors to present fairly the financial position of the Corporation in accordance with generally accepted accounting principles, and (v) any report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by any such person.

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Section 3          COMPOSITION AND MEETINGS

The Audit Committee should be comprised of not less than three directors as determined by the Board, all of whom should be “financially literate” within the meaning of NI 52-110 – Audit Committees (“52-110”) of the Canadian Securities Administrators. The Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. In the event the Corporation ceases to be a venture issuer, the Audit Committee should comply with the independence requirements set forth in NI 52-110.

The members of the Audit Committee shall be elected by the Board on an annual basis or until their successors shall be duly appointed. Unless a Chair of the Audit Committee (the “Chair”) is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

In addition, the Audit Committee members should meet all of the requirements for members of audit committees as defined from time to time under applicable legislation and the rules of any stock exchange on which the Corporation’s securities are listed or traded.

The Audit Committee should meet at least four times annually, or more frequently as circumstances require. The Audit Committee should meet within forty-five (45) days following the end of the first three financial quarters to review and discuss the unaudited financial results for the preceding quarter and the related MD&A, and should meet within 90 days following the end of the fiscal year end to review and discuss the audited financial results for the preceding quarter and year and the related MD&A.

The Audit Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. For purposes of performing their duties, members of the Audit Committee shall have full access to all corporate information and any other information deemed appropriate by them, and shall be permitted to discuss such information and any other matters relating to the financial position of the Corporation with senior employees, officers and the external auditor of the Corporation, and others as they consider appropriate.

For greater certainty, management is indirectly accountable to the Audit Committee and is responsible for the timeliness and integrity of the financial reporting and information presented to the Board.

In order to foster open communication, the Audit Committee or its Chair should meet at least annually with management and the external auditor in separate sessions to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Audit Committee or its Chair should meet with management quarterly in connection with the Corporation’s interim financial statements.

A quorum for the transaction of business at any meeting of the Audit Committee shall be a majority of the number of members of the Audit Committee or such greater number as the Audit Committee shall by resolution determine.

Meetings of the Audit Committee shall be held from time to time and at such place as any member of the Audit Committee shall determine upon 48 hours’ notice to each of its members. The notice period may be waived by all members of the Audit Committee. Each of the Chair of the Board, the external auditor, the Chief Executive Officer, the Chief Financial Officer or the Secretary shall be entitled to request that any member of the Audit Committee call a meeting.

This Charter is subject in all respects to the Corporation’s articles of incorporation and by-laws from time to time.

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Section 4          ROLE

As part of its function in assisting the Board in fulfilling its oversight role (and without limiting the generality of the Audit Committee’s role), the Audit Committee should:

(1)	Determine any desired agenda items;

(2)	Review and recommend to the Board changes to this Charter, as considered appropriate from time to time;

(3)	Review the public disclosure regarding the Audit Committee required by 52-110;

(4)	Review and seek to ensure that disclosure controls and procedures and internal control over financial reporting frameworks are operational and functional;

(5)	Summarize in the Corporation’s annual information form the Audit Committee’s composition and activities, as required;

(6)	Submit the minutes of all meetings of the Audit Committee to the Board upon request;

Documents / Reports Review

(7)	Review and recommend to the Board for approval the Corporation’s annual and interim financial statements, including any certification, report, opinion, undertaking or review rendered by the external auditor and the related MD&A, as well as such other financial information of the Corporation provided to the public or any governmental body as the Audit Committee or the Board require;

(8)	Review other financial information provided to any governmental body or the public as they see fit;

(9)	Review, recommend and approve any of the Corporation’s press releases that contain financial information;

(10)	Seek to satisfy itself and ensure that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements and related MD&A and periodically assess the adequacy of those procedures;

External Auditor

(11)	Recommend to the Board the selection of the external auditor, considering independence and effectiveness, and review the fees and other compensation to be paid to the external auditor;

(12)	Review and seek to ensure that all financial information provided to the public or any governmental body, as required, provides for the fair presentation of the Corporation’s financial condition, financial performance and cash flow;

(13)	Instruct the external auditor that its ultimate client is not management and that it is required to report directly to the Audit Committee, and not management;

(14)	Monitor the relationship between management and the external auditor including reviewing any management letters or other reports of the external auditor and discussing any material differences of opinion between management and the external auditor;

(15)	Review and discuss, on an annual basis, with the external auditor all significant relationships it has with the Corporation to determine the external auditor’s independence;

(16)	Pre-approve all non-audit services (or delegate such pre-approval, as the Audit Committee may determine and as permitted by applicable Canadian securities laws) to be provided by the external auditor;

(17)	Review the performance of the external auditor and any proposed discharge of the external auditor when circumstances warrant;

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(18)	Periodically consult with the external auditor out of the presence of management about significant risks or exposures, internal controls and other steps that management has taken to control such risks, and the fullness and accuracy of the financial statements, including the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper;

(19)	Communicate directly with the external auditor and arrange for the external auditor to be available to the Audit Committee and the full Board as needed;

(20)	Review and approve any proposed hiring by the Corporation of current or former partners or employees of the current (and any former) external auditor of the Corporation;

Audit Process

(21)	Review the scope, plan and results of the external auditor’s audit and reviews, including the auditor’s engagement letter, the post-audit management letter, if any, and the form of the audit report. The Audit Committee may authorize the external auditor to perform supplemental reviews, audits or other work as deemed desirable;

(22)	Following completion of the annual audit and quarterly reviews, review separately with each of management and the external auditor any significant changes to planned procedures, any difficulties encountered during the course of the audit and, if applicable, reviews, including any restrictions on the scope of work or access to required information and the cooperation that the external auditor received during the course of the audit and, if applicable, reviews;

(23)	Review any significant disagreements among management and the external auditor in connection with the preparation of the financial statements;

(24)	Where there are significant unsettled issues between management and the external auditor that do not affect the audited financial statements, the Audit Committee shall seek to ensure that there is an agreed course of action leading to the resolution of such matters;

Financial Reporting Processes

(25)	Review the integrity of the financial reporting processes, both internal and external, in consultation with the external auditor as they see fit;

(26)	Consider the external auditor’s judgments about the quality, transparency and appropriateness, not just the acceptability, of the Corporation’s accounting principles and financial disclosure practices, as applied in its financial reporting, including the degree of aggressiveness or conservatism of its accounting principles and underlying estimates, and whether those principles are common practices or are minority practices;

(27)	Review all material balance sheet issues, material contingent obligations (including those associated with material acquisitions or dispositions) and material related party transactions;

(28)	Review with management and the external auditor the Corporation’s accounting policies and any changes that are proposed to be made thereto, including all critical accounting policies and practices used, any alternative treatments of financial information that have been discussed with management, the ramification of their use and the external auditor’s preferred treatment and any other material communications with management with respect thereto;

(29)	Review the disclosure and impact of contingencies and the reasonableness of the provisions, reserves and estimates that may have a material impact on financial reporting;

(30)	If considered appropriate, establish separate systems of reporting to the Audit Committee by each of management and the external auditor;

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(31)	Periodically consider the need for an internal audit function, if not present;

Risk Management

(32)	Review program of risk assessment and steps taken to address significant risks or exposures of all types, including insurance coverage and tax compliance;

General

(33)	With prior Board approval, the Audit Committee may at its discretion retain independent counsel, accountants and other professionals to assist it in the conduct of its activities and to set and pay (as an expense of the Corporation) the compensation for any such advisors;

(34)	Respond to requests by the Board with respect to the functions and activities that the Board requests the Audit Committee to perform.

(35)	Periodically review this Charter and, if the Audit Committee deems appropriate, recommend to the Board changes to this Charter;

(36)	Review the public disclosure regarding the Audit Committee required from time to time by applicable Canadian securities laws, including:

(i)	the Charter of the Audit Committee;

(ii)	the composition of the Audit Committee;

(iii)	the relevant education and experience of each member of the Audit Committee;

(iv)	the external auditor services and fees; and

(v)	such other matters as the Corporation is required to disclose concerning the Audit Committee;

(37)	Review in advance, and approve, the hiring and appointment of the Corporation’s senior financial executives by the Corporation, if any; and

(38)	Perform any other activities as the Audit Committee deems necessary or appropriate including ensuring all regulatory documents are compiled to meet Committee reporting obligations under 52-110.

Section 5           AUDIT COMMITTEE COMPLAINT PROCEDURES

Submitting a Complaint

(39)	Anyone may submit a complaint regarding conduct by the Corporation or its employees or agents (including its independent auditors) reasonably believed to involve questionable accounting, internal accounting controls or auditing matters. The Chair should oversee treatment of such complaints.

Procedures

(40)	The Chair will be responsible for the receipt and administration of employee complaints.

(41)	In order to preserve anonymity when submitting a complaint regarding questionable accounting or auditing matters, the employee may submit a complaint confidentially.

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Investigation

(42)	The Chair should review and investigate the complaint. Corrective action will be taken when and as warranted in the Chair’s discretion.

Confidentiality

(43)	The identity of the complainant and the details of the investigation should be kept confidential throughout the investigatory process.

Records and Report

(44)	The Chair should maintain a log of complaints, tracking their receipt, investigation, findings and resolution, and should prepare a summary report for the Audit Committee.

The Audit Committee is a committee of the Board and is not and shall not be deemed to be an agent of the Corporation’s securityholders for any purpose whatsoever. The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to securityholders of the Corporation or other liability whatsoever.

Ayr Strategies Inc.	A-6	Annual Information Form